    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996



                                                      REGISTRATION NO. 333-12273

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.

                 (Name of small business issuer in its charter)

           DELAWARE                          3721                  95-4257380
  (State or Jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)     Identification
                                                                    Number)

                                3060 AIRPORT WAY
                          LONG BEACH, CALIFORNIA 90806
                                 (310)988-2088
(Address and telephone number of principal executive offices and principal place of business)

                CARL L. CHEN, CHAIRMAN OF THE BOARD OF DIRECTORS
                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                                3060 AIRPORT WAY
                          LONG BEACH, CALIFORNIA 90806
                                 (310) 988-2088

           (Name, address and telephone number of agent for service)
                            ------------------------

                                   COPIES TO:

        OTTO E. SORENSEN, ESQ.                   SHELDON E. MISHER, ESQ.
       RICHARD C. TURNER, ESQ.                    ALISON S. NEWMAN, ESQ.
LUCE, FORWARD, HAMILTON & SCRIPPS LLP      BACHNER, TALLY, POLEVOY & MISHER LLP
    600 WEST BROADWAY, SUITE 2600                   380 MADISON AVENUE
     SAN DIEGO, CALIFORNIA 92101              NEW YORK, NEW YORK 10017-2590
            (619) 236-1414                            (212) 687-7000
         (619) 232-8311 (FAX)                      (212) 682-5729 (FAX)

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                        (CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(CONTINUED FROM PREVIOUS PAGE)


                      CALCULATION OF REGISTRATION FEE (1)



                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED      PER SECURITY(2)      OFFERING PRICE     REGISTRATION FEE
Units, each consisting of one share of
  Class A Common Stock, $.0001 par
  value, one Class A Warrant and one
  Class B Warrant(3)                        1,150,000             $5.00             $5,750,000            $1,742
units, each consisting of one share of
  Class A Common Stock, $.0001 par
  value, and one Class B Warrant(4)         1,150,000             $6.50             $7,475,000            $2,265
Class A Common Stock, $.0001 par
  value(5)                                  2,300,000             $8.75            $20,125,000            $6,098
Unit Purchase Option(6)                      100,000              $.001                $100                 --
Units, each consisting of one share of
  Class A Common Stock, $.0001 par
  value, one Class A Warrant and one
  Class B Warrant(7)                         100,000              $6.50              $650,000              $273
units, each consisting of one share of
  Class A Common Stock, $.0001 par
  value, and one Class B Warrant(8)          100,000              $6.50              $650,000              $197
Class A Common Stock, $.0001 par
  value(9)                                   200,000              $8.75             $1,750,000             $530
Total                                                                                                    $11,105



 (1) Table does not include securities previously registered and fees previously paid pursuant to the Company's Registration Statement on Form SB-2 filed with the Commission on September 19, 1996.



 (2) Estimated solely for purposes of calculating the registration fee.



 (3) Includes 900,000 units subject to the Underwriter's over-allotment option.



 (4) Issuable upon exercise of the Class A Warrants.



 (5) Issuable upon exercise of the Class B Warrants.



 (6) To be issued to the Underwriter.



 (7) Issuable upon exercise of the Unit Purchase Option.



 (8) Issuable upon exercise of the Class A Warrants underlying the Unit Purchase Option.



 (9) Issuable upon exercise of the Class B Warrants underlying the Unit Purchase Option.

                            ------------------------

    PURSUANT TO RULE 416, THERE ARE ALSO BEING REGISTERED SUCH ADDITIONAL SHARES AND WARRANTS AS MAY BECOME ISSUABLE PURSUANT TO ANTI-DILUTION PROVISIONS UPON THE EXERCISE OF THE CLASS A WARRANTS, THE CLASS B WARRANTS AND THE UNIT PURCHASE OPTION.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE


    This Registration Statement covers the registration of (i) up to 6,900,000 units ("Units"), including Units to be issued to cover over-allotments, if any, each Unit consisting of one share of Class A Common Stock, $.0001 par value ("Common Stock"), of Advanced Aerodynamics & Structures, Inc., a Delaware corporation (the "Company"), one redeemable Class A Warrant ("Class A Warrant") and one redeemable Class B Warrant ("Class B Warrant"), for sale by the Company in an underwritten public offering and (ii) an additional 3,500,000 Class A Warrants (the "Selling Securityholders' Class A Warrants"), for sale by the holders thereof (the "Selling Securityholders"), 3,500,000 Class B Warrants (the "Selling Securityholders' Class B Warrants") underlying the Selling Securityholders' Class A Warrants and 7,000,000 shares of Class A Common Stock (the "Selling Securityholders' Stock") underlying the Selling Securityholders' Class A Warrants and the Selling Securityholders' Class B Warrants, all for resale from time to time by the Selling Securityholders subject to the contractual restriction that the Selling Securityholders may not sell the Selling Securityholders' Class A Warrants for specified periods after the closing of the underwritten offering. The Selling Securityholders' Class A Warrants, the Selling Securityholders' Class B Warrants and the Selling Securityholders' Stock are sometimes collectively referred to herein as the "Selling Securityholders' Securities."


    The complete Prospectus relating to the underwritten offering follows immediately after this Explanatory Note. Following the Prospectus for the underwritten offering are pages of the Prospectus relating solely to the Selling Securityholders' Securities, including alternative front and back cover pages and sections entitled "Concurrent Public Offering," "Plan of Distribution" and "Selling Securityholders" to be used in lieu of the sections entitled "Concurrent Offering" and "Underwriting" in the Prospectus relating to the underwritten offering. Certain sections of the Prospectus for the underwritten offering, such as "Use of Proceeds" and "Dilution," will not be used in the Prospectus relating to the Selling Securityholders' Securities.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996


PROSPECTUS


                                6,000,000 UNITS
                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
            CONSISTING OF 6,000,000 SHARES OF CLASS A COMMON STOCK,
6,000,000 REDEEMABLE CLASS A WARRANTS AND 6,000,000 REDEEMABLE CLASS B WARRANTS


    Each unit ("Unit") offered by Advanced Aerodynamics & Structures, Inc. (the "Company") consists of one share of Class A Common Stock, $.0001 par value (the "Class A Common Stock"), one redeemable Class A Warrant (the "Class A Warrant") and one redeemable Class B Warrant (the "Class B Warrant"). The Class A Warrants and Class B Warrants (collectively, the "Warrants") will be transferable separately immediately upon issuance. Each Class A Warrant entitles the holder to purchase one share of Class A Common Stock and one Class B Warrant at an exercise price of $6.50, subject to adjustment, until the fifth anniversary of the date of this Prospectus. Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $8.75, subject to adjustment, until the fifth anniversary of the date of this Prospectus. The Class A Warrants and the Class B Warrants are subject to redemption, commencing one year from the date of this Prospectus, by the Company at a price of $.05 per Warrant on 30 days written notice if the closing bid price of the Class A Common Stock for 30 consecutive trading days ending within 15 days of the notice of redemption of the Warrants averages in excess of $12.00 per share with respect to the Class A Warrants and $15.00 per share with respect to the Class B Warrants (subject to adjustment in each case). See "Description of Securities."


    The Class A Common Stock is one of four classes of the Company's Common Stock (which are collectively referred to herein as the "Common Stock"). The various classes of the Company's Common Stock are essentially identical, except that the Class B Common Stock, $.0001 par value per share (the "Class B Common Stock"), and the Class E-1 Common Stock, $.0001 par value per share (the "Class E-1 Common Stock"), and the Class E-2 Common Stock, $.0001 par value per share (the "Class E-2 Common Stock") have five votes per share and the Class A Common Stock has one vote per share on all matters upon which stockholders may vote. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder and automatically upon the sale or transfer thereof commencing 13 months after the date of this Prospectus. Upon completion of this offering (the "Offering"), the holders of Class B Common Stock and Class E-1 Common Stock and Class E-2 Common Stock (collectively, the "Class E Common Stock") will control approximately 85% of the total voting power of the Company and will therefore be able to elect all of the Company's directors and control the Company. See "Description of Securities--Common Stock."


    Prior to the Offering, there has been no public market for the Units, the Common Stock, or the Warrants, and there can be no assurance that such a market will develop after the completion of the Offering. The Company has filed an application to list the Class A Common Stock, the Class A Warrants and the Class B Warrants on the Nasdaq National Market and the Units on the Nasdaq SmallCap Market. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. FOR INFORMATION CONCERNING A SECURITIES AND EXCHANGE COMMISSION INVESTIGATION RELATING TO D.H. BLAIR INVESTMENT BANKING CORP. (THE "UNDERWRITER"), SEE "RISK FACTORS" AND "UNDERWRITING."

    The registration statement of which this Prospectus is a part also covers the offering for resale by certain securityholders (the "Selling Securityholders") of 3,500,000 Class A Warrants (the "Selling Securityholders' Class A Warrants"), 3,500,000 Class B Warrants (the "Selling Securityholders' Class B Warrants") underlying the Selling Securityholders' Class A Warrants and 7,000,000 shares of Class A Common Stock issuable upon the exercise of the Selling Securityholders' Class A and Class B Warrants. See "Concurrent Securities Offering." The Selling Securityholders' Class A Warrants and the securities underlying such warrants are sometimes collectively referred to in this Prospectus as the "Selling Securityholders' Securities." The Company will not receive any of the proceeds from the sale of the Selling Securityholders' Securities. The Selling Securityholders' Class A Warrants are issuable upon the closing of the Offering to the Selling Securityholders upon the automatic conversion of 3,500,000 bridge warrants (the "Bridge Warrants") acquired by them in the Company's private placement completed in August 1996 (the "Bridge Financing"). The Selling Securityholders have agreed with the Company not to sell the Selling Securityholders' Class A Warrants for at least 90 days after the closing of the Offering and have agreed to sell only certain specified percentages of such warrants during the period from 91 to 270 days after such closing. In addition, the Selling Securityholders have agreed not to exercise the Selling Securityholders' Class A Warrants for one year after the closing of the Offering. See "Concurrent Securities Offering." Sales of any of the Selling Securityholders' Securities, or even the potential of such sales at any time, may have an adverse effect on the market prices of the securities offered hereby. Unless the context otherwise requires, all references to the Warrants shall include the Selling Securityholders' Warrants.
                         ------------------------------


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 8 AND "DILUTION."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                                       UNDERWRITING DISCOUNTS       PROCEEDS TO
                                  PRICE TO PUBLIC       AND COMMISSIONS (1)         COMPANY (2)
Per Unit.....................          $5.00                   $0.30                   $4.70
Total (3)....................       $30,000,000              $1,800,000             $28,200,000


                                                   (FOOTNOTES ON FOLLOWING PAGE)

    The Units are offered by the Underwriter on a "firm commitment" basis when, as and if delivered to and accepted by the Underwriter, and subject to withdrawal or cancellation of the offer without notice and to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the Common Stock and Warrants comprising the Units will be made at the offices of D.H. Blair
Investment Banking Corp., New York, New York, on or about              , 1996.
                         ------------------------------

                      D.H. BLAIR INVESTMENT BANKING CORP.

              The date of this Prospectus is              , 1996.

(CONTINUED FROM PREVIOUS PAGE)


(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $900,000 or $0.15 per Unit ($1,035,000 if the over-allotment option is exercised in full) and
    (ii) an option to purchase up to 600,000 Units at an exercise price of $6.50 per Unit, exercisable over a period of two years commencing three years from the date of this Prospectus (the "Unit Purchase Option"). In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting estimated expenses of the Offering of approximately $1,784,035 ($1,919,035 if the over-allotment is exercised) payable by the Company, including the Underwriter's non-accountable expense allowance.



(3) The Company has granted to the Underwriter a 30-day option to purchase up to 900,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be increased to $34,500,000, $2,070,000 and $32,430,000, respectively. See "Underwriting."


PHOTOGRAPH DESCRIPTIONS AND CAPTIONS


1.  Top left side corner: Color photo of employee looking into autoclave.
    Caption: Nitrogen Pressurized Autoclave (30ft long by 10ft diameter) to process graphite composite fuselage and components.



2. Second from Top--Left side. Color photo of employees laying up fuselage half prior to autoclave processing. Caption: Graphite Composite lay up of JETCRUZER-TM- 450 test aircraft fuselage prior to Autoclave processing.



3. Third from Top--Left side. Color photo with employees showing final stages of mating wings and fuselage. Caption: Assembly of JETCRUZER-TM- 450 test aircraft graphite composite fuselage with metal wings.



4. Bottom--Left side corner--Drawing of JETCRUZER-TM- 500 showing top, front and six place seating. Caption: JETCRUZER-TM- 500 Propjet--Top, Front and passenger seating views.


5.  Upper Right Side Corner: AASI Aircraft Logo
    Caption: AASI AIRCRAFT


6. Center Large Main Photo--Color photograph of the JETCRUZER-TM- 450 in flight.
    Caption: FAA Certified--JETCRUZER-TM- 450
    THE COMPANY INTENDS TO MODIFY THE MODEL 450 TO PRODUCE AND SELL THE MODEL
    500. SEE "BUSINESS--PROPOSED AIRCRAFT."


    THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS AND HOLDERS OF WARRANTS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT AUDITORS.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA (INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (A) ASSUMES NO EXERCISE OF (I) THE UNDERWRITER'S OVER-ALLOTMENT OPTION, (II) THE WARRANTS, (III) THE UNDERWRITER'S UNIT PURCHASE OPTION, (IV) THE SELLING SECURITYHOLDERS' WARRANTS, OR (V) OPTIONS GRANTED OR AVAILABLE FOR GRANT UNDER THE COMPANY'S 1996 STOCK OPTION PLAN (THE "OPTION PLAN") AND (B) GIVES EFFECT TO THE CONVERSION, WHICH WILL OCCUR UPON THE CLOSING OF THE OFFERING, OF THE BRIDGE WARRANTS INTO THE SELLING SECURITYHOLDERS' WARRANTS. ALL SHARE, PER SHARE AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS REFLECTS THE REINCORPORATION AND RECAPITALIZATION OF THE COMPANY EFFECTED IN JULY 1996. SEE "--THE RECAPITALIZATION," "CAPITALIZATION," "MANAGEMENT--STOCK OPTION PLAN" AND "DESCRIPTION OF SECURITIES."

                                  THE COMPANY

    The Company is a development stage company organized to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. The Company has obtained a type certificate ("Type Certificate") from the United States Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine propjet aircraft powered by a Pratt & Whitney engine (the "JETCRUZER 450"). The Company intends to modify the JETCRUZER-TM-450 to develop a six-seat (including pilot), pressurized version of such aircraft for commercial sale (the "JETCRUZER 500") which, the Company anticipates, will takeoff and land in less than 1,000 feet, be able to fly at approximately 30,000 feet above sea level, and have a high cruise speed of approximately 350 mph and a range of approximately 1,600 miles.


    Development of the JETCRUZER 450 began in 1990 and continued through the issuance of the Type Certificate in 1994. Although the Company received preliminary written indications of interest to purchase the aircraft, the Company has decided that it will not pursue commercialization of the JETCRUZER 450 in part because the Type Certificate is subject to certain limitations which the Company believes reduce the aircraft's commercial viability. Instead, the Company has decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale.



    The amendment to the Type Certificate will incorporate certain design changes and modifications required to improve the performance and capabilities of the aircraft and to remove a number of the limitations imposed on the Type Certificate. The Company currently anticipates that it will obtain an amendment to its Type Certificate during the approximately 18 to 24 months following the Offering and obtain a production certificate and commence commercial production of the JETCRUZER 500 soon thereafter. There can be no assurance, however, that obtaining such an amendment and a production certificate will not take longer than anticipated, that the Company will not be required to obtain a new type certificate for the aircraft, that the Company will be successful in obtaining the necessary type or production certifications, or that the Company will not experience unforeseen expense or delay in certifying and commercializing the JETCRUZER 500. See "Business--Government Regulation."


    The Company's proposed aircraft are based on a canard wing design in which a smaller wing is installed in front of the aircraft's main wing. The Company believes that this design provides for improved safety margins, including increased lift, spin resistance and a lower stall speed, and increased ride comfort as compared to more conventional aircraft designs. The engine and propeller of the Company's aircraft are located at the rear of the fuselage, thus providing the passengers with a quieter ride. In addition, the Company's aircraft are designed to incorporate lightweight graphite composite in the fuselage and aluminum in the main wings, which, when combined with the canard wing, will, in the Company's opinion, enhance the performance of the aircraft by increasing cruising distance and fuel efficiency and thereby lowering operating expenses.

    The Company's objective is to become a market leader in the sale of small business aircraft. To achieve this objective, the Company intends to focus on the performance, efficiency and safety of its proposed aircraft. The Company's strategy is to capitalize on a perceived current lack of relatively low-priced, high-performance aircraft by developing, certifying, manufacturing and marketing aircraft which outperform competitive aircraft at a reduced cost. Additionally, the Company intends to expend substantial resources on a worldwide sales and marketing program to position itself with potential customers.

    The Company believes that the market for its proposed aircraft will consist primarily of foreign and domestic corporations, as well as, to a lesser extent, private individuals and governmental entities. The Company intends to develop direct marketing programs to target potential customers and to market its aircraft through in-house sales representatives, trade publications, aircraft trade shows and independent distributors and agents.


    The Company has also initiated the development of two additional aircraft, the JETCRUZER 650, a stretched twelve passenger (plus pilot) version of the JETCRUZER 500, and the STRATOCRUZER-Registered Trademark- 1250, a twelve passenger (plus pilot) twin engine jet aircraft anticipated to fly at approximately 42,000 feet above sea level, have a maximum cruise speed of 500 mph, and a range of 3,700 miles. The continued development of these aircraft, including obtaining the requisite regulatory approvals, will require substantial financing in addition to the proceeds obtained from the Offering. Accordingly, there can be no assurance that such aircraft will ever become available for commercial sale.


    The Company has incurred operating losses in each of its fiscal years to date and expects that operating losses will continue for the foreseeable future. No assurance can be given that the JETCRUZER 500, if successfully developed, or any other aircraft which the Company may develop, will meet with market acceptance or that the Company will achieve substantial sales revenue or operate profitably.

    The Company's principal executive offices and design facilities are located at 3060 Airport Way, Long Beach, California 90806. The Company's telephone number is (310) 988-2088.

                              THE RECAPITALIZATION

    The Company was incorporated in Delaware in July 1996 and is the successor by merger to Advanced Aerodynamics and Structures, Inc., a California corporation incorporated in January 1990. Unless the context requires otherwise, or as otherwise indicated, all references to the Company include the predecessor company. Pursuant to the Agreement of Merger between the Company and its predecessor, each share of the predecessor's common stock and preferred stock outstanding prior to the merger was converted into approximately .056 shares of Class B Common Stock, approximately .111 shares of Class E-1 Common Stock and approximately .111 shares of Class E-2 Common Stock. The foregoing transactions are collectively referred to in this Prospectus as the "Recapitalization." All share and per share data set forth in this Prospectus have been restated to reflect the Recapitalization.

                                  THE OFFERING


Securities Offered................  6,000,000 Units, each Unit consisting of one share of
                                    Class A Common Stock, one Class A Warrant and one Class
                                    B Warrant. Each Class A Warrant entitles the holder to
                                    purchase one share of Class A Common Stock and one Class
                                    B Warrant at an exercise price of $6.50, subject to
                                    adjustment, at any time until the fifth anniversary of
                                    the date of this Prospectus. Each Class B Warrant
                                    entitles the holder to purchase one share of Class A
                                    Common Stock at an exercise price of $8.75, subject to
                                    adjustment, at any time until the fifth anniversary of
                                    the date of this Prospectus. Commencing one year after
                                    the date of this Prospectus, the Warrants are subject to
                                    redemption in certain circumstances on 30 days written
                                    notice. See "Description of Securities."

Securities Offered Concurrently by
  Selling Securityholders.........  3,500,000 Class A Warrants, 3,500,000 Class B Warrants
                                    issuable upon exercise of such Class A Warrants, and
                                    7,000,000 shares of Class A Common Stock issuable upon
                                    exercise of such Class A Warrants and Class B Warrants.
                                    See "Concurrent Securities Offering."

Common Stock Outstanding Before
  the Offering(1)(2)..............  Class A Common Stock .......................... 0 shares
                                    Class B Common Stock .................. 2,000,000 shares
                                    Class E-1 Common Stock ............. 4,000,000 shares(3)
                                    Class E-2 Common Stock ............. 4,000,000 shares(3)

Common Stock Outstanding After the
  Offering(1)(4)..................  Class A Common Stock .................. 6,000,000 shares
                                    Class B Common Stock .................. 2,000,000 shares
                                    Class E-1 Common Stock ............. 4,000,000 shares(3)
                                    Class E-2 Common Stock ............. 4,000,000 shares(3)

Use of Proceeds...................  The Company will use the net proceeds of the Offering to repay the notes issued in the Bridge Financing (the
                                    "Bridge Notes"), to amend its FAA Type Certificate, to
                                    acquire and produce equipment and tooling, to establish
                                    an appropriate manufacturing facility, to market and
                                    sell its proposed aircraft, and for working capital. See
                                    "Use of Proceeds."

Risk Factors......................  The Offering involves a high degree of risk and immediate and substantial dilution. See "Risk Factors"
                                    and "Dilution."

Proposed Nasdaq Symbols(5):

  Units...........................  AASIU

  Class A Common Stock............  AASI

  Class A Warrants................  AASIW

  Class B Warrants................  AASIZ


------------------------

(1) For a description of the voting and other rights of the Class A Common Stock, Class B Common Stock and Class E Common Stock (collectively, the "Common Stock") see "Description of Securities-- Common Stock."

(2) Does not include (i) 500,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 110,000 shares of Class A Common Stock are outstanding at an exercise price of $5.00 per share, or (ii) 7,000,000 shares of Class A Common Stock issuable upon exercise of the Bridge Warrants and the Class B Warrants underlying the Bridge Warrants. See "Capitalization" and "Management--Stock Option Plan."

(3) Pursuant to the Company's Certificate of Incorporation, the 4,000,000 shares of each of Class E-1 and Class E-2 Common Stock (the "Performance Shares") will automatically convert into Class B Common Stock if the Company attains certain earnings levels over the next approximately seven years or the market price of the Company's Class A Common Stock achieves certain levels over the next approximately three years. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to earnings, for financial reporting purposes, as compensation expense relating to the value of the Performance Shares held by officers, directors, employees or consultants of the Company converted to Class B Common Stock. The Performance Shares will be redeemable by the Company at any time after March 31, 2004 for a nominal amount if such earnings or market price levels are not achieved within the time periods specified above. See "Capitalization," "Plan of Operations--Charge to Income in the Event of Conversion of Performance Shares," "Principal Stockholders" and "Description of Securities."


(4) Does not include (i) 18,000,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units offered hereby, (ii) 3,600,000 shares of Class A Common Stock issuable upon exercise of the Underwriter's over-allotment option, including shares issuable upon exercise of the Warrants included in the Units subject to such option, (iii) 2,400,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in the Units issuable upon exercise of the Unit Purchase Option, or (iv) 7,000,000 shares of Class A Common Stock issuable upon exercise of the Selling Securityholders' Class A Warrants and the Selling Securityholders' Class B Warrants underlying such warrants. Also does not include 500,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 110,000 shares are outstanding at an exercise price of $5.00 per share.


(5) Notwithstanding quotation on Nasdaq, there can be no assurance that an active trading market for the Company's securities will develop or, if developed, that it will be sustained.

                         SUMMARY FINANCIAL INFORMATION

                                                                                                    PERIOD FROM
                                                                                                    JANUARY 26,
                                                                                                        1990
                                          YEAR ENDED DECEMBER 31,      SIX-MONTHS ENDED JUNE 30,    (INCEPTION)
                                        ----------------------------  ---------------------------   THROUGH JUNE
                                            1994           1995           1995          1996          30, 1996
                                        -------------  -------------  ------------  -------------  --------------
STATEMENT OF OPERATIONS DATA:
  Interest and Other Income...........  $      73,000  $      27,000  $     27,000  $       8,000  $      755,000
  Costs and Expenses..................  $   2,840,000  $   1,715,000  $    872,000  $   1,354,000  $   23,041,000
  Net Loss............................  $  (2,767,000) $  (1,688,000) $   (845,000) $  (1,346,000) $  (22,286,000)
  Net loss per share(1)...............  $        (.81) $        (.50) $       (.25) $        (.40)
  Weighed average number of shares
    outstanding(1)....................      3,400,000      3,400,000     3,400,000      3,400,000


                                                                                    JUNE 30, 1996
                                                                    ---------------------------------------------
                                                                                         PRO             AS
                                                                        ACTUAL         FORMA(2)      ADJUSTED(3)
                                                                    --------------  --------------  -------------
BALANCE SHEET DATA:
  Working Capital (deficit).......................................  $   (2,888,000) $   (2,415,000) $  22,793,000
  Total assets....................................................       2,068,000       9,068,000     27,679,000
  Total liabilities...............................................       3,112,000       9,639,000      3,112,000
  Accumulated deficit.............................................     (22,286,000)    (22,286,000)   (23,564,000)
  Total stockholders' equity (deficit)............................      (1,044,000)       (571,000)    24,567,000


------------------------

(1) Excludes 8,000,000 Performance Shares. See Note 1 of Notes to Financial Statements for an explanation of the determination of the weighted average number of shares outstanding used in computing net loss per share.

(2) Gives pro forma effect to the issuance in August 1996 of $7,000,000 in principal amount of Bridge Notes, net of approximately $473,000 of debt discount and approximately $805,000 of issuance costs, as if the issuance had occurred as of June 30, 1996. See "Capitalization--Bridge Financing" and "Plan of Operations."


(3) Adjusted to give effect to (i) the sale of the 6,000,000 Units offered hereby at an offering price of $5.00 per Unit and (ii) the receipt of the net proceeds therefrom and the use of a portion of the net proceeds to repay the Bridge Notes, together with accrued interest, and a charge to operations of approximately $1,100,000 upon the repayment of the Bridge Notes. See "Use of Proceeds" and "Plan of Operations."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK, AND ONLY THOSE WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT SHOULD PURCHASE SUCH SECURITIES. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING CONSIDERATIONS AND RISKS IN EVALUATING AN INVESTMENT IN THE COMPANY.

    DEVELOPMENT STAGE COMPANY; EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF SUCCESS; NO COMMERCIAL OPERATIONS. The Company is in the development stage and has not commenced any commercial operations or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, initial and continuing regulatory compliance, manufacturing costs, production and assembly, the competitive and regulatory environment in which the Company plans to operate, marketing problems and additional costs and expenses that may exceed current estimates. The Company has been engaged primarily in research and development since its inception and has not completed the development of the JETCRUZER 500. There can be no assurance that the Company will be able to successfully develop the JETCRUZER 500 or any of its other proposed aircraft, that the Company will be granted, or if granted, will be able to maintain the necessary regulatory approvals to produce and sell its proposed aircraft, that the Company's aircraft will prove to be commercially viable or successfully marketed, or that the Company will ever achieve significant revenues. See "Plan of Operations" and "Business."


    ACCUMULATED DEFICIT; WORKING CAPITAL DEFICIT; HISTORY OF LOSSES; EXPECTATION OF SUBSTANTIAL FUTURE LOSSES. To date, the Company has incurred significant losses. At June 30, 1996, the Company had an accumulated deficit of approximately $22,286,000 and a working capital deficit of approximately $2,888,000. The Company incurred net losses of approximately $2,767,000 and $1,688,000 for the fiscal years ended December 31, 1994 and 1995, respectively, and has incurred a net loss of $1,346,000 for the six months ended June 30, 1996. Such losses have resulted principally from significant costs associated with the design, development and certification of the JETCRUZER 450 aircraft. The Company expects to incur further losses for the foreseeable future due to significant costs associated with amending its FAA Type Certificate, establishing manufacturing facilities capable of producing aircraft on a commercial scale, manufacturing its proposed aircraft and obtaining the necessary regulatory approvals relating thereto, and marketing and selling its proposed aircraft. The Company expects that losses for the three month period ended September 30, 1996 will be greater than those for the three month period ended June 30, 1996, due to the increase in the Company's operating activities upon receipt of the proceeds from the Bridge Financing in August 1996. There can be no assurance that sales of the Company's aircraft will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period. See "Use of Proceeds," "Plan of Operations" and "Business."


    UNCERTAINTY AS TO ABILITY TO CONTINUE AS A GOING CONCERN. The report of the Company's independent accountants contains an explanatory paragraph that describes an uncertainty as to the ability of the Company to continue as a going concern. Among the factors cited by the independent accountants as raising doubt as to the Company's ability to continue as a going concern is the Company's need for additional financing and that the Company has suffered recurring losses during the development stage and has a working capital deficit and net stockholders' deficit. See Report of Independent Accountants.

    UNCERTAINTY OF MARKET ACCEPTANCE OF AIRCRAFT; LACK OF ESTABLISHED MARKET FOR AIRCRAFT. The Company's business is dependent on market acceptance of its proposed aircraft. To date, the Company has made only limited attempts to sell its aircraft. There can be no assurance that, after the initiation of significant marketing and sales efforts, the Company's aircraft will be accepted by the marketplace. The Company's ability to successfully market the JETCRUZER 500 and any other aircraft it may develop will depend in part upon the Company convincing potential customers of the price, performance and safety advantages of its aircraft as compared to competitive aircraft having a more conventional design and appearance. The canard design is unusual in the aircraft industry, and there can be no assurance that potential customers will accept such design. Historically, sales of other manufacturers' aircraft having an unconventional design and appearance have been disappointing, although such poor sales may be related to other factors. Further, as a new manufacturer without an established reputation, the Company would be particularly vulnerable to financial and reputational harm in the event of an occurrence that aroused concern regarding the safety or airworthiness of the Company's aircraft, including but not limited to, an accident or other incident involving an aircraft manufactured by the Company. Although the Company has received indications of interest to purchase the JETCRUZER 450 (which the Company no longer intends to market and sell) and the JETCRUZER 500, a number of which are supported by a nominal deposit, at any time prior to the commencement of the manufacture of a customer's aircraft, the deposit will be returned at the customer's request. See "Business--Competition" and "--Marketing, Distribution and Service."

    REGULATORY UNCERTAINTY. The Company intends to amend its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500, although there can be no assurance that the FAA will not require application for a new type certificate for the JETCRUZER 500. In addition, the Company will be required to obtain an amendment to its Type Certificate or a new type certificate if and when it proceeds with development of the JETCRUZER 650. The Company will be required to obtain a new type certificate if and when it proceeds with development of the STRATOCRUZER 1250. Obtaining a new or amended FAA type certificate can be difficult, costly, and time consuming. There can be no assurance that the Company will be successful in obtaining a new type certificate or amendments to its existing Type Certificate for its proposed aircraft, or that, if one or more new or amended type certificates are obtained, they will not be subject to conditions which may adversely affect the use of the proposed aircraft for their intended purpose. In the event that the FAA determines that a new type certificate is required for any of the Company's proposed aircraft (including the JETCRUZER 500), the time and cost of obtaining such certification may be substantial, may render it impossible for the Company to complete such certification and may have an adverse effect on the Company's operations.

    The Company will also need to obtain an FAA production certificate for the commercial production of its aircraft and airworthiness certificates for individual aircraft upon the completion of manufacture. There can be no assurance that the Company will be able to obtain a production certificate for its planned aircraft models, or airworthiness certificates for individual aircraft, and therefore there can be no assurance that the Company will be able to produce and sell aircraft.

    The Company will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. Such modification, suspension, or revocation could occur if, in the FAA's judgement, compliance with airworthiness or safety standards by the Company was in doubt. If the FAA were to suspend or revoke the Company's type or production certificate for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgement, an unsafe condition developed or was discovered after one or more of the Company's aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a requirement that the Company develop appropriate design changes at the Company's expense. Foreign authorities could impose similar obligations upon the Company as to aircraft within their jurisdiction. Any or all of the above occurrences could expose the Company to substantial additional costs and/or liabilities. See "Business--Government Regulation."


    LIMITED PRODUCTION CAPABILITIES; LACK OF MANUFACTURING EXPERIENCE. The Company has produced only three JETCRUZER 450 aircraft in the course of obtaining its FAA Type Certificate and has not yet manufactured any other aircraft or any aircraft on a commercial scale. The manufacture of aircraft is a complex and exacting process and will require the Company to attract and retain experienced personnel to develop a manufacturing capability and to comply with extensive government standards with respect to its proposed aircraft and the process by which they are manufactured. There can be no assurance that the Company will be able to successfully implement large scale production operations, attract and retain experienced personnel or obtain and maintain the necessary regulatory approvals to commence and continue its manufacturing operations. The Company intends to finance a substantial portion of the cost to establish such a manufacturing facility through mortgage financing and/or other similar means. There can be no assurance, however, that the Company will be able to obtain such financing in order to establish a facility capable of producing the Company's proposed aircraft. See "Use of Proceeds," "Plan of Operations" and "Business."


    LIMITED PRODUCT LINE; FLUCTUATIONS IN SALES OF AIRCRAFT. Initially, the JETCRUZER 500 is intended to be the Company's only product available for commercial sale. Accordingly, the operating results of the Company and the future development of additional products will depend substantially upon the successful sale of that aircraft, as to which there can be no assurance. Moreover, if there is a downturn in the market for general aviation aircraft due to economic, political or other reasons, the Company would not be able to rely on sales of other products to offset the downturn. For example, from a peak of approximately 18,000 units delivered by United States manufacturers in 1978, sales of personal and recreational aircraft declined significantly during the 1980's and early 1990's. Since 1986, the number of aircraft delivered per year by United States manufacturers has not exceeded 1,500, and fewer than 1,000 aircraft were delivered in each of 1992, 1993 and 1994. This decrease in sales was caused by several factors, including the cost of aviation fuel, high interest rates, inflation and an increase in negligence and product liability claims arising from accidents involving general aviation piston aircraft and a resulting increase in the price of manufacturers' liability insurance and, therefore, of such aircraft. It is possible that sales of business aircraft could decline in the future for these or other reasons beyond the Company's control. Furthermore, if a potential purchaser is experiencing an economic downturn or is for any other reason seeking to limit its capital expenditures, the high unit selling price of a new aircraft may result in such potential purchaser deferring its purchase or electing to purchase a pre-owned aircraft or a lower priced aircraft. Further, since the Company intends to rely on the sale of a relatively small number of high unit selling price aircraft to provide substantially all of its revenue, small decreases in the number of aircraft delivered in any year may have a material negative effect on the results of operations for that year. In addition, small changes in the number and timing of deliveries of, and receipt of payments on, new aircraft may have a material effect on the Company's liquidity. See "Business--Industry Background" and "--Proposed Products."


    COMPETITION. The Company's aircraft will compete with other aircraft that have comparable characteristics and capabilities. Most of the Company's competitors, including Cessna Aircraft Co. (maker of the Caravan), Socata (maker of the TBM), Pilatus (maker of the PC-12), Raytheon Aircraft Co. (Beechcraft) (maker of the King Air) and New Piper Aircraft Corp. (maker of the Malibu Mirage), are substantially larger in size and have far greater financial, technical, marketing, and other resources than the Company. Certain of the Company's actual and potential competitors may have technological capabilities or other resources that would allow them to modify existing aircraft or develop alternative new aircraft which could compete with the Company's aircraft, and such competitors may introduce such aircraft and aircraft changes prior to the anticipated delivery of the Company's first aircraft, which is not expected for at least two years. The Company's ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products than are available to the Company. In addition, the Company will need to convince potential customers of the advantages of its aircraft as compared to competitors' aircraft having a more conventional design and appearance. There can be no assurance that future technological advances will not result in competitive aircraft with improved characteristics and capabilities that could adversely affect the Company's business. The Company's aircraft may also compete with used aircraft which become available in the resale market at prices sufficiently lower to offset deficits in performance, if any, as compared to the Company's aircraft. See "Business-- Competition."

    NEED FOR ADDITIONAL FINANCING. The Company believes that the net proceeds from the Offering will be sufficient to meet its cash requirements for approximately 18 to 24 months following consummation of the Offering; however, there can be no assurance that the Company will not require additional financing prior to that time or that, if required, additional financing will be available on acceptable terms or at all. Specifically, if the FAA determines that a new type certificate is required for the JETCRUZER 500, the time lost to obtain such new type certificate may be substantial. In addition, following such 18 to 24 month period, if the Company has not completed the development of the JETCRUZER 500, received the required regulatory approvals, and successfully commenced sales of its aircraft, the Company may need to obtain additional financing. Further, the Company intends to rely on mortgage financing, industrial development bonds or other similar financing in connection with the establishment of a new manufacturing facility. The Company has no binding commitments from any third parties to provide funds to the Company, and there can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. Failure to obtain such additional financing would have a material adverse effect on the Company's business and prospects and could require the Company to severely limit or cease its operations. See "Use of Proceeds," "Plan of Operations" and the Financial Statements and the Notes thereto. Additionally, the Company has completed the initial design of the JETCRUZER 650 and has designed and partially constructed the prototype of the STRATOCRUZER 1250. Further development of these aircraft will not be pursued in the near term future and will require substantial financing in addition to that received in the Offering. See "Business--Other Proposed Aircraft."


    RELIANCE ON SINGLE SOURCE SUPPLIERS. The Company will be dependent on certain suppliers of products in order to manufacture its aircraft. In particular, the Company will be dependent on Pratt & Whitney to supply the propjet engine for the JETCRUZER 500. The Company has no contractual right to obtain any specified number of engines from Pratt & Whitney. Should the Company's ability to obtain the requisite number of engines be limited for any lengthy period of time or the cost of such engines increase, the Company's ability to produce and sell aircraft could be materially and adversely affected. In addition, the failure of other suppliers or subcontractors to meet the Company's performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on the Company's operations. Moreover, the Company's ability to significantly increase its production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of its key suppliers to increase their delivery rates. Further, a significant amount of time has elapsed since the Company has obtained materials and components from many of its suppliers. Accordingly, at such time as the Company is ready to commence the manufacture of its aircraft, the prices to obtain such materials and components may have changed and a number of suppliers may need to be replaced. The Company's inability to obtain supplies to manufacture its products would have a material adverse effect on the Company's business prospects, operations and financial condition. See "Business--Suppliers."


    INSURANCE AND PRODUCT LIABILITY EXPOSURE. Because the failure of an aircraft manufactured by the Company or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, the Company could be subject to lawsuits involving product liability claims, which lawsuits may involve claims for substantial sums. Although the Company intends to obtain comprehensive product liability insurance prior to the commencement of commercial sales of its aircraft, such insurance can be expensive, subject to various coverage exclusions and may not be obtainable by the Company in the future on terms acceptable to the Company or at all. Further, should the Company become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. Increased insurance costs and/or liability costs could require an increase in the price of the Company's aircraft and therefore could have a negative impact on sales. See "--Limited Product Line; Fluctuations in Sales of Aircraft" and "Business--Industry Background."


    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company expects to derive a substantial portion of its revenues from the sale of a relatively small number of aircraft. As a result, a small reduction in the number of aircraft shipped in a quarter due to, for example, unanticipated shipment rescheduling or cancellations, supplier delays in the delivery of component parts or unexpected manufacturing difficulties, could have a material and adverse effect on the Company's financial position and results of operations for that quarter.

    In addition, the Company's intention to expand its manufacturing capabilities and the need for continued investment by the Company in research, development, engineering, and marketing will limit the Company's ability to reduce expenses in response to any such decrease in sales. Moreover, because the indications of interest received by the Company from potential customers will be subject to cancellation or rescheduling by the customer prior to the commencement of construction of the customer's aircraft, a backlog of orders at any particular date will not necessarily be representative of actual sales for any succeeding period. If the Company's anticipated level of revenues is not achieved for a particular period, the Company's operating results could be adversely affected by its inability to reduce costs. The impact of these and other factors on the Company's operating results in any future period cannot be accurately forecast. See "Plan of Operations."

    RISKS OF INTERNATIONAL OPERATIONS. The Company intends to market and sell its proposed aircraft to foreign customers. Accordingly, the Company will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflict between countries in which the Company may do business, foreign currency fluctuations, economic disruptions, differences in airworthiness and certification standards imposed by foreign authorities, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could have an adverse effect on the Company's business. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, the Company's products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, materially and adversely impact demand for the Company's products or the Company's ability to sell its aircraft in particular countries or deliver its products in a timely manner or at a competitive price, which in turn may have an adverse impact on the Company's relationships with its customers. In addition, foreign certification or equivalent approval is required prior to importing an aircraft into a foreign country, and no assurance can be given that the Company will receive such certification or equivalent approval in any country. The Company's success will depend in part upon its ability to obtain and maintain foreign certifications or equivalent approvals and manage international marketing, sales and service operations. See "Business--Marketing, Distribution and Service" and "--Government Regulation--Foreign Certi-fication."


    DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT PERSONNEL. The Company's success to date has depended in large part on the skills and efforts of Dr. Carl Chen, the Company's Chairman and Chief Executive Officer, and, to a lesser extent, on the skills and efforts of Mr. Gene Comfort, the Company's Executive Vice President, and Mr. William Leeds, the Company's former Senior Vice President, who has agreed to rejoin the Company upon the closing of the Offering. See "Management-- Directors and Executive Officers." The Company will obtain key-man life insurance coverage with respect to Dr. Chen and Mr. Comfort in the face amounts of $2,000,000 and $1,000,000, respectively, naming the Company as beneficiary. The Company's future success will depend to a significant extent on its ability to identify and hire certain other key employees on a timely basis. The Company is seeking to hire personnel to complete its management team in connection with the contemplated expansion of its operations. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that the Company will be successful in recruiting new personnel or in retaining any of its existing personnel. The Company will experience increased costs in order to retain and attract skilled employees. The Company's failure to attract additional qualified employees on a timely basis or at all or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition. See "Management."


    LIMITED SALES AND MARKETING EXPERIENCE. The Company's operating results will depend to a large extent on its ability to successfully market and sell its aircraft. The Company currently has limited marketing capabilities and needs to hire additional sales and marketing personnel. The Company intends to use a portion of the proceeds of the Offering to expand its marketing activities and to hire additional sales and marketing personnel. There can be no assurance that the Company will be able to recruit, train or retain qualified personnel to sell and market its products or that it will develop a successful sales and marketing strategy. The Company also has very limited marketing experience. There can be no assurance that any marketing efforts undertaken by the Company will be successful or will result in any significant sales of its products. See "Business--Marketing, Distribution and Service" and "Management."

    RISKS OF PLANNED GROWTH. The Company plans to significantly expand its operations during the fourth quarter of 1996 and throughout 1997, which could place a significant strain on its limited personnel, financial and other resources. The Company intends to expand its manufacturing capabilities and ultimately commence commercial manufacture of its aircraft. There can be no assurance that the Company's efforts to conduct manufacturing activities will be successful or that the Company will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. The Company's ability to manage this growth, should it occur, would require significant expansion of its engineering, production, marketing and sales capabilities and personnel. There can be no assurance that the Company will be able to find qualified personnel to fill such additional engineering, production, and sales and marketing positions or be able to successfully manage a larger sales and marketing organization. See "Business."


    CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS. Upon completion of the Offering, Dr. Carl Chen, the Company's Chairman and Chief Executive Officer, and C.M. Cheng, a Director of the Company, will beneficially own, or have voting control over, shares of the Company's capital stock representing approximately 85% of the total voting power of the Company. Accordingly, they will continue to be able to elect at least a majority of the Company's directors and thereby direct the policies of the Company after completion of the Offering. Furthermore, the disproportionate vote afforded the shares of Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the market price of the Company's securities. See "Principal Stockholders."


    LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE
LAW. Pursuant to the Company's Certificate of Incorporation, and as authorized under applicable Delaware law, directors and officers of the Company are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under Delaware law or (iv) for any transaction in which a director has derived an improper personal benefit. See "Management--Limitation of Liability and Indemnification Matters."


    CHARGE TO INCOME IN THE EVENT OF CONVERSION OF PERFORMANCE SHARES. The Performance Shares will be subject to redemption by the Company at a price of $.01 per share if the Company does not attain certain earnings or share price levels. In the event the Company attains certain earnings or share price levels, the Performance Shares will be automatically converted into shares of Class B Common Stock. In the event any Performance Shares held by officers, directors, employees or consultants of the Company are converted into Class B Common Stock, the maximum compensation expense recorded for financial reporting purposes will be an amount equal to the fair value of the shares converted at the time of such conversion which value cannot be predicted at this time. Therefore, in the event the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the conversion of the Performance Shares, the Company will recognize a substantial charge to earnings during the period in which such conversion occurs as compensation expense to the Company, which would have the effect of increasing the Company's loss or reducing or eliminating its earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's cash flow or liquidity, it may have a depressive effect on the market price of the Company's securities. In the event the Company does not attain these earnings thresholds or minimum bid price levels, and no conversion occurs, no compensation expense will be recorded for financial reporting purposes. See "Description of Securities--Common Stock."



    POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS; ENCHANCED VOTING POWER OF CLASS B COMMON STOCK AND CLASS E COMMON STOCK. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids or control of the Company in which stockholders may receive premiums for their shares of Class A

Common Stock or otherwise dilute the rights of holders of Class A Common Stock. See "Description of Securities--Preferred Stock." In addition, the Company is subject to Delaware General Corporation Law provisions that may have the effect of delaying, deferring or preventing certain changes of control of the Company. See "Description of Securities--Certain Statutory and Charter Provisions under the Delaware General Corporation Law." Furthermore, the disproportionate vote afforded the Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change in control of the Company. See "--Control by Insiders; Ownership of Shares Having Disproportionate Voting Rights" and "Description of Securities--Common Stock."



    PORTION OF NET PROCEEDS TO BE USED TO REPAY BRIDGE NOTES; CHARGES ARISING FROM DEBT DISCOUNT AND DEBT ISSUANCE COSTS. Approximately $7,000,000 of the net proceeds of the Offering will be used to repay in full the Bridge Notes. As a result, the proceeds from the Offering available for the Company to meet its ongoing operating needs and expansion plans will be correspondingly reduced. See "Use of Proceeds." Upon completion of the Offering and repayment of the Bridge Notes, a non-recurring charge of approximately $1,100,000 representing the unamortized debt discount and issuance costs incurred in connection with the Bridge Financing will be charged to operations in the quarter in which the Offering is completed. See "Plan of Operations."



    SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Concurrent Securities Offering or otherwise, could have an adverse effect on the price of the Company's securities. Pursuant to the Concurrent Securities Offering, 3,500,000 Selling Securityholders' Class A Warrants and the underlying securities have been registered for resale concurrently with the Offering, subject to a contractual restriction that the Selling Securityholders not sell any of the Selling Securityholders' Class A Warrants for at least 90 days from the closing of the Offering and, during the period from 91 to 270 days after the closing of the Offering, only sell specified percentages of such Selling Securityholders' Class A Warrants. Upon the sale of the 6,000,000 Units offered hereby, the Company will have outstanding 16,000,000 shares of Common Stock, 6,000,000 Class A Warrants and 6,000,000 Class B Warrants (16,900,000 shares of Common Stock, 6,900,000 Class A Warrants and 6,900,000 Class B Warrants if the Underwriter's over-allotment option is exercised in full). The shares of Class A Common Stock, Class A Warrants and Class B Warrants sold in the Offering will be freely tradeable without restriction under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act. The remaining 10,000,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. Pursuant to Rule 144, virtually all of these restricted shares would be eligible for resale commencing 90 days following the date of this Prospectus. However, 2,000,000 of the 10,000,000 outstanding shares are Class B Common Stock and thus may not be sold until thirteen months after the date of this Prospectus. In addition, the remaining 8,000,000 of the outstanding shares are Class E Common Stock, which shares are not currently transferable and are subject to redemption by the Company for a nominal consideration if the Company does not meet certain income or stock price levels, and are convertible into Class B Common Stock if the Company does meet such levels. The holders of the Unit Purchase Option have certain demand and "piggyback" registration rights covering their securities. The exercise of such rights could involve substantial expense to the Company. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Concurrent Securities Offering," "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."



    EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Upon sale of the 6,000,000 Units offered hereby, the Company will have outstanding 6,000,000 Class A Warrants to purchase 6,000,000 shares of Class A Common Stock and 6,000,000 Class B Warrants for $6.50 per share (subject to adjustment in certain circumstances) and 6,000,000 Class B Warrants to purchase 6,000,000 shares of Class A Common Stock at $8.75 per share (subject to adjustment in certain circumstances) (or 6,900,000 Class A Warrants and 6,900,000 Class B Warrants if the Underwriter's over-allotment option is exercised in full). In addition, the Company will have outstanding 3,500,000 Selling Securityholders' Class A Warrants to purchase 3,500,000 shares of Class A Common Stock and 3,500,000 Class B Warrants (which are exercisable for 3,500,000 shares of Class A Common Stock), the Unit Purchase Option to purchase an aggregate of 2,400,000 shares of Class A Common Stock assuming exercise of the underlying Warrants, and 500,000 shares of Class A Common Stock reserved for issuance under the Option Plan, under which options to purchase 110,000 shares are outstanding at an exercise price of $5.00 per share. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. In addition, the Unit Purchase Option contains a provision permitting the holder to elect a cashless exercise of the Option. Moreover, while these options are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. See "Management" and "Description of Securities."



    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Units offered hereby will incur immediate and substantial dilution in the proforma net tangible book value of the Class A Common Stock included in the Units, estimated to be approximately $3.46 per share or approximately 69% of the public offering price per share (allocating no value to the Warrants). Additional dilution to public investors, if any, may result to the extent that the Warrants, the Unit Purchase Option or outstanding options and warrants are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."


    ARBITRARY DETERMINATION OF OFFERING PRICE; ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. The initial public offering price of the Units and the exercise prices and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, net worth or other established criteria of value. The exercise and redemption prices of the Warrants should not be construed to imply or predict any increase in the market price of the Class A Common Stock. See "Underwriting." No public market for the securities has existed prior to the Offering. No assurance can be given that an active trading market in the Company's securities will develop after completion of the Offering or, if developed, that it will be sustained. No assurance can be given that the market price of the Company's securities will not fall below the initial public offering price. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology or products or regulatory developments in the aircraft industry may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.

    POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET. Although application has been made to list the Company's Class A Common Stock, Class A Warrants and Class B Warrants on The Nasdaq National Market and the Units on the Nasdaq SmallCap Market, and the Company believes it will satisfy the listing requirements of Nasdaq following completion of the Offering, the Company will have to maintain certain minimum financial requirements for continued inclusion on Nasdaq. If the Company is unable to satisfy Nasdaq's maintenance requirements, the Company's securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Class A Common Stock and Warrants would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reductions in the number and quality of security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

    RISK OF LOW-PRICE STOCKS. If the Company's securities were to be delisted from Nasdaq, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the Offering to sell any of the securities acquired hereby in the secondary market.

    Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

    CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE
WARRANTS. The Warrants included in the Units offered hereby will be immediately detachable and separately tradeable. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers who reside in or move to jurisdictions in which the securities underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable may buy Units (or the Warrants included therein) in the aftermarket. In this event, the Company would be unable to issue securities to those persons desiring to exercise their Warrants unless and until the underlying securities could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption from such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any such required registration or qualification.

    Additionally, purchasers of the Units will be able to exercise the Warrants included therein only if a current prospectus relating to the securities underlying the Warrants is then in effect under the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

    ADVERSE EFFECT OF POSSIBLE REDEMPTION OF WARRANTS. The Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus, on at least 30 days' prior written notice, if the average closing bid price of the Class A Common Stock for 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given exceeds $12.00 per share with respect to the Class A Warrants and $15.00 per share with respect to the Class B Warrants. If the Warrants are redeemed, holders of Warrants will lose their right to exercise the Warrants, except during such 30-day notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to: (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the then current market price (if any) when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities-- Redeemable Warrants."

    NO DIVIDENDS. The Company has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business. See "Dividend Policy."

    POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION OF THE UNDERWRITER AND D.H. BLAIR & CO. The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Underwriter and D.H. Blair & Co., Inc. ("Blair & Co."), a selling group member that will distribute substantially all of the Units offered hereby. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co. or, if so, whether any such action might have an adverse effect on the Underwriter or the securities offered hereby. The Company has been advised that Blair & Co. intends to make a market in the securities following the Offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could adversely affect the liquidity or price of such securities. See "Underwriting."

    POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES. The Underwriter has advised the Company that Blair & Co. intends to make a market in the Company's securities. Rule 10b-6 under the Exchange Act will prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholders' Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter or Blair & Co. is engaged in a distribution of the Selling Securityholders' Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market prices of the Company's securities. See "Underwriting."

                                USE OF PROCEEDS


    The net proceeds from the sale of the 6,000,000 Units offered hereby, after deducting the underwriting discount and commissions and other estimated expenses of the Offering, are anticipated to be approximately $26,415,965 ($30,510,965 if the Underwriter's over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:



                                                                                APPROXIMATE AMOUNT   PERCENTAGE OF
ANTICIPATED APPLICATION                                                           OF NET PROCEEDS    NET PROCEEDS
------------------------------------------------------------------------------  -------------------  -------------
Repayment of Bridge Notes(1)..................................................     $   7,144,000           27.04%
Amendment of FAA Type Certificate(2)..........................................         8,000,000           30.28%
Purchase of Equipment and Tooling(3)..........................................         1,450,000            5.49%
Manufacturing Facility Costs(4)...............................................         1,100,000            4.16%
Sales and Marketing(5)........................................................           900,000            3.41%
Working Capital(6)............................................................         7,821,965           29.61%
                                                                                -------------------       ------
  Total.......................................................................     $  26,415,965          100.00%
                                                                                -------------------       ------
                                                                                -------------------       ------


------------------------


(1) Represents the aggregate principal amount of Bridge Notes issued in the Bridge Financing completed by the Company in August 1996, together with estimated accrued interest through November 12, 1996. The Bridge Notes bear interest at the rate of 10% per annum and mature on the earlier of the closing of the Offering or August 30, 1997. The proceeds of the Bridge Notes were and are being used to repay bank and other outstanding indebtedness, loans from officers and directors (consisting of approximately $401,000 and $262,000 of indebtedness owed by the Company to C. M. Cheng, a director of the Company, and Dr. Carl Chen, the Chairman, Chief Executive Officer and President of the Company, respectively), accrued compensation (consisting of approximately $206,000 and $34,000 of accrued and unpaid compensation owed to Dr. Chen and Gene Comfort, the Executive Vice President of the Company, respectively) and past due accounts payable and for working capital. See "Plan of Operations" and "Certain Transactions."



(2) Represents the cost of completing development of the JETCRUZER 500, including the cost of obtaining an amendment of the Company's FAA Type Certificate to include the JETCRUZER 500, the cost of equipment, tooling, dies, and jigs necessary to manufacture the JETCRUZER 500, the cost of static and flight testing, and the cost of hiring, training, and employing personnel necessary to obtain such amendment. The Company expects that certain of the equipment and tooling which will be acquired or created by the Company in amending its Type Certificate will also be used to manufacture the JETCRUZER 500 for commercial sale. See "Plan of Operations."


(3) Includes the purchase of additional production tools and the in-house duplication of existing tooling, jigs and dies for commercial production.


(4) Represents a portion of the costs of establishing an appropriate manufacturing facility. The Company estimates that the total cost of this facility will be approximately $7,000,000 and anticipates funding the remaining portion of such facility through mortgage financing and/or other similar means. In the event that the Company is unable to fully fund the cost of such facility from such sources, it may be necessary to use the proceeds allocated to working capital for such purpose or the Company may determine to lease a facility until such funds become available. See "Plan of Operations."


(5) Includes the cost of sales materials, advertising, trade shows and hiring, training and employing additional sales and marketing personnel.

(6) Represents working capital reserves and general and administrative expenses, including those related to the financial and accounting functions of the Company, management information systems, insurance and hiring, training and employing administrative, financial, and accounting personnel.

    The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering during the next 18 to 24 months. This estimate is based upon the current status of the Company's business and upon certain assumptions, including, primarily, assumptions that the Company's development of the JETCRUZER 500 will occur as projected and that the Company will obtain the necessary regulatory approvals on a timely basis. The amounts actually expended for each purpose set forth above, other than repayment of the Bridge Notes, may vary significantly in the event that any of these assumptions prove to be inaccurate. Future events, including the problems, delays, expenses and difficulties frequently encountered by development stage companies, changes in economic, regulatory or competitive conditions or the Company's proposed business, the results of the Company's sales and marketing activities, or the inability to obtain regulatory approvals as anticipated, may make changes in the anticipated allocation of funds necessary or desirable. The Company reserves the right to change its use of proceeds in response to unanticipated events or opportunities. In addition, the Company may use funds allocated to working capital to acquire or invest in complementary businesses or products. The Company does not currently have any plans, agreements, or commitments with respect to any possible acquisition.

    The Company anticipates, based on its current plans and assumptions regarding its future operations, that the net proceeds of the Offering will be sufficient to satisfy the Company's cash requirements for at least the next 18 to 24 months. If the Company's estimates prove to be incorrect, however, then during such period, the Company may have to seek additional sources of financing, reduce operating costs and/or curtail growth plans. In addition, following such period, if the Company has not completed the development of the JETCRUZER 500, received the required regulatory approvals, and commenced commercial sales of the JETCRUZER 500, the Company may need to obtain additional financing. No assurances can be given that additional sources of financing would be available to the Company under those circumstances; and, if the Company were unable to obtain needed financing, the Company's business would be materially and adversely affected. See "Plan of Operations."


    Prior to their use, the net proceeds of the Offering will be invested in short-term, investment-grade securities or federally insured accounts or certificates of deposit. Any proceeds received upon exercise of the Underwriter's over-allotment option, the Warrants or the Selling
Securityholders' Warrants will be added to working capital.


                                DIVIDEND POLICY

    The Company has not, to date, paid any dividends. The Company has no current plans to pay dividends and intends to retain earnings, if any, for working capital purposes. Any future determination as to the payment of dividends by the Company will depend upon the Company's results of operations, capital requirements, and financial condition and other factors deemed relevant by the Company's Board of Directors.

                                    DILUTION

    THE FOLLOWING DISCUSSION AND TABLES ALLOCATE NO VALUE TO THE WARRANTS WHICH ARE A PART OF THE UNITS.


    Dilution represents the difference between the initial public offering price per share paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Pro forma net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding giving retroactive effect to the Recapitalization in July 1996 and pro forma effect to the issuance in August 1996 of the Bridge Notes, net of debt discount. At June 30, 1996, the Company had a pro forma net tangible book value deficit of $571,000, or approximately $0.06 per share ($0.29 per share if the Performance Shares are excluded). After giving effect to the issuance of the 6,000,000 Units offered hereby at an assumed public offering price of $5.00 per Unit and the Company' s receipt of the estimated net proceeds therefrom and the use of a portion of the net proceeds to repay the Bridge Notes (including interest), the pro forma net tangible book value of the Company, as adjusted at June 30, 1996, would be $24,567,000, or approximately $1.54 per share ($3.07 per share if the Performance Shares were excluded). This would result in an immediate dilution to investors in the Offering of $3.46, or 69%, per share ($1.93, or 38%, per share if the Performance Shares were excluded), and the aggregate increase in the pro forma net tangible book value to present stockholders would be $1.60 per share ($3.36 per share if Performance Shares are excluded), as illustrated by the following table:



Assumed initial public offering price per Unit..............             $    5.00
  Pro forma net tangible book value deficit per share before
    the Offering............................................      (0.06)
  Increase per share attributable to new investors in the
    Units...................................................       1.60
                                                              ---------
Pro forma net tangible book value per share after the
  Offering..................................................                  1.54
                                                                         ---------
Dilution per share to investors(1)..........................             $    3.46
                                                                         ---------
                                                                         ---------


------------------------


(1) If the over-allotment option is exercised in full, the pro forma net tangible book value per share after the Offering would be approximately $1.70, resulting in dilution to new investors in the Offering of $3.30, or 66%, per share.



    The following table sets forth on a pro forma basis at June 30, 1996 the differences between existing stockholders and new investors in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors at an initial public offering price of $5.00 per Unit:



                                                                                            PERCENTAGE OF
                                                            PERCENTAGE OF                       TOTAL         AVERAGE
                                                             OUTSTANDING    CONSIDERATION   CONSIDERATION    PRICE PER
                                               NUMBER          SHARES          PAID(1)          PAID         SHARE(1)
                                            -------------  ---------------  -------------  ---------------  -----------
Existing Stockholders.....................     10,000,000(2)         62.5%  $  19,374,000          39.2%     $    1.94
New Investors.............................      6,000,000          37.5        30,000,000          60.8      $    5.00
                                            -------------         -----     -------------         -----
Total.....................................     16,000,000         100.0%    $  49,374,000         100.0%
                                            -------------         -----     -------------         -----
                                            -------------         -----     -------------         -----


------------------------

(1) Prior to the deduction of costs of issuance.

(2) Includes the 8,000,000 Performance Shares. See "Description of Securities--Common Stock."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company giving retroactive effect to the Recapitalization effected in July 1996 (i) as of June 30, 1996, (ii) pro forma as of June 30, 1996 to reflect the issuance of the Bridge Notes and Bridge Warrants in August 1996, and (iii) as adjusted to give effect to the issuance by the Company of 6,000,000 Units offered hereby at an initial offering price of $5.00 per Unit, the receipt of the net proceeds therefrom and the application of the net proceeds in part to repay the Bridge Notes. See "Use of Proceeds." This table should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.



                                                                                  AT JUNE 30, 1996
                                                                   ----------------------------------------------
                                                                                                    AS ADJUSTED
                                                                       ACTUAL        PRO FORMA          (5)
                                                                   --------------  --------------  --------------
Bridge Notes, net of discount (1)................................  $           --  $    6,527,000   $         --
                                                                   --------------  --------------  --------------

Stockholders' Equity:

Preferred Stock, $.0001 par value, 5,000,000 shares authorized;
  none issued....................................................        --              --              --

Class A Common Stock, $.0001 par value, 60,000,000 shares
  authorized; no shares issued and outstanding actual and pro forma; 6,000,000 shares issued and outstanding as adjusted
  (2)(3)(4)......................................................        --              --                1,000

Class B Common Stock, $.0001 par value, 10,000,000 shares
  authorized; 2,000,000 shares issued and outstanding actual, pro
  forma and as adjusted (3)......................................        --              --              --

Class E-1 Common Stock, $.0001 par value, 4,000,000 shares
  authorized; 4,000,000 shares issued and outstanding actual, pro
  forma and as adjusted (3)......................................        --              --              --

Class E-2 Common Stock, $.0001 par value, 4,000,000 shares
  authorized; 4,000,000 shares issued and outstanding actual, pro
  forma and as adjusted (3)......................................        --              --              --

Warrants to Purchase Common Stock................................        --               473,000        473,000

Additional paid-in capital.......................................      21,242,000      21,242,000     47,657,000

Deficit accumulated during the development stage.................     (22,286,000)    (22,286,000)   (23,564,000)
                                                                   --------------  --------------  --------------

Stockholders' equity (deficit)...................................      (1,044,000)       (571,000)    24,567,000
                                                                   --------------  --------------  --------------

Total capitalization.............................................  $   (1,044,000) $   (5,956,000)  $ 24,567,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------


------------------------


(1) Gives pro forma effect to the issuance in August 1996 of $7,000,000 principal amount of Bridge Notes, recorded net of approximately $473,000 in debt discount. The Bridge Notes are payable upon the earlier of August 30, 1997 or the closing of the Offering. See "Bridge Financing."



(2) Authorized amounts give effect to the filing of an amendment to the Company's Certificate of Incorporation in November 1996.



(3) The various classes of the Company's Common Stock are essentially identical, except that the Class B, Class E-1, and Class E-2 Common Stock have five votes per share and the Class A Common Stock has one vote per share, and each share of Class B Common Stock is convertible into one share of Class A Common Stock commencing 13 months after the date of this Prospectus. Also, the shares of Class E-1 and E-2 Common Stock are redeemable by the Company for nominal consideration if the Company does not achieve certain income or share price levels, and each share of Class E-1 and E-2 Common Stock is convertible into one share of Class B Common Stock if the Company does achieve those levels. See "Description of Securities--Common Stock."


(4) Does not include (i) 18,000,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units offered hereby, (ii) 3,600,000 shares of Class A Common Stock issuable upon exercise of the Underwriter's over-allotment option, including the shares issuable upon exercise of the Warrants included in the Units subject to such option, (iii) 2,400,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in the Units issuable upon exercise of the Underwriter's Unit Purchase Option, and (iv) 7,000,000 shares of Class A Common Stock issuable upon exercise of the Selling Securityholders' Warrants and the Class B Warrants underlying such warrants. Also does not give effect to options to purchase 110,000 shares of Class A Common Stock issuable upon exercise of outstanding options with an exercise price of $5.00 per share and 390,000 shares of Class A Common Stock reserved for future grant under the Option Plan as of the date of this Prospectus. See "Management--Stock Option Plan" and Note 7 of Notes to Financial Statements.



(5) As adjusted amounts give effect to the recognition a charge to earnings of approximately $1,100,000 upon the repayment of the Bridge Notes. See "Use of Proceeds" and "Plan of Operations."


BRIDGE FINANCING

    In August 1996, the Company completed the Bridge Financing of an aggregate of $7,000,000 principal amount of Bridge Notes and 3,500,000 Bridge Warrants in which it received net proceeds of approximately $6,195,000 (after expenses of such offering). The Bridge Notes are payable, together with interest at the rate of 10% per annum, on the earlier of one year from the issuance of the Bridge Notes or the closing of the Offering. See "Use of Proceeds," "Plan of Operations" and "Certain Transactions." Commencing in August 1997, the Bridge Warrants entitle the holders thereof to purchase one share of Class A Common Stock. However, the Bridge Warrants will be exchanged automatically on the closing of the Offering for the Selling Securityholders' Warrants, each of which will be identical to the Class A Warrants included in the Units offered hereby. The Selling Securityholders' Warrants have been registered for resale in the Registration Statement of which this Prospectus is a part, subject to the contractual restriction that the Selling Securityholders have agreed not to exercise the Selling Securityholders' Warrants for a period of one year from the closing of the Offering and not to sell the Securityholders' Warrants except after specified periods commencing 90 days after the closing date of the Offering. See "Concurrent Securities Offering."

                            SELECTED FINANCIAL DATA

    The selected financial data presented below for the years ended December 31, 1994 and 1995 and for the period from January 26, 1990 (inception) to December 31, 1995 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. The report of Price Waterhouse LLP which also appears herein contains an explanatory paragraph relating to uncertainty as to the ability of the Company to continue as a going concern. The selected financial data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 and for the period from January 26, 1990 (inception) through June 30, 1996 have been derived from the Company's unaudited financial statements which, in the opinion of Management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results of operations for such periods. The results of the interim periods are not necessarily indicative of the results of a full year. The following selected financial data should be read in conjunction with the financial statements and related notes thereto, and with "Plan of Operations," appearing elsewhere in this Prospectus.

                                                                                                                   PERIOD FROM
                                                                    PERIOD FROM        SIX-MONTH PERIOD ENDED    JANUARY 26, 1990
                                     YEAR ENDED DECEMBER 31,      JANUARY 26, 1990      JUNE 30 (UNAUDITED)       (INCEPTION) TO
                                   ----------------------------    (INCEPTION) TO    --------------------------   JUNE 30, 1996
                                       1994           1995       DECEMBER 31, 1995      1995          1996         (UNAUDITED)
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
STATEMENT OF OPERATIONS DATA:
Other income.....................  $      71,000  $      27,000   $        687,000   $    27,000  $       7,000   $      694,000
Interest income..................          2,000                            60,000                        1,000           61,000
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
                                          73,000         27,000            747,000        27,000          8,000          755,000
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
Cost and expenses:
  Research and development
    costs........................      1,088,000                        13,636,000                                    13,636,000
  Preoperating costs.............                                          282,000                                       282,000
  General and administrative
    expenses.....................      1,239,000      1,453,000          5,463,000       769,000      1,169,000        6,632,000
  Loss on disposal of assets.....        357,000                           357,000                                       357,000
  Interest expense...............        156,000        262,000          1,188,000       103,000        185,000        1,373,000
  In-process research and
    development acquired.........                                          761,000                                       761,000
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
                                       2,840,000      1,715,000         21,687,000       872,000      1,354,000       23,041,000
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
Net loss.........................  $  (2,767,000) $  (1,688,000)  $    (20,940,000)  $  (845,000) $  (1,346,000)  $  (22,286,000)
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
                                   -------------  -------------  ------------------  -----------  -------------  ----------------
Net loss per share(1)............  $        (.81) $        (.50)                     $      (.25) $        (.40)
Weighted average number of shares
  outstanding(1).................      3,400,000      3,400,000                        3,400,000      3,400,000

                                                                                                          JUNE 30, 1996
                                                                                                  ------------------------------
                                                                                                      ACTUAL      PRO FORMA (2)
                                                                                                  --------------  --------------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit).......................................................................  $   (2,888,000) $   (2,415,000)
Total assets....................................................................................       2,068,000       9,068,000
Total liabilities...............................................................................       3,112,000       9,639,000
Deficit accumulated during development stage....................................................     (22,286,000)    (22,286,000)
Total stockholders' deficit.....................................................................      (1,044,000)       (571,000)

--------------------------

(1) Excludes 8,000,000 Performance Shares, which are redeemable by the Company for a nominal amount in certain circumstances. See "Capitalization," "Plan of Operations--Charge to Income in the Event of Conversion of Performance Shares," "Principal Stockholders" and "Description of Securities." See Note 1 of Notes to Financial Statements for an explanation of the determination of weighted average number of shares outstanding and shares used in computing net loss per share.

(2) Gives pro forma effect to the issuance in August 1996 of $7,000,000 principal amount of Bridge Notes, net of approximately $473,000 of debt discount and approximately $805,000 of issuance costs, as if the issuance had occurred on June 30, 1996.

                               PLAN OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

GENERAL


    The Company is a development stage enterprise organized to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. Since its inception, the Company has been engaged principally in research and development of its proposed aircraft. In January 1990, the Company acquired the assets of Aerodynamics & Structures, Inc. ("ASI"), a New Jersey corporation engaged in the design of an aircraft prototype, in exchange for 139,407 shares of Class B Common Stock, 278,815 shares of Class E-1 Common Stock, and 278,815 shares of Class E-2 Common Stock. In connection with this exchange, the Company assumed liabilities of ASI in the amount of approximately $400,000. In March 1990, the Company made application to the FAA for a Type Certificate for the JETCRUZER 450, which Certificate was ultimately granted in June 1994. As a result, the Company has not generated any operating revenues to date and has incurred losses from such activities. The Company believes it will continue to experience losses until such time as it commences the sale of aircraft on a commercial scale.



    Prior to commencing commerical sales, the Company will need to, among other things, complete the development of the JETCRUZER 500, obtain the requisite regulatory approvals, establish an appropriate manufacturing facility, hire additional engineering and manufacturing personnel and expand its sales and marketing efforts. The Company estimates that the cost to complete development of the JETCRUZER 500 and obtain an amendment of its FAA Type Certificate will be approximately $8,000,000. This amount includes the cost of equipment and tooling (estimated at approximately $1,500,000), static and flight testing of the aircraft (estimated at approximately $2,500,000) and the employment of the necessary personnel to build and test the aircraft (estimated at approximately $4,000,000). The Company estimates that the cost of establishing an appropriate manufacturing facility will be approximately $7,000,000. The Company intends to use $1,100,000 of the proceeds from the Offering for this purpose and to finance the remaining portion through mortgage financing and/or other similar means. The Company also intends to use approximately $900,000 of the proceeds of the Offering for sale and marketing of the aircraft. See "Use of Proceeds."


    At such time, if ever, as the Company commences the commercial sale of its proposed aircraft, the Company will derive a substantial portion of its revenues from the sale of a relatively small number of aircraft. As a result, a small reduction in the number of aircraft shipped in a quarter could have a material adverse effect on the Company's financial position and results of operations for that quarter. The Company expects to receive progress payments during the construction of aircraft and final payments upon the delivery of aircraft. Therefore, construction or delivery delays near the end of a particular quarter, due to, for example, shipment reschedulings, delays in the delivery of component parts or unexpected manufacturing difficulties experienced by the Company, could cause the financial results of the quarter to fall significantly below the Company's expectations and could materially and adversely affect the Company's financial position and results of operations for the quarter.

    During the 18 to 24 months following the Offering, the Company intends to focus its efforts in the following areas:

    - To complete the development of the JETCRUZER 500, including, among other things, adding a larger engine, pressurization, environmental systems, de-icing capability and autopilot certification. See "Business--Proposed Aircraft."

    - To obtain an amendment to its Type Certificate to include the JETCRUZER 500, including the manufacture of FAA conformed models of the JETCRUZER 500 and static and flight testing. See "Business--Government Regulation."

    - To establish an appropriate manufacturing facility capable of producing the JETCRUZER 500 on a commercial scale, including the establishment of a production line in such facility and the acquisition of production inventory and additional items of equipment, tooling and computer hardware and software systems. See "Business--Facilities."

    - To obtain a production certificate from the FAA and commence commercial production of the JETCRUZER 500. See "Business--Government Regulation."


    - To expand its sales and marketing staff and increase its marketing efforts with respect to the JETCRUZER 500. See "Business--Marketing, Distribution and Service."


    - To increase its engineering, manufacturing and administrative staff in anticipation of increased development and production activities. See "Business--Employees."

    The Company believes that the net proceeds of the Offering will be sufficient to finance its plan of operations for at least the 18 to 24 months following the Offering, based upon the current status of its business operations, its current plans and current economic and industry conditions. See "Use of Proceeds." If the Company's estimates prove to be incorrect, however, then during such period the Company may have to seek additional sources of financing, reduce operating costs and/or curtail growth plans. See "--Liquidity and Capital Resources."

RESULTS OF OPERATIONS


    The Company has not generated any revenues from operations. For the period from inception (January 26, 1990) through June 30, 1996, the Company incurred a net loss of $22,286,000, $2,767,000 and $1,688,000 of which was incurred during the years ended December 31, 1994 and December 31, 1995, respectively, and $845,000 and $1,346,000 of which was incurred during the six months ended June 30, 1995 ("1995 six months") and June 30, 1996 ("1996 six months") respectively. These losses have resulted primarily from expenditures made in connection with the research and development of the Company's proposed aircraft and general and administrative activities. The Company expects that losses for the three month period ended September 30, 1996 will be greater than those for the three month period ended June 30, 1996 as a consequence of the increase in the Company's operating activities upon receipt of the proceeds from the Bridge Financing in August 1996.


    Research and development expenses have consisted primarily of the costs of personnel, facilities and materials and equipment required to conduct the Company's development activities. Such expenses aggregated $13,636,000 from inception through June 30, 1996, $1,088,000 of which was incurred in 1994 and none of which was incurred in 1995 or in the 1996 six months. Such expenses were incurred to develop the JETCRUZER 450, to obtain a Type Certificate with respect thereto, and to begin the design of the JETCRUZER 500, the JETCRUZER 650 and the STRATOCRUZER. Research and development expenses will increase in the fourth quarter of 1996 and in 1997 as the Company accelerates the development of the JETCRUZER 500 and amends its Type Certificate with respect thereto.

    General and administrative expenses have consisted primarily of administrative salaries and benefits, rent, marketing expenses, insurance and other administrative costs. Such expenses aggregated $6,632,000 from inception through June 30, 1996, $1,239,000 and $1,453,000 of which were incurred in 1994 and 1995, respectively, and $769,000 and $1,169,000 of which were incurred in the 1995 six months and the 1996 six months, respectively. General and administrative expenses have increased since 1994 primarily due to increased compensation expenses payable to the Company's executive officers who were engaged principally in capital raising and marketing activities. Such increases were partially offset by decreases in rent, insurance, employee payroll and other administrative costs occasioned by the Company's limited development activities during the period. General and administrative expenses are expected to increase substantially in the fourth quarter of 1996 and in 1997 due to the addition of personnel and other resources to support increased administrative, marketing, and development activities. See "--Liquidity and Capital Resources."

    Interest expense has consisted primarily of interest expended by the Company for bank and private financing. Interest expense aggregated $1,373,000 from inception through June 30, 1996, $156,000 and $262,000 of which were incurred in 1994 and 1995, respectively, and $103,000 and $185,000 of which were incurred in the 1995 six months and the 1996 six months, respectively. See "--Liquidity and Capital Resources."

    In 1994, the Company incurred a $357,000 loss on disposal of assets, which was a result of the disposal of certain tooling equipment in connection with the Company's relocation in September 1994.

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company has incurred net losses in each year since its inception and consequently has paid no federal or state income taxes.

    At December 31, 1995, the Company had a federal tax net operating loss carryforward of approximately $17,000,000 which, if unused, will expire in varying amounts in years 2005 through 2010 and a state tax net operating loss carryforward of approximately $3,000,000 which, if unused, will expire in various amounts in years 1996 through 2000.

    At December 31, 1995, the Company had federal and state research and development ("R&D") credit carryforwards of approximately $1,169,000 and $468,000, respectively. The federal R&D credit carryforwards will expire in years 2005 through 2010. The state R&D credit carryforwards can be carried forward indefinitely. See Note 4 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

    At June 30, 1996, the Company had a working capital deficit of $2,888,000, an accumulated deficit of $22,286,000 and a negative net worth of $1,044,000. Since its inception in January 1990, the Company has experienced continuing negative cash flow from operations, which has resulted in the Company's inability to pay certain existing liabilities in a timely manner. The Company has financed its operations through private fundings of equity and debt.

    Prior to mid-1994, the activities of the Company were financed primarily by
(i) equity contributions from Mr. Song Gen Yeh and members of his immediate family, who were at that time directors and principal stockholders of the Company, in the aggregate amount of $7,280,000 and (ii) loans in the aggregate amount of $10,728,000 from Mr. Yeh. The loans made by Mr. Yeh were repaid through the issuance of 598,011 shares of Class B Common Stock, 1,196,021 shares of Class E-1 Common Stock, and 1,196,021 shares of Class E-2 Common Stock of the Company in June 1996. Additionally, in October 1993, the Company received a loan of $60,000, bearing interest at a rate of 12%, from SIDA Corporation ("SIDA"), a corporation then affiliated with Dr. Carl Chen, the President and Chief Executive Officer and a Director of the Company; and, in February and July 1994, the Company received loans in an aggregate amount of $565,000, bearing interest at a rate of 12%, from four individuals who were at the time not affiliated with the Company. One of such persons, C.M. Cheng, became a Director of the Company in June 1996. These loans were repaid in September 1996 with the proceeds of the Bridge Financing described below. See "Certain Transactions."

    In the second half of 1994, the Company's expenditures decreased because capital constraints required a reduction of the Company's development activities. The Company's capital requirements during that period were satisfied primarily by a loan from General Bank in the principal amount of approximately $550,000, bearing interest at the prime rate plus 1 1/2%, which loan was guaranteed by the Small Business

Administration, the California Export Finance Office and Dr. Chen and secured by substantially all of the Company's assets. The Company also received an additional $50,000 loan from SIDA.

    During 1995 and 1996, the Company's capital requirements were met by additional advances of $350,000 pursuant to the bank loan described above and loans by Dr. Chen, bearing interest at a rate of 12%, in the aggregate principal amount of $562,000. In June 1996, $336,000 of indebtedness owed by the Company to Dr. Chen was converted into 187,118 shares of Class B Common Stock, 374,236 shares of Class E-1 Common Stock, and 374,236 shares of Class E-2 Common Stock.

    In September 1996, the bank loan, in the aggregate principal amount of $900,000 plus $15,000 in accrued interest, $226,000 of the principal amount owed to Dr. Chen, together with interest thereon of $36,000, and the loan from SIDA, in the aggregate principal amount of $110,000 plus $31,000 in accrued interest, were repaid with the proceeds of the Bridge Financing described below. See "Certain Transactions."


    In August 1996, the Company completed the Bridge Financing of $7,000,000 principal amount of Bridge Notes and 3,500,000 Bridge Warrants (which will automatically convert to Class A Warrants upon completion of the Offering). See "Bridge Financing" and "Concurrent Securities Offering." The net proceeds of the Bridge Financing were approximately $6,195,000 after deducting commissions and a non-accountable expense allowance aggregating $805,000 paid to the placement agent and other expenses of the Bridge Financing. The net proceeds of the Bridge Financing were and are being used to repay bank and other outstanding indebtedness, loans from officers and directors, accrued compensation and past due accounts payable and as working capital. The Company has allocated a portion of the net proceeds of the Offering to repay the Bridge Notes. See "Bridge Financing," "Certain Transactions," and "Use of Proceeds." Additionally, the Company will recognize a charge to operations of approximately $1,100,000, representing the combined unamortized debt discount and issuance costs arising from the Bridge Financing, in the quarter in which the Bridge Notes are repaid.


    The Company expects its cash requirements to increase in the future due to higher expenses associated with product development, the scale-up of production (including capital investment in production equipment), implementation of a sales and marketing program, the hiring of personnel and other anticipated operating activities. The Company also expects to continue to incur losses until such time, if ever, as it obtains regulatory approval for the JETCRUZER 500 and related production processes and market acceptance for its proposed aircraft at selling prices and volumes which provide adequate gross profit to cover operating costs and generate positive cash flow. The Company's working capital requirements will depend upon numerous factors, including the level of resources devoted by the Company to the scale-up of manufacturing and the establishment of sales and marketing capabilities and the progress of the Company's research and development program for the JETCRUZER 500 and other proposed aircraft. See "Business--Marketing, Distribution and Service."


    The Company expects that the net proceeds of the Offering will enable it to meet its liquidity and capital requirements for at least 18 to 24 months following completion of the Offering, by which time the Company expects to have received a type certificate and a production certificate for the JETCRUZER 500 and commenced commercial production and sale of the JETCRUZER 500. During this period such proceeds will be used primarily for amendment of the Type Certificate, the purchase of equipment and tooling, the establishment of a manufacturing facility, and sales and marketing. The Company's capital requirements are subject to numerous contingencies associated with development stage companies. Specifically, in the event that the FAA determines that a new type certificate is required, or if delays are encountered in amending the current Type Certificate, the time and cost of obtaining such certification may be substantial, may render it impossible for the Company to complete such new or amended certification and may therefore have a material and adverse effect on the Company's operations. Further, following such 18 to 24 month period, if the Company has not completed the development of the JETCRUZER 500, received the required regulatory approvals and successfully commenced commercial sales of its aircraft, the Company may require additional funding to fully implement its proposed business plan. The Company has no commitments from any third parties for any future funding, and there can be no assurance that the Company will be able to obtain financing in the future from bank borrowings, debt or equity financings or other sources on terms acceptable to the Company or at all. In the event necessary financing were not obtained, the Company would be materially and adversely affected and might have to cease or substantially reduce operations.


    The Company had no material capital commitments at June 30, 1996. Following the Offering, the Company intends to hire a number of additional employees and to establish a larger manufacturing facility, both of which will require substantial capital resources. The Company anticipates that it will hire approximately 50 employees over the next six months and 150 employees over the next 24 months, including engineers and manufacturing technicians necessary to produce its aircraft. See "Business-- Employees." Additionally, the Company plans to acquire, build and/or improve a larger manufacturing facility. The Company estimates that the total cost of such facility will be approximately $7,000,000 and has allocated approximately $1,100,000 of the proceeds of the Offering to fund a portion of such cost. The Company anticipates funding the remaining portion of such cost through mortgage financing and/or other similar means. There can be no assurance, however, that such funding will be available on terms acceptable to the Company or at all. In the event the Company is unable to fund fully the costs of the facility from such sources, it may utilize a portion of the proceeds from the Offering allocated to working capital for such purpose or it may lease a facility until adequate funds become available. See "Use of Proceeds."


    The Report of Independent Accountants includes an explanatory paragraph indicating that there is substantial doubt as to the Company's ability to continue as a going concern. See Report of Independent Accountants.

CHARGE TO INCOME IN THE EVENT OF CONVERSION OF PERFORMANCE SHARES


    In the event the Company attains certain earnings thresholds or the Company's Class A Common Stock meets certain minimum bid price levels, the Class E Common Stock will be converted into Class B Common Stock. In the event any such converted Class E Common Stock is held by officers, directors, employees or consultants, the maximum compensation expense recorded for financial reporting purposes will be an amount equal to the fair value of the shares converted at the time of such conversion which value cannot be predicted at this time. Therefore, in the event the Company attains such earnings thresholds or stock price levels, the Company will recognize a substantial charge to earnings during the period in which such conversion occurs, which would have the effect of increasing the Company's loss or reducing or eliminating its earnings, if any, at that time. In the event the Company does not attain these earnings thresholds or mimimum bid price levels, and no conversion occurs, no compensation expense will be recorded for financial reporting purposes. See "Description of Securities--Common Stock."

                                    BUSINESS

OVERVIEW

    The Company is a development stage company organized to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. The Company has obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). The Company intends to modify the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of such aircraft for commercial sale (the "JETCRUZER 500") which, the Company anticipates, will takeoff and land in less than 1,000 feet, be able to fly at approximately 30,000 feet above sea level, and have a high cruise speed of approximately 350 mph and a range of approximately 1,600 miles.


    The Company began development of the JETCRUZER 450 in 1990 and obtained the Type Certificate in 1994. Throughout this period, the Company engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. This aircraft was used by the Company and the FAA to perform static (nonflight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by the Company and the FAA from 1992 through 1994. The Company received the Type Certificate for the JETCRUZER 450 on June 14, 1994.



    Although the Company received preliminary written indications of interest to purchase the aircraft, the Company has decided that it will not pursue commercialization of the JETCRUZER 450 in part because the Type Certificate is subject to certain limitations which the Company believes reduce the aircraft's commercial viability. Instead, the Company has decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale, which is a modified version of the JETCRUZER 450 that the Company anticipates will not be subject to the limitations imposed by the existing Type Certificate. See "--Proposed Aircraft."



    Based on the limited scope of the changes to be made to the JETCRUZER 450 and the experience of other manufacturers that have modified certificated aircraft, the Company believes it will need to amend its Type Certificate, rather than obtain a new type certificate, to develop the JETCRUZER 500 for commercial sale. The Company currently anticipates that it can obtain an amendment to its Type Certificate during the approximately 18 to 24 months following the Offering and commence commercial production of such aircraft soon thereafter. There can be no assurance, however, that obtaining the amendment will not take longer that anticipated, that the Company will not be required to obtain a new type certificate for the JETCRUZER 500, or that the Company will not experience unforeseen expense or delay in certifying and commercializing its proposed aircraft.


INDUSTRY BACKGROUND

    The general aviation industry comprises essentially all nonmilitary aviation activity other than scheduled and charter commercial airlines licensed by the FAA and the Department of Transportation. General aviation aircraft are frequently classified by their type and number of engines and include aircraft with fewer than 20 seats. There are three different types of engines: piston, propjet and turbofan (jet). Piston aircraft use an internal combustion engine to drive a propeller. There may be one or two engines and propellers. Propjet aircraft combine a jet turbine powerplant with a propeller geared to the main shaft of the turbine. There may be one or two engines and propellers. Turbofan aircraft use jet propulsion to power the aircraft. There are generally two engines on general aviation turbofan aircraft, although there may also be one or three.

    Purchasers of general aviation aircraft include (i) corporations, (ii) governments, (iii) the military, (iv) the general public and (v) fractional interest entities. A corporation may purchase a general aviation aircraft for transporting its employees and property. Many companies use an aircraft in their line of business, including on-demand air taxi services, air ambulance services and freight and delivery services. Governments and military organizations may purchase an aircraft for the transportation of personnel, freight and equipment. Members of the general public may purchase an aircraft for personal and/or business transportation and pleasure use. Fractional interest entities purchase one or more aircraft and then sell interests in each aircraft to several persons or entities. Each entity pays for its share of maintenance and operating costs and its access to and use of the aircraft. Increased corporate earnings may encourage corporations to acquire an aircraft. An aircraft must qualify under FAA regulations in order to be used for certain purposes, and the ability of an aircraft to so qualify will have a material affect on the potential market for such aircraft. See "Business--Government Regulation."

    Currently, there are fewer than ten major manufacturers of general aviation aircraft based in the United States. Piston aircraft make up the numerical majority of aircraft delivered by these manufacturers, whereas propjets and jet aircraft account for the majority of billings. In 1995, approximately 581 piston aircraft were delivered for approximately $123 million in billings; approximately 250 propjets were delivered for billings of approximately $653 million; and approximately 246 jet aircraft were delivered, generating billings of approximately $2 billion.

    Total shipments of general aviation aircraft manufactured in the United States reached a peak in 1978, when approximately 18,000 aircraft were shipped. The number of units delivered annually has decreased since that time as a result of a number of factors, such as the cost of aviation fuel, high interest rates, inflation and, most importantly, an increase in negligence and product liability claims arising from accidents involving small, personal/recreational piston aircraft and a resulting increase in the price of manufacturer's liability insurance. Since 1986, the number of units delivered per year from United States manufacturers has not exceeded 1,500, and fewer than 1,000 aircraft were delivered from United States manufacturers in each of 1992, 1993 and 1994.

    Although the total number of general aviation aircraft manufactured in the United States declined from 1978 to 1994, deliveries of more expensive propjet and jet aircraft manufactured in the United States increased, resulting in a less substantial decline in the total dollar value of shipments of aircraft during such period and a substantial increase in the average price of each such aircraft delivered from 1978 through 1994. Deliveries of more costly corporate aircraft powered by propjet or jet engines were affected to a lesser extent by the liability and insurance coverage problems encountered by piston aircraft. In addition, on August 17, 1994, Congress enacted the General Aviation Revitalization Act of 1994 ("GARA"). The GARA imposes an 18-year statute of limitations on product liability suits involving airplane manufacturers and suppliers. Although product liability suits will not disappear, nor is it likely that settlements will be smaller, the Company believes that the reduction to 18 years of an original equipment manufacturer's exposure to lawsuits may lower insurance costs for the industry which may result in increased sales of aircraft and a corresponding increase in the number of licensed pilots. Shipments of all types of general aviation aircraft manufactured in the United States increased from 928 units in 1994 to 1,077 units in 1995.

STRATEGY

    The Company's objective is to become a worldwide market leader in the sale of small business aircraft. To achieve this objective, the Company intends to focus on the performance, efficiency and safety of its proposed aircraft. The Company's strategy is to capitalize on a perceived current lack in the marketplace of low-priced, high-performance aircraft. The Company believes that its ability to offer an aircraft which outperforms competitive aircraft at a reduced cost will enable the Company to penetrate the business, private and government aircraft markets. Additionally, the Company intends to expend substantial resources on a worldwide sales and marketing program to position itself with potential customers.

    The Company believes that aircraft sales are heavily dependent on the quality and safety of a company's products. Accordingly, the Company intends to maintain high quality and safety standards in all aspects of the design and manufacture of its proposed aircraft. For example, the Company believes that certain design features of the JETCRUZER 500, such as the canard wing, will make the aircraft spin resistant and that the absence of wing flaps will make the operation of the aircraft less susceptible to pilot error. In addition, the Company believes that the reliability of the Company's component suppliers, such as Pratt & Whitney, will be viewed favorably by potential customers.

    The Company believes that it will be able to offer aircraft at a comparatively low price by containing the costs of obtaining FAA certification and amendments to such certification as well as the costs of manufacturing. The Company believes that it was able to obtain its Type Certificate for the JETCRUZER 450 at a reasonable cost due to the selection of a management and manufacturing team that had prior aircraft manufacture and FAA related experience and its ability to control overhead expenses incurred in connection with obtaining the Type Certificate. The Company believes that it will be able to control manufacturing costs by producing most of the tooling, jigs, dies and molds required for the manufacture of its aircraft in-house. Also, because the Company will produce the airframe and most of the associated components of its aircraft in-house, it will have greater control over the production process; and the Company believes that this control will also help keep construction and certification costs at reduced levels.

PROPOSED AIRCRAFT

    GENERAL.

    The Company's proposed aircraft are based on a canard wing design in which a smaller wing (the "canard") is installed in front of the aircraft's main wing. The Company believes that this design provides for improved performance and safety margins, including increased lift, spin resistance and a lower stall speed, and increased ride comfort as compared to more conventional aircraft designs. Management also believes that the Company's aircraft will provide performance advantages over competitors' models, including better stall and handling characteristics, increased speed, smoother ride, greater fuel efficiency and lower operating expenses. See "Business--Competition."

    The fuselage of each aircraft will be made of an advanced graphite composite/nomex honeycomb sandwich with embedded aluminum and copper screen mesh for lightning protection, which is processed in the Company's (30 foot long by 10 foot diameter) nitrogen-pressurized autoclave. The canard wing on the JETCRUZER will be constructed of aircraft aluminum; and the canard wing on the STRATOCRUZER, if that aircraft is developed, will be constructed of the graphite composite. The main rear wing and the ailerons of all of the aircraft will be constructed of aircraft aluminum skin and spar and rib construction. Flaps are not required on the JETCRUZER because of the design and high lift capabilities of the canard and the main wing. The engine and propeller of the Company's JETCRUZER aircraft are located at the rear of the fuselage, thus providing passengers with a quieter ride.

    JETCRUZER-TM- 500.

    The JETCRUZER 500 is intended to be a six-seat (including pilot), high performance single engine propjet with conventionally constructed wings made from aluminum attached to a fuselage formed from a high-strength graphite nomex honeycomb composite material. The aircraft is intended to have a canard configuration with two lift-producing surfaces and no conventional wing flaps. The JETCRUZER 500 will be powered by a Pratt & Whitney PT6A-42A, 1,132 ESHP propjet engine located at the rear of the aircraft. The JETCRUZER 500 is intended to be a modified version of the JETCRUZER 450.

    In June 1994, the FAA awarded the Company a Type Certificate for the JETCRUZER 450, which is a non-pressurized propjet aircraft powered by a smaller Pratt & Whitney engine. However, the Type Certificate is subject to a number of FAA limitations which were imposed as a result of the aircraft's early stage of development. For example, the maximum number of occupants is presently limited to five, as compared to the six passenger (including pilot) design configuration of the JETCRUZER 500, and the maximum operating speed is presently limited to 178 mph, as compared to the 350 mph design speed of the JETCRUZER 500. The Company intends to amend the Type Certificate to remove these limitations in the course of further development and certification of the JETCRUZER 500.


    In order to amend the Type Certificate to include the JETCRUZER 500, additional work remains to be performed on the aircraft by the Company, including adding pressurization, environmental systems, de-icing capability, test retractable landing gear and autopilot certification, all of which will be necessary to produce the JETCRUZER 500 for commercial sale. The Company currently anticipates obtaining the amendment to its Type Certificate during the approximately 18 to 24 months after the Offering. The Company has recently submitted its application for amendment to the FAA. There can be no assurance, however, that obtaining such an amendment will not take longer than anticipated, that any of the FAA limitations will be removed or that such removal will not, in the FAA's judgment, necessitate a new type certificate, thereby causing unforeseen expense and delay in certifying the JETCRUZER 500. See "--Government Regulation."


    Although no assurance can be given as to the performance characteristics of any aircraft in its design phase, based on the performance of the JETCRUZER 450, the Company believes that the JETCRUZER 500 will carry six passengers (including pilot), have a cruise speed of approximately 350 mph and a stall speed of approximately 61 knots. The Company also believes that such aircraft should be able to climb at approximately 2,600 feet per minute, cruise at an altitude of approximately 30,000 feet above sea level, have a range of approximately 1,600 miles and takeoff and land in less than 1000 feet. The interior of the aircraft will be built either to a customer's specifications or in accordance with one of the Company's standard configurations. These statistics reflect the overall anticipated performance of the JETCRUZER 500. However, interior configuration, optional equipment, weather conditions and flying weight will affect the performance of an individual aircraft.

    Although there can be no assurance, the Company currently anticipates that the JETCRUZER 500 will be available for commercial sale at a price of approximately $1,300,000 approximately two years following the date of this Prospectus. However, since the Company has not yet completed development of the JETCRUZER 500 and has not yet established a facility for manufacturing it on a commercial scale, both of which may be subject to unforeseen delays, the date on which the JETCRUZER 500 is actually available for sale and its initial purchase price could change materially.

    To date, the Company has made only limited test marketing attempts to sell its aircraft. Notwithstanding these limitations, the Company has received more than 30 written indications of interest to purchase the JETCRUZER 450 and the JETCRUZER 500. Because the Company believes that the improved performance characteristics associated with the JETCRUZER 500 will make it a more desirable aircraft than the JETCRUZER 450, the Company currently intends to initially produce only the JETCRUZER 500. Accordingly, the Company has converted all but two of the indications of interest in the JETCRUZER 450 into indications of interest in the JETCRUZER 500. Generally, written indications of interest are supported by a $10,000 deposit. However, each such deposit is refundable at the request of the purchaser at any time until the commencement of construction of the purchaser's particular aircraft. Accordingly, there can be no assurance that any such indications of interest will lead to the sale of an aircraft.

OTHER PROPOSED AIRCRAFT

    JETCRUZER-TM- 650.

    The Company currently intends to develop the JETCRUZER 650. This aircraft will be based on the JETCRUZER 450/500 design and will have the same engine and components as the JETCRUZER 500. However, it is intended to have a longer fuselage which will accommodate up to twelve passengers plus a pilot. To produce the JETCRUZER 650, the Company will need either to amend its Type Certificate or obtain a new type certificate, as determined by the FAA.

    The Company anticipates that the cruise speed of the JETCRUZER 650 will be approximately 300 miles per hour, that it will takeoff in approximately 1,800 feet, climb at a rate of 1,200 to 1,600 feet per minute and have a maximum range of approximately 1,250 miles. The Company currently plans to offer two versions of the JETCRUZER 650: a pressurized corporate and on-demand charter passenger aircraft, which will cruise at approximately 30,000 feet above sea level and have a maximum passenger seating capacity of twelve, and a non-pressurized version for use as a utility/freight aircraft which will cruise at a lower altitude than the pressurized version.


    Although it incorporates certain components and systems approved as part of the JETCRUZER 450 certification process, the JETCRUZER 650 is in a very early stage of engineering and design, and the completion of the development of the JETCRUZER 650 and the certification of such aircraft will require substantial capital resources in addition to the proceeds obtained by the Company in the Offering. There can be no assurance that the Company will obtain the resources necessary to continue the development of the JETCRUZER 650 or, if such resources are obtained, to successfully develop and certify the JETCRUZER 650. Further, the Company will not continue development of the JETCRUZER 650 until it has solicited orders for the aircraft and obtained adequate indications of interest to justify the completion of its design, prototyping, and static and flight testing. Accordingly, the Company cannot predict when, if ever, the JETCRUZER 650 will be available for commercial sale.


    STRATOCRUZER-REGISTERED TRADEMARK- 1250.

    The Company also currently intends to develop a twin engine jet aircraft to be called the STRATOCRUZER 1250. The STRATOCRUZER, if developed, is expected to be a canard aircraft with three flying surfaces powered by two Williams/Rolls Royce FJ44-2 fanjets. It will be able to seat up to 12 passengers, plus the pilot. Based on its design and preliminary testing, it is anticipated that the STRATOCRUZER will have a maximum cruise speed of approximately 500 mph, a range of approximately 3,700 miles and a pressurized ceiling of approximately 42,000 feet. The STRATOCRUZER will be able to takeoff in less than 3,200 feet and land in less than 3,000 feet. The instrumentation of the STRATOCRUZER will consist of digital electronic avionics, including EFIS (an Electronic Flight Instrumentation System, which includes color monitors on which flight instrument data, weather radar, maps and other navigation information are available) and GPS (Global Positioning System) navigation. The aircraft will be of lightweight construction. The Company believes that the STRATOCRUZER's comparatively light weight, combined with, among other things, its additional lifting surfaces, fuel efficient engines and aerodynamic design, will give the STRATOCRUZER superior range and fuel efficiency compared to other twin jets. The Company will be required to obtain a new FAA type certificate for the STRATOCRUZER.


    The STRATOCRUZER is in a very early stage of development, and the completion of such development will also require substantial capital resources beyond those to be obtained by the Company in the Offering. Therefore, there can be no assurance that the Company will obtain the resources necessary to continue the development of the STRATOCRUZER or, if such resources are obtained, successfully develop and certify the STRATOCRUZER. Accordingly, the Company cannot predict when, if ever, the STRATOCRUZER will be available for commercial sale.


MANUFACTURING

    The Company has designed and produced or procured most of the equipment necessary for production of the JETCRUZER 450 and has used that equipment to certify the aircraft. The Company intends to obtain or produce additional sets of the equipment necessary for production of the JETCRUZER 500 with the proceeds of the Offering and acquire and/or build a manufacturing facility capable of producing the JETCRUZER 500. See "--Facilities." The Company intends to produce in-house nearly all of the tooling necessary for the production of its aircraft, from master models to major jigs and fixtures. The Company believes it achieves cost savings by manufacturing tooling itself. Additionally, nearly all airframe assemblies and parts are intended to be produced in-house, except for special tasks such as hydroforming, spar milling and painting. The manufacturing process for the Company's aircraft is highly technical and requires skilled assembly technicians. The Company intends to rehire a number of employees who assisted the Company in the development of the JETCRUZER 450 as well as a number of additional employees. However, no assurance can be given that former employees of the Company or other personnel with the required skills will in fact be available to the Company. See "Business--Employees."

    The equipment and procedures used by the Company for manufacturing must be certified, and are subject to inspection and continuing oversight by the FAA. See "Business--Government Regulation."


    The Company has a complete in-house computer design system, with interactive, computer-aided design ("CAD") capabilities. The Company maintains an Aircraft Quality Control System ("AQCS") designed to meet the requirements of the military, the National Aeronautics and Space Administration ("NASA") and the FAA. An AQCS is a system mandated and approved by the FAA to assure the integrity and traceability of aircraft components, parts, and systems. It is required as a condition to obtaining a type certificate and a production certificate. All of the Company's precision tools and gauges are certified by the National Bureau of Standards.


    The Company intends to manufacture the advanced graphite composite fuselage structure used in the construction of its aircraft in its own computer-controlled, nitrogen-pressurized autoclave. Although not operational at this time, the autoclave was purchased new in 1990 and was used in the construction of the certification aircraft. It can achieve temperatures of up to 650 degrees Fahrenheit and pressure of 150 pounds per square inch. The graphite material is very strong and lightweight and in the course of certifying the JETCRUZER 450, the Company believes it has demonstrated to the FAA that the graphite material meets or exceeds all standards set by the FAA for aircraft construction material. Use of the graphite composite material simplifies the manufacturing process, as opposed to metal construction, because it eliminates most riveting, which is a labor intensive, time consuming process. The graphite sections are bonded together through a process which provides strength equal to or greater than riveting. The metal wings of the aircraft are attached to the composite portions of the airframe through a manufacturing technique developed by the Company.

MARKETING, DISTRIBUTION AND SERVICE

    MARKETING AND DISTRIBUTION.

    To date, the Company has conducted limited marketing activity and has marketed its aircraft only through test advertisements and news releases in trade publications. Following completion of the Offering, the Company intends to use a portion of the proceeds of the Offering to develop an in-house sales organization and market its aircraft in a number of different territories in the United States and abroad through trade publications, aircraft trade shows, and independent distributors and agents.

    The Company's efforts will emphasize aircraft trade shows, from which it believes a significant amount of new aircraft sales are generated. The Company intends to participate in, among others, the Paris Air Show, the National Business Aircraft Association USA Show and the Singapore Aerospace Show. Management believes that, in addition to sales generated directly from such events, participation in trade shows will help introduce the Company's aircraft to other potential purchasers and help increase overall awareness of the Company's products. The Company also intends to promote general knowledge of the Company's products by issuing press releases to aviation magazines and newspapers. The Company will also use paid advertising in trade magazines, general interest flying magazines and international business magazines to promote its products.

    Management anticipates that most of the Company's aircraft will be sold to corporations for transportation of their personnel, guests and company property. The Company intends to develop direct marketing programs to target such corporations. The Company believes that its aircraft will also be attractive to customers other than corporations and intends to address these markets. These markets include current owners of single and twin engine aircraft who operate their own aircraft for business purposes, governmental entities that use aircraft for surveillance or mapping photography, forest fire detection, and other purposes, and fractional use entities who purchase one or more aircraft and sell interests in each aircraft to several persons or entities. The Company believes that the relatively low purchase price, performance, safety and cost of operations of its aircraft will make them attractive to such purchasers. Other potential specialty markets may include air freight and delivery services, on-demand air taxi services and/or charter and air ambulance use.

    The Company intends to provide assistance to customers who require financing to complete the purchase of an aircraft from the Company. Overseas sales may be financed through the United States Export/Import Bank ("EXIM"), which may provide loans to qualified overseas customers, and several domestic banks, of which at least one provides 20-year loans for corporate aircraft. Additionally, EXIM may provide low-cost working capital loans to the Company upon the receipt of evidence of export sales commitments.

    SERVICE.

    The Company's aircraft will be serviced primarily by fixed base operations ("FBO's") authorized by the Company. FBO's are established aircraft maintenance companies located at airports throughout the world which service general aviation aircraft produced by virtually all major aircraft manufacturers. If and when customers in a particular region or country begin to acquire aircraft manufactured by the Company, an appropriate FBO for that area will be identified and authorized by the Company after consultation with the agent and/or distributor for that area. The Company will provide training and a service manual to the employees of its authorized FBO's. Required parts and repair materials will be air freighted to the FBO's as required. Maintenance and repair of major systems included in the Company's aircraft, such as engines and avionics, will be provided by the manufacturers of those systems.

SUPPLIERS

    The Company will rely on certain suppliers of products necessary to manufacture its aircraft, including a number of different suppliers of materials and components. In particular, the engines and the avionics will be provided by outside manufacturers. These suppliers also produce equipment for aircraft manufacturers other than the Company. Engines for the JETCRUZER will be manufactured by Pratt & Whitney. Engines for the STRATOCRUZER, if that aircraft is developed, will be manufactured by Williams/Rolls Royce. The Company has no contractual right to obtain any specified number of engines from Pratt & Whitney or any other manufacturer. Should the Company's ability to obtain the requisite number of engines be limited for any lengthy period of time or the cost of such engines increase, the Company's ability to produce and sell aircraft could be materially and adversely affected. In addition, the failure of other suppliers or subcontractors to meet the Company's performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on the Company's operations. Moreover, the Company's ability to significantly increase its production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of its key suppliers to increase their delivery rates.

COMPETITION

    The JETCRUZER 500 will compete against several other types of aircraft, including new and used single and multi-engine propjets and high-end piston powered aircraft. Management believes that competition will be based primarily on the aircraft's price, performance and operating cost. Single engine propjets have only recently come into use in the general aviation industry, and there are not many competitors in this category. Twin engine propjets are far more common and vary significantly in size.

    The following table lists the number of seats (including pilot), estimated price and high cruise speed of the aircraft which the Company considers to be the principal competitors of the JETCRUZER 500.

NAME AND MODEL                                                                                      HIGH CRUISE
(NUMBER AND TYPE OF                                                                 APPROXIMATE   SPEED-MILES PER
ENGINES NOTED IN PARENTHESIS)                                             SEATS      BASE PRICE        HOUR
---------------------------------------------------------------------     -----     ------------  ---------------
JETCRUZER 500 (1) (Propjet)..........................................           6   $  1,295,000           350
Cessna Caravan 208B(1) (Propjet).....................................           9   $  1,493,000           210
Socata TBM 700 (1) (Propjet).........................................           6   $  2,607,000           345
Pilatus PC - 12 (1) (Propjet)........................................          10   $  2,315,000           310
Raytheon/Beech King Air C-90B (2) (Propjet)..........................           7   $  2,488,000           284
Piper Malibu Mirage (1) (Piston).....................................           6   $    755,000           267

    There are currently only three single engine propjet aircraft on the market in the JETCRUZER 500 category: the Socata TBM 700, the Pilatus PC-12 and the Cessna Caravan. The TBM 700 is a pressurized, single engine propjet of conventional design with a Pratt & Whitney engine. It is made in France and has passenger capacity and performance similar to the JETCRUZER 500. Its base price is approximately $2,607,000. The Pilatus PC-12 is also a single engine propjet of conventional design with a Pratt & Whitney engine. The Pilatus PC-12 is made in Switzerland, has an airspeed of 310 mph and has a base price of approximately $2,315,000. The Cessna Caravan 208B has a base price of approximately $1,493,000 and is designed primarily for hauling freight at low altitude. Its high speed is 210 mph, its landing gear does not retract, and it is not pressurized. Each of these competitive products is a standard, one lifting-wing aircraft built primarily from aircraft aluminum, rather than graphite.

    Additional competition to the JETCRUZER 500 may be provided by the Malibu Mirage. The Malibu Mirage is a single engine piston powered aircraft, rather than a propjet. It is manufactured in the United States by The New Piper Aircraft Corp. It has an airspeed of 267 miles per hour and a range of approximately 1,200 miles. Its approximate base price is $755,000. The Company believes that piston aircraft such as the Mirage and propjet aircraft such as the JETCRUZER 500 compete for different customers based on performance (particularly speed) and reliability. However, the price differential may induce certain purchasers to select the lower-priced piston aircraft.

    The Company believes that the JETCRUZER 500, and the proposed JETCRUZER 650, if developed, may compete with and compare favorably to various twin engine propjets, such as the King Air C-90B, in airspeed and passenger seating at a significantly lower purchase price and operating cost. The King Air C-90B is a twin engine propjet of conventional design which is manufactured in the United States by Raytheon Aircraft Co. (Beechcraft). It has an airspeed of approximately 284 miles per hour and has seven seats. Its approximate base price is $2,488,000. However, certain customers may be reluctant to purchase a single-engine aircraft due to the perception of additional safety associated with twin-engine aircraft. Additionally, single-engine aircraft are not permitted by FAA regulations to be used for commercial passenger revenue-paying flights (whether on-demand charter or scheduled) in instrument conditions. However, single engine aircraft may currently be used for revenue-paying on-demand charter and scheduled flights under VFR (visual flight rules) provided the pilot and aircraft meet certain FAA certification, proficiency, maintenance and additional equipment and airworthiness requirements. See "Governmental Regulation."

    Most of the Company's competitors are substantially larger in size and have far greater financial, technical, marketing, and other resources than the Company. Certain of the Company's actual and potential competitors may have technological capabilities, or other resources that would allow them to modify existing aircraft or develop alternative new aircraft which could compete with the Company's aircraft. Therefore, there can be no assurance that the Company's ability to market its proposed aircraft will not be materially adversely affected by future technological changes or marketing initiatives on the part of its competitors.

    Additionally, indirect competition and potential sales will come from the used aircraft market, both propjets and jets, which have sales prices near that anticipated for the JETCRUZER 500. As the prices of new aircraft have increased, buyers have turned in greater numbers to the used aircraft market. The Company, however, believes that it may be able to attract purchasers who might otherwise acquire a used aircraft by emphasizing the price, performance, technology, fuel efficiency and operational costs advantages of the Company's aircraft.

    PRODUCT LIABILITY AND INSURANCE.

    The failure of an aircraft manufactured by the Company or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, and therefore, the Company could be subject to lawsuits involving product liability claims. The Company intends to obtain product liability insurance with regard to aircraft purchased by customers commencing on the delivery of the first customer's aircraft. However, such insurance is expensive, subject to various exclusions and, although the product liability insurance for manufacturers of general aviation aircraft has become somewhat more available and less costly over the last two years, there can be no assurance that such coverage will be available to the Company on acceptable terms or at all. Further, should the Company become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. In the past it has obtained other insurance as needed, including flight test insurance for the pilots and aircraft used during the FAA certification process.

GOVERNMENT REGULATION

    The manufacture of aircraft is subject to extensive regulation by the Federal Aviation Administration ("FAA"). Both the finished product and the process of manufacturing itself must be certified by the FAA, as must the type design. Failure to obtain or maintain all required FAA certifications would have a material adverse effect on the Company's operations.

    CERTIFICATION.

    On June 14, 1994, the Company obtained a Type Certificate from the FAA for the JETCRUZER 450. For an aircraft model to be manufactured for sale, the FAA must issue a type certificate and production certificate for that model; for an individual aircraft to be operated, the FAA must issue an airworthiness certificate for that aircraft. Type certificates are issued by the FAA when an aircraft model is determined to meet applicable performance, safety, environmental, and other technical criteria. In the case of aircraft such as the Company's which have one or more unconventional design characteristics for which there are no applicable criteria, such criteria are developed and applied in the course of the type certification process. More stringent airworthiness criteria and additional equipment requirements become applicable if the aircraft will be used in commercial passenger operations, whether on-demand charter or scheduled. Production certificates are issued by the FAA after it determines that the type certificate holder (or its licensee) has the facilities and quality control capability to manufacture aircraft that will meet the design provisions of the applicable type certificate. An airworthiness certificate is issued for a particular aircraft when it is certified to have been built in accordance with specifications approved under the type certificate for that model; the airworthiness certificate remains in effect so long as required maintenance, repairs and upkeep are performed.

    The Company intends to amend its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500, although there can be no assurance that the FAA will not require application for a new type certificate for the JETCRUZER 500. In addition, the Company will be required to obtain a further amendment to its Type Certificate or a new type certificate if and when it proceeds with development of the JETCRUZER 650. The Company will be required to obtain a new type certificate if and when it proceeds with development of the STRATOCRUZER 1250.

    Obtaining a new or amended FAA type certificate can be difficult, costly, and time consuming. In either case, the Company must accomplish, to the extent deemed necessary by the FAA, among other things, (a) the filing of an appropriate application with the FAA, (b) development and submission to the FAA of an appropriate design and substantiating data and receipt of FAA approval that such design and data comply with applicable FAA airworthiness standards,
(c) development and receipt of FAA approval of a flight test plan, (d) successful completion of conformity inspections requested by the FAA from time to time to ensure compliance of the aircraft with the type design, (e) modification and reassembly of an existing JETCRUZER 450 for use for initial flight testing, (f) modification and reassembly of an additional existing JETCRUZER 450 for flight and static testing, (g) completion of Company flight tests and receipt of precertification approval from the FAA, (h) completion of additional flight tests under FAA supervision, (i) development and receipt of FAA approval of an airplane flight manual, and (j) development and receipt of FAA approval of maintenance and inspection requirements for the aircraft. Although the time required to obtain a new or amended type certificate may vary, the Company believes that it can obtain a new or amended certificate for the JETCRUZER 500 within the 18 to 24 months following the closing of the Offering. There can be no assurance that the Company will be successful in obtaining a new type certificate or amendments to its existing Type Certificate for its planned aircraft models, or, if the Company is successful in obtaining a type certificate for its planned aircraft, that the new or amended type certificate will not be subject to conditions which may adversely affect the use of the planned aircraft models for their intended purpose or the Company's operations. In the event that the FAA determines that a new type certificate is required for any of the Company's planned aircraft models (including the JETCRUZER 500), the time and cost of obtaining such certification may be substantial, may render it impossible for the Company to complete such certification and may have an adverse effect on the Company's operations.



    The Company will also need to obtain an FAA production certificate for the commercial production of its aircraft. In order to obtain a production certificate, the Company must commence production of an aircraft and make application for the certificate. The FAA will regularly inspect the Company's facilities and procedures during the production process. When the initial aircraft is nearly complete, the Company must have submitted all required materials, including a copy of the applicable quality assurance manual. The FAA will then review the materials submitted and the results of its inspections and will either issue the production certificate or require that the Company modify either or both of its quality assurance manual or the manufacturing process. While production does not necessarily stop during the review process, a failure to receive a production certificate would likely delay the manufacturing process. The time required to obtain a production certificate is identical to and concurrent with the time required to manufacture the first commercially-produced applicable aircraft; which the Company believes will be five to six months in the case of the JETCRUZER 500. The Company expects to obtain the production certificate within the 18 to 24 months following the completion of the Offering.


    There can be no assurance that the Company will not encounter a delay in obtaining a production certificate for its planned aircraft models, or airworthiness certificates for individual aircraft.

    The Company will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. Such modification, suspension, or revocation could occur if, in the FAA's judgement, compliance with airworthiness or safety standards by the Company was in doubt. If the FAA were to suspend or revoke the Company's type or production certificates for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgement, an unsafe condition developed or was discovered after one or more of the Company's aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a regulatory obligation upon the Company to develop appropriate design changes at the Company's expense. Foreign authorities could impose similar obligations upon the Company as to aircraft within their jurisdiction. Any or all of the above occurrences could expose the Company to substantial additional costs and/or liability.

    GOVERNMENT ASSISTANCE.


    The Company has negotiated with local and state governments regarding incentives for locating the Company's facilities in a certain state or locality, including facility construction, tax incentives and employee training. One city in which the Company may locate its facilities has informed the Company that the city would assist the Company by providing coordinated permit processing and possibly matching funds for federal job training subsidies. The city has also informed the Company that the potential site being considered by the Company would cause the Company to be eligible for enterprise zone, state revitalization zone and manufacturers' investment tax credits. If the Company is able to obtain such assistance or financing, the Company may be subject to certain restrictions on its operations, including an inability to relocate or to obtain certain types of financing.


    PRODUCT LIABILITY.

    In 1994, the United States Congress passed and the President signed the General Aviation Revitalization Act of 1994 ("GARA"). GARA provides protection for manufacturers of general aviation aircraft against certain lawsuits for wrongful death or injuries resulting from an aircraft accident. Except as set forth in GARA, and provided a period of 18 years has passed from the date of delivery of the aircraft to the original purchaser or retailer, no claim for damages resulting from personal injury or wrongful death may be brought against the manufacturer of a general aviation aircraft. Although GARA will not directly affect the Company until eighteen years from the date it delivers its first aircraft, management believes that GARA will indirectly benefit the Company immediately, in that it may encourage increased manufacturing and sales of general aviation aircraft and this increased activity may in turn result in an increased number of licensed pilots. Management believes that a greater number of licensed pilots may provide an increased market for the Company's aircraft. However, there can be no assurance that Management's view of GARA's effects will prove to be correct.

    FOREIGN CERTIFICATION.


    In order for the Company to sell its aircraft in foreign countries, it must comply with each country's aircraft certification process. Certain countries will accept as adequate the certification issued by the FAA, while others impose additional requirements. In countries which do require additional certification, the FAA certification often provides a starting point from which such country begins its certification process. The Company intends to begin certification processes in foreign countries once it has received the amendment to the Type Certificate for the JETCRUZER 500 and has finalized a sale or distributorship in that country.


    FACILITIES.

    The Company's executive offices and research and limited manufacturing facilities are located in an approximately 40,000 sq. ft. building near the Long Beach, California airport pursuant to a month to month lease at a monthly rent of $12,000. The Company has allocated a portion of the net proceeds of the Offering to establish a larger facility to enable the Company to expand its manufacturing capabilities as soon as a suitable location is found. The Company presently has no other facilities.


    The Company has identified several possible locations for its manufacturing facility. The Company believes that establishment of the manufacturing facility will take approximately 5 to 7 months and that the municipality selected by the Company as the site of its main manufacturing facility will provide assistance with streamlining the permit process, local licensing and other requirements. The Company believes the cost of establishing the facility will be approximately $7,000,000, which the Company intends to fund in part with the proceeds of the Offering and in part through mortgage financing and/or other similar means. The total anticipated size of the facility will be approximately 220,000 square feet, with approximately 20,000 square feet of office space and approximately 200,000 square feet of manufacturing space. In the event that the Company is unable to fully fund the cost of such facility, the Company may determine to lease a facility until such funds become available. See "Use of Proceeds" and "Plan of Operations."

EMPLOYEES

    As of September 12, 1996, the Company had five full-time employees. The Company believes that its relations with its employees are good. The Company is not a party to any collective bargaining agreement.

    The Company will require highly skilled engineers and manufacturing technicians to complete the design of and produce the JETCRUZER 500. The Company believes that a number of such individuals are available in Southern California in general, and the Long Beach area in particular, as a result of recent downsizings by large aerospace and defense contractors. In the past, the Company has obtained the majority of its employees from this pool. However, there can be no assurance that these individuals will remain available or that the Company will be able to fill all necessary positions with qualified personnel.

    The Company intends to hire employees as needed and believes that approximately 50 employees will be hired within six months of the closing of the Offering. Those employees will be needed to work on obtaining the amendment to the Company's Type Certificate, as well as to plan and prepare for the Company's relocation to a new manufacturing facility. The Company believes that it will require a total of approximately 150 employees within 24 months of the closing of the Offering to produce, manufacture, market and sell the JETCRUZER 500.

LEGAL PROCEEDINGS


    In the ordinary course of business the Company is generally subject to claims, complaints, and legal actions. The Company is not currently a party to any material lawsuit.


    In connection with the Recapitalization in July 1996, the stockholders of the Company had the right, within thirty days of receiving notice of the merger which was a part of the Recapitalization, to exercise dissenters' rights and make written demand upon the Company to purchase their shares at fair market value. The Company did not receive any such demands within such thirty-day period. However, one stockholder, who presently owns slightly less than 5% of the Company's outstanding Common Stock, forwarded a letter to the Company claiming that he did not receive sufficient information in order to exercise his rights and that therefore the time to exercise his rights should be extended. In addition, such stockholder has asserted that his ownership interest in the Company has been improperly diluted. Such stockholder threatened to commence litigation against the Company. The Company has not received any communications from such stockholder since the expiration of the time period for notification of the exercise of dissenters' rights.

    The Company believes that it has complied with the statutory requirements with respect to the Recapitalization as well as with respect to all issuances of its capital stock. However, there can be no assurance as to whether such stockholder will in fact assert any such claims against the Company or whether any such claims will be successful. The Company does not believe, however, that any adverse outcome of claims asserted against the Company by such stockholder would have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following are the executive officers and directors of the Company:

NAME                                     AGE                               POSITION
------------------------------------     ---     ------------------------------------------------------------
Carl Leei Chen, Ph.D. ..............     50      Chairman of the Board, Chief Executive Officer and
                                                  President(1)

Gene Comfort........................     53      Executive Vice President, General Manager, Secretary and
                                                  Director(2)

William V. Leeds....................     53      Senior Vice President--Operations(3)

Sandra Andre........................     42      Chief Financial Officer

C.M. Cheng..........................     50      Director(1)(2)

Steve Gorlin........................     59      Director(1)(2)

------------------------

(1) Member of Compensation Committee and Option Committee

(2) Member of Audit Committee

(3) Mr. William V. Leeds has consented to become the Senior Vice
    President--Operations of the Company following the closing of the Offering.

    DR. CARL L. CHEN is the founder of the Company and has been its President and a director since the Company's incorporation in January 1990 and the Chief Executive Officer of the Company since December 1994. From January 1992 to October 1995, Dr. Chen served as President, and since January 1992 has been a minority stockholder, of Union China Investment and Development Group, Inc. ("Union China"), a company located in Monterey Park, California, which was formed to invest in commercial real estate. Union China confirmed a plan of reorganization pursuant to Chapter 11 of the Federal bankruptcy laws in August 1995. The bankruptcy case for Union China was closed in May 1996 pursuant to a Final Decree and Order Closing Case entered by the Bankruptcy Court for the Central District of California. Since January 1992, Dr. Chen has served as the President of California Aerospace Technology, Inc., a consulting company for the satellite industry, located in Monterey Park, California. Dr. Chen was Chairman of SIDA Corporation, a high technology trading company located in Monterey Park, California, from 1989 to May 1996. Prior to founding the Company in 1990, Dr. Chen was a Satellite System Engineering Manager at Hughes Space and Communications, Inc. for 15 years. Dr. Chen has a Ph.D. in Engineering from the California Institute of Technology and Masters Degrees in Control Engineering and Aerospace Engineering from UCLA and West Virginia University, respectively. Dr. Chen is a graduate of the Owner/President Management program at the Graduate School of Business Administration of Harvard University.

    GENE COMFORT has been the Executive Vice President and General Manager of the Company since September 1995 and a director since May 1996. From July 1993 to September 1995, Mr. Comfort was the Vice President--Marketing of the Company, and he was the Director of Marketing of the Company from April 1991 to July 1993. Mr. Comfort has been involved in the aircraft industry for over 25 years in a variety of marketing, sales and management positions. Mr. Comfort is a single and multi engine rated pilot.

    SANDRA J. ANDRE became Chief Financial Officer of the Company in June 1996. From May 1995 to March 1996, Ms. Andre served as the Chief Financial Officer at Lottery Enterprises, Inc., a public company located in San Diego, California, engaged in the manufacture of vending terminals for instant winner lottery tickets. From July 1990 to May 1995, Ms. Andre was the Chief Financial Officer and Vice

President of Plitt Amusement Co., Inc., a private company located in Torrance, California, engaged in the entertainment business.

    WILLIAM V. LEEDS has agreed to serve as a Senior Vice President of the Company following the completion of this Offering. He served as the Senior Vice President of the Company from 1991 to September 1994 and has acted as a consultant to the Company on an as-needed basis since that time. He was one of the key employees responsible for obtaining the Type Certificate for the JETCRUZER 450. Since October 1994, Mr. Leeds has served as the General Manager of Aerostar Corporation, a private company located in the State of Washington engaged in the development and sale of small aircraft. From February 1986 to January 1990, Mr. Leeds was the General Manager of Quiet Nacelle Corp., a private company which retrofits aircraft engine nacelles for noise reduction. Mr. Leeds has an Aeronautical Engineering Degree from Northrop Institute of Technology and is an FAA Structure Designated Engineering Representative (DER). He is a single engine, instrument rated pilot.

    C.M. CHENG has served as a director of the Company since June 1996. Since April 1996, Mr. Cheng has been a Vice President of Eurotai International, Ltd., a private company located in Taipei, Taiwan, which distributes health food products. From 1984 to April 1996, Mr. Cheng served as a Vice President, Director of the Office of the President, and Manager of Corporate Planning with Taiwan Yeu Tyan Machinery, Mfg Co. Ltd., a public company located in Taipei, Taiwan, which manufactures automobiles and heavy equipment. From 1980 to 1983, Mr. Cheng was an Associate Professor of Economics and Management at Taiwan National Sun-Yet-Sen University. Mr. Cheng is the director of Harpa Limited, a corporation organized under the laws of the Cayman Islands ("Harpa"), a principal stockholder of the Company. See "Certain Transactions" and "Principal Stockholders."

    STEVE GORLIN has served as a director of the Company since July 1996. Over the past twenty-five years, Mr. Gorlin has founded several biotechnology and pharmaceutical companies, including Hycor Biomedical, Inc., a public company, and Theragenics Corporation, CytRx Corporation, Medicis Corporation, and SeaLite Sciences, Inc., which are private companies. Mr. Gorlin founded, and served as Chairman of the Board of, EntreMed Inc., a public company, from its inception in 1991 until December 1995 (EntreMed was privately held during his tenure). He founded, and is a member of the Board of Directors of, Perma-Fix Environmental Services, Inc., a public company involved in the disposal of hazardous waste. Mr. Gorlin also established the Touch Foundation, a non-profit organization for the blind. He is a single and multi-engine pilot.

    Directors serve until the next annual meeting or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the officers or directors of the Company.

BOARD COMMITTEES AND DESIGNATED DIRECTORS

    The Board of Directors has a Compensation Committee, which makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The members of the Compensation Committee are Dr. Chen, and Messrs. Cheng and Gorlin. The Board of Directors has established an Option Committee to administer the Option Plan. The members of the Option Committee are Dr. Chen and Messrs. Gorlin and Cheng. The Board of Directors also has an Audit Committee which reviews the results and scope of the audit and other accounting related matters. The members of the Audit Committee are Messrs. Comfort, Cheng and Gorlin.

    The Company has agreed to nominate a designee of the Underwriter who is reasonably acceptable to the Company for election to the Company's Board of Directors, if so requested by the Underwriter, for a period of five years from the date of this Prospectus.

DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee Directors serving on the Company's Board receive $1,000 per meeting plus out of pocket expenses for attending such meetings. In addition, non-employee Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor.

    Directors are also eligible to participate in the Company's Stock Option Plan. It is a policy of the Company that each Director who is not an employee of the Company receive options to purchase 25,000 shares of Class A Common Stock upon joining the Board. As of the date of this Prospectus, Messrs. Comfort, Cheng and Gorlin each had received 25,000 shares of Class A Common Stock at an exercise price of $5.00 per share. The options vest in equal annual installments over five years. See
"--Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company for its fiscal year ended December 31, 1995, to Dr. Carl Chen, the Chief Executive Officer and President of the Company. No other executive officer of the Company received salary and bonus in excess of $100,000 in such fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION (1)
                                              --------------------------------------------
                                                            SALARY        OTHER ANNUAL
        NAME AND PRINCIPAL POSITION             YEAR        ($)(2)     COMPENSATION ($)(3)
--------------------------------------------  ---------  ------------  -------------------
Dr. Carl Leei Chen,                                1995   $   53,000       $   242,000
Chief Executive Officer and President

------------------------

(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officer which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officer of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's compensation in the table.


(2) Pursuant to the New Management Agreement, which became effective on January 29, 1995 (the "New Management Agreement"), Dr. Chen was entitled to receive a salary of $323,000 in 1995. This amount was accrued and unpaid as of December 31, 1995. In May 1996, Dr. Chen agreed to convert $300,000 of such accrued amount into 16,724 shares of Class B Common Stock, 33,448 shares of Class E-1 Common Stock and 33,448 shares of Class E-2 Common Stock and to receive the remainder in cash. See "Certain Transactions" and Note 6 of Notes to Financial Statements. $30,000 of the amount stated reflects the approximate fair value of such shares. In May 1996, the New Management Agreement was terminated, and Dr. Chen's annual salary was changed to $200,000 per year. See "--Employment Agreement."


(3) Represents the approximate fair value of 135,416 shares of Class B Common Stock, 270,832 shares of Class E-1 Common Stock, and 270,832 shares of Class E-2 Common Stock issued to Dr. Chen in June 1996 and earned by him under the New Management Agreement during 1995. See "Certain Transactions."

EMPLOYMENT AGREEMENT

    The Company entered into an eight-year employment agreement (the "Chen Employment Agreement") with Dr. Carl Chen, the Company's, Chairman, Chief Executive Officer and President, commencing in May 1996. The Chen Employment Agreement provides that, in consideration for Dr. Chen's services, he is to be paid an annual salary of $200,000. He will receive increases in salary and bonuses as deemed appropriate by the Board of Directors. The Company will maintain life insurance coverage on Dr. Chen, and Dr. Chen may name the beneficiary of such policy. The Chen Employment Agreement also provides that he will not compete with the Company during the term of the Agreement and for eighteen months thereafter and that, if Dr. Chen's employment is terminated by the Company without cause (as defined therein), he will receive up to eighteen months' salary as severance, payable monthly commencing on the thirtieth day following such termination without cause.

STOCK OPTION PLAN

    The Board of Directors and the stockholders of the Company have adopted and approved the 1996 Stock Option Plan ("Stock Option Plan"). The Stock Option Plan provides for the grant of incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") to certain employees, officers, directors, consultants and agents of the Company. The purpose of the Stock Option Plan is to attract and retain qualified employees, agents, consultants, officers and directors.

    The total number of shares of Class A Common Stock with respect to which options may be granted under the Stock Option Plan is 500,000. The shares subject to, and available under, the Stock Option Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased upon exercise of an option and subsequently repurchased by the Company pursuant to the terms of the option, become available for grant under the Stock Option Plan.

    The Stock Option Plan is administered by the Board of Directors of the Company, which determines, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or NQSOs, or a combination thereof, and the number of shares of Class A Common Stock to be subject to such option. The Board may, in its discretion, delegate its power, duties and responsibilities under the Stock Option Plan to a committee consisting of two or more directors. The exercise price for ISOs must be at least 100% of the fair market value per share of Class A Common Stock on the date of grant, as determined by the Board. ISOs are not transferable, other than by will or the laws of descent and distribution. NQSOs may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder or his or her guardian or legal representative.

    Options may be exercisable for a term determined by the Board, which may not be less than one year or greater than 10 years from the date of grant. Options may be exercised only while the original optionee has a relationship with the Company which confers eligibility to be granted options or within 90 days after termination of such relationship with the Company, or up to six months after death or total and permanent disability. In the event the Company terminates its relationship with the original optionee for cause (as defined in the Stock Option Plan), all options granted to the optionee terminate immediately.

    The Stock Option Plan contains certain limitations applicable only to ISOs granted thereunder to satisfy specific provisions of the Internal Revenue Code. For example, the aggregate fair market value, as of the date of grant, of shares as to which an ISO becomes exercisable for the first time by an optionee during any calendar year may not exceed $100,000. In addition, if an optionee owns more than 10% of the Company's stock at the time the individual is granted as ISO, the exercise price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years.

    Options may be paid for in cash, by check or, in certain instances, by delivering an assignment of shares of Class A Common Stock having a value equal to the option price, or any combination of the foregoing, as stipulated in the option agreement entered into between the Company and the optionee. At the discretion of the Board, the Company may loan to the optionee some or all of the purchase price of the shares acquired upon exercise of an option granted under the Stock Option Plan.

    The Board may modify, suspend or terminate the Stock Option Plan; provided, however, that certain material modifications affecting the Stock Option Plan must be approved by the stockholders, and any change in the Stock Option Plan that may adversely affect an optionee's rights under an option previously granted under the Stock Option Plan requires the consent of the optionee.

    As of the date of this Prospectus, the Company had granted options to purchase 110,000 shares of Class A Common Stock at an exercise price of $5.00 per share under the Stock Option Plan. See
"--Director Compensation" and "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.


    The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers. Each such Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the Indemnification Agreement and to recover the expenses of such suit if he is successful.



    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that it is the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

    From January 1990 through December 1993, Mr. Song Gen Yeh, who was at that time a principal stockholder and director of the Company, advanced funds to the Company in the aggregate amount of $10,478,000. In December 1993, the Company entered into an agreement with Mr. Yeh to repay such advances through the issuance of 584,074 shares of Class B Common Stock, 1,168,148 shares of Class E-1 Common Stock, and 1,168,148 shares of Class E-2 Common Stock of the Company. Such shares were issued to Mr. Yeh in June 1996. From 1994 through 1995, Mr. Yeh provided additional advances to the Company aggregating $250,000. In June 1996, such advances were repaid by the Company through the issuance of 13,937 shares of Class B Common Stock, 27,873 shares of Class E-1 Common Stock, and 27,873 shares of Class E-2 Common Stock. Such shares were subsequently transferred to Harpa Limited ("Harpa"), a Cayman Islands corporation the voting stock of which is controlled by two of Mr. Yeh's children. C.M. Cheng, a director of the Company, is the Director of Harpa and, as such, has the power to vote the shares of the Company's Common Stock held by Harpa. See "Principal Stockholders."


    In January 1990, the Company entered into a five-year agreement (the "Management Agreement") with SIDA Corporation ("SIDA"). Dr. Carl L. Chen, the Chairman, Chief Executive Officer and President of the Company, was, at that time, a principal stockholder of SIDA, and the other two stockholders of SIDA were also, at that time, stockholders of the Company. The Management Agreement provided for annual payments to SIDA of $140,000 for management services consisting essentially of those customarily performed by the President of a company. The SIDA agreement expired by its terms in January 1995. As of June 30, 1996, SIDA was owed $259,000 of unpaid management fees. This amount, together with accrued interest of $64,000 through August 30, 1996, was paid from the proceeds of the Bridge Financing in September 1996. In October 1993 and February 1994, the Company obtained loans from SIDA in the aggregate principal amount of $110,000, bearing interest at 12%. These loans, together with accrued interest of $31,000, were repaid from the proceeds of the Bridge Financing in September 1996.


    In February and July 1994, the Company received loans in an aggregate principal amount of $565,000, bearing interest at a rate of 12%, from four individuals who were at the time not affiliated with the Company. One of such persons, C.M. Cheng, became a director of the Company in June 1996. These loans, together with accrued interest of $161,000, were repaid with the proceeds of the Bridge Financing in September 1996.


    In December 1994, the Company entered into a New Management Agreement (the "New Management Agreement") with Dr. Chen which took effect in January 1995. Pursuant to the New Management Agreement, Dr. Chen agreed to serve as the Company's President and Chief Executive Officer. The New Management Agreement had a term of 10 years and provided that Dr. Chen was to receive a signing bonus of 139,365 shares of Class B Common Stock, 278,730 shares of Class E-1 Common Stock, and 278,730 shares of Class E-2 Common Stock, an annual salary of $350,000, and additional annual compensation payable in 147,727 shares of Class B Common Stock, 295,454 shares of Class E-1 Common Stock, and 295,454 shares of Class E-2 Common Stock. In May 1996, Dr. Chen agreed to terminate the New Management Agreement. Pursuant to the New Management Agreement and in connection with its termination, the Company issued a total of 577,823 shares of Class B Common Stock, 1,155,647 shares of Class E-1 Common Stock, and 1,155,647 shares of Class E-2 Common Stock to Dr. Chen. At June 30, 1996, $139,000 remained accrued and unpaid under the New Management Agreement. This amount was paid to Dr. Chen with the proceeds of the Bridge Financing in September 1996.


    In May 1996 the Company entered into an Employment Agreement with Dr. Chen pursuant to which he agreed to serve as its Chairman, Chief Executive Officer and President. See "Management--Employment Agreement." As of August 31, 1996, compensation of $67,000 was accrued and unpaid under this Agreement. This amount was paid from the proceeds of the Bridge Financing in September 1996.

    From September 1995 through August 1996, Dr. Chen made loans bearing interest at a rate of 12% to the Company in the aggregate principal amount of $562,000. In May 1996, Dr. Chen agreed to convert

$336,000 of these loans into 187,118 shares of Class B Common Stock, 374,236 shares of Class E-1 Common Stock, and 374,236 shares of Class E-2 Common Stock. The remaining $226,000 principal amount of these loans, together with $36,000 of accrued interest, was repaid with the proceeds of the Bridge Financing in September 1996.

    In 1994 and 1995, the Company obtained loans from General Bank in the aggregate principal amount of $900,000. This loan bore interest at the prime rate plus 1.5% and had a maturity date of October 1996. Repayment of the loan was guaranteed by the Small Business Administration, the California Export Finance Office and Dr. Chen and was secured by substantially all the assets of the Company. The total outstanding balance of the loan of approximately $915,000 (including accrued interest) was repaid from the proceeds of the Bridge Financing in September 1996.


    In May 1996, the Company issued 17,460 shares of Class B Common Stock, 34,919 shares of Class E-1 Common Stock, and 34,919 shares of Class E-2 Common Stock to Gene Comfort, its Executive Vice President, as partial consideration for marketing and general administrative services performed by Mr. Comfort for the Company. In September 1996, $34,000 of accrued but unpaid salary was paid to Mr. Comfort from the proceeds of the Bridge Financing.


    In September 1996, the Company granted options to purchase 25,000 shares of Class A Common Stock to each of C.M. Cheng and Steve Gorlin, directors of the Company, and Gene Comfort, an officer and director of the Company, and 5,000 shares of Class A Common Stock to Sandra Andre, an officer of the Company, at an exercise price of $5.00 per share. The options vest in equal annual installments over five years.


    The Company believes that each of the foregoing transactions was on terms at least as favorable to the Company as those that could have been obtained from nonaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group (a) prior to the Offering, and (b) as adjusted to give effect to the sale of the 6,000,000 Units offered hereby.



                                                                           PERCENT OF                     PERCENT OF
                                                            COMMON STOCK    OWNERSHIP     PERCENT OF     TOTAL VOTING
                                                            BENEFICIALLY     BEFORE        OWNERSHIP      POWER AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       OWNED(2)      OFFERING    AFTER OFFERING    OFFERING(3)
---------------------------------------------------------  --------------  -----------  ---------------  -------------
Dr. Carl L. Chen(4)......................................      4,196,460        41.96%         26.23%          37.47%
Gene Comfort(5)..........................................         87,298          .87            .55             .78
Sandra Andre(6)..........................................              0            0              0               0
C.M. Cheng(5)(7).........................................      5,217,860        52.18          32.61           46.59
Steven Gorlin(5).........................................              0            0              0               0
Harpa Limited(8).........................................      5,217,860        52.18          32.61           46.59
Shih Jen Yeh(8)..........................................      5,217,860        52.18          32.61           46.59
Chyao Chi Yeh(8).........................................      5,217,860        52.18          32.61           46.59
All executive officers and directors as a group (5
  persons)...............................................      9,501,618        95.02          59.39           84.84


------------------------

(1) Except as otherwise indicated, the address of each principal stockholder is c/o the Company at 3060 Airport Way, Long Beach, California 90806. The Company believes that all persons named have sole voting power and sole investment power, subject to community property laws where applicable.

(2) Except as otherwise noted, all shares beneficially owned are 20% Class B Common Stock and 80% Class E Common Stock, which shares of Class E Common Stock are subject to redemption by the Company if the Company does not achieve certain income or market price levels. See "Description of Securities--Performance Shares."

(3) The Common Stock of the Company is divided into four classes. Each share of Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock is entitled to five votes per share, and the Class A Common Stock is entitled to one vote per share. See "Description of Securities-- Common Stock."

(4) Includes 200,000 shares of Class E-2 Common Stock held by Julie C. Chen, as trustee of the Eric F. Chen Trust under Declaration of Trust dated August 31, 1996, for the benefit of Eric F. Chen, Dr. Chen's son. Julie Chen is Dr. Chen's sister-in-law. Dr. Chen disclaims beneficial ownership of the 200,000 shares held by the Trust for the benefit of his son.

(5) Excludes 25,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days of the date of this Prospectus.

(6) Excludes 5,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days of the date of this Prospectus.

(7) Includes 5,208,177 shares of Common Stock held by Harpa Limited, a Cayman Island corporation ("Harpa"). C.M. Cheng is a director of Harpa and has sole voting and investment control over the shares of Common Stock held by Harpa and thus may be deemed to beneficially own such shares. Mr. Cheng disclaims beneficial ownership of such shares. The address of Harpa is c/o Coutts Co. (Cayman) Ltd., Coutts House, P.O. Box 707, West Bay Road, Grand Cayman, Cayman Islands.


(8) The voting stock of Harpa is currently held equally by Shih Jen Yeh and Chyao Chi Yeh, who are children of Song Gen Yeh, the former Chairman and principal stockholder of the Company. See "Certain Transactions." The address of Mr. Shih Jen Yeh and Mr. Chyao Chi Yeh is 14th Floor, No. 55,
    Section 2, Chung-Cheng Road, Shih-Lin District, Taipei, Taiwan.

                         CONCURRENT SECURITIES OFFERING


    An additional 3,500,000 redeemable Class A Warrants (the "Selling Securityholders' Class A Warrants") have been registered pursuant to the Registration Statement under the Securities Act of which this Prospectus is a part for sale by the holders thereof (the "Selling Securityholders"). The Selling Securityholders' Class A Warrants are identical to the Class A Warrants included in the Units offered hereby and are being issued to the Selling Securityholders on the closing of the Offering upon the automatic conversion of all of the Company's outstanding Bridge Warrants. All of the Selling Securityholders' Class A Warrants issued upon conversion of the Bridge Warrants, the Class A Common Stock and Class B Warrants issuable upon exercise of such Class A Warrants and the Class A Common Stock issuable upon exercise of the Class B Warrants will be registered, at the Company's expense, under the Securities Act and are expected to become tradeable on or about the closing of the Offering, subject to a contractual restriction agreed to with the Company that such Selling Securityholders' Class A Warrants and underlying securities may not be sold for at least 90 days after the closing of the Offering; and, during the period from 91 to 270 days after such closing, only certain specified percentages of such securities may be sold. See "Shares Eligible For Future Sale." The Selling Securityholders have also agreed with the Company not to exercise their Selling Securityholders' Class A Warrants for a period of one year following the closing of the Offering; provided, however, that purchasers of such Selling Securityholders' Class A Warrants are not subject to such restrictions on exercise. After the one-year period following the closing of the Offering, the Selling Securityholders may exercise the Selling Securityholders' Class A Warrants and sell the Class B Warrants and Class A Common Stock issuable upon exercise of their warrants without restriction if a current prospectus relating to such Class A Common Stock is in effect and the securities are qualified for sale. The Company will not receive any proceeds from the sale of the Selling Securityholders' Class A Warrants. Sales of Selling Securityholders' Class A Warrants or the securities underlying such Class A Warrants or even the potential of such sales could have an adverse effect on the market prices of the Units, the Class A Common Stock and the Warrants. See "Shares Eligible For Future Sale."



    There are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years. The Company has been informed by the Underwriter that there are no agreements between the Underwriter and any Selling Securityholder regarding the distribution of the Selling Securityholders' Warrants or the underlying securities.


    The sale of the securities by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

    Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholders' Class A Warrants may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event the Underwriter or Blair & Co. is engaged in a distribution of the Selling Securityholders' Class A Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. However, neither the Underwriter nor Blair & Co. has agreed to, nor is either of them obligated to, act as a broker-dealer in the sale of the Selling Securityholders' Class A Warrants, and the Selling Securityholders may be required, and in the event Blair & Co. is a market maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Warrants will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules l0b-6 and l0b-7, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders.

    The Selling Securityholders and broker-dealers, if any, acting in connection with sales of the Selling Securityholders' Class A Warrants or the securities underlying such Warrants may deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                           DESCRIPTION OF SECURITIES

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.


    The authorized capital stock of the Company currently consists of 60,000,000 shares of Class A Common Stock, $.0001 par value (giving effect to the amendment to the Company's Certificate of Incorporation filed in November 1996), 10,000,000 shares of Class B Common Stock, $.0001 par value, 4,000,000 shares of Class E-1 Common Stock, $.0001 par value, 4,000,000 shares of Class E-2 Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value. As of the date of this Prospectus, there were outstanding 2,000,000 shares of Class B Common Stock (held of record by four stockholders), 4,000,000 shares of Class E-1 Common Stock (held of record by four stockholders), 4,000,000 shares of Class E-2 Common Stock (held of record by four stockholders), no shares of Class A Common Stock and no shares of Preferred Stock.


UNITS

    Each Unit offered hereby consists of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant. At any time commencing on the date of issuance until the fifth anniversary date of this Prospectus, each Class A Warrant will be exercisable to purchase one share of Class A Common Stock and one Class B Warrant and each Class B Warrant will be exercisable to purchase one share of Class A Common Stock. The Common Stock and Warrants included in the Units are immediately transferable separately upon issuance.

COMMON STOCK

    The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock are substantially identical, except that the holders of Class A Common Stock have the right to cast one vote, and the holders of Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock have the right to cast five votes, for each share held of record on all matters submitted to a vote of the holders of Common Stock, including the election of directors. The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when voting by class is required by applicable law. Holders of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to the holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the Common Stock and no redemption or sinking fund provisions exist for the benefit thereof. All outstanding shares of Common Stock are, and those shares of Class A Common Stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable.

    As a consequence of their ownership of Common Stock and the enhanced voting power of the Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock, the current stockholders of the Company will continue to control a majority of the voting power of the Company following completion of the Offering and, accordingly, will be able to elect all of the Company's directors. This difference in voting rights and consequent increase in the voting power of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock has an anti-takeover effect, in that the existence of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock. Thus, the stockholders of the Company may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock in order to negotiate the terms of such a business combination. Additionally, any such proposed business combination would have to be approved by the Board of Directors, which may be under the control of the holders of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock; and, if stockholder approval were required, the approval of the holders of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock would be necessary before any such business combination could be consummated.

    PERFORMANCE SHARES

    The Company's Certificate of Incorporation provides that the Class E-1 and the Class E-2 Common Stock is redeemable by the Company at a price of $.01 per share unless the Company meets certain income or share price thresholds. If the thresholds are met, the Performance Shares will be automatically converted into shares of Class B Common Stock. The Performance Shares are not assignable or transferable other than upon death, by operation of law, or to related parties who agree to be bound by the restrictions on the Performance Shares set forth in the Company's Certificate of Incorporation.

    (a) The 4,000,000 shares of outstanding Class E-1 Common Stock will be automatically converted into Class B Common Stock if, and only if, one or more of the following conditions are met:

        (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by the Company's independent public accountants (the "Minimum Pretax Income") amounts to at least $17.5 million for the fiscal year ending December 31, 1998;

        (ii) the Minimum Pretax Income amounts to at least $22.5 million for the fiscal year ending December 31, 1999;

       (iii) the Minimum Pretax Income amounts to at least $28.5 million for the fiscal year ending December 31, 2000;

        (iv) the Minimum Pretax Income amounts to at least $36.0 million for the fiscal year ending on December 31, 2001;

        (v) the Minimum Pretax Income amounts to at least $45.0 million for the fiscal year ending on December 31, 2002;

        (vi) the Minimum Pretax Income amounts to at least $56.0 million for the fiscal year ending on December 31, 2003;

       (vii) commencing on the date of this Prospectus and ending 18 months after the date of this Prospectus, the Bid Price (as defined herein) of the Company's Class A Common Stock averages in excess of $14.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days; or

      (viii) commencing 18 months after the date of this Prospectus and ending 36 months after the date of this Prospectus, the Bid Price (as defined herein) of the Company's Class A Common Stock averages in excess of $18.50 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days.

    (b) The 4,000,000 shares of outstanding Class E-2 Common Stock will be converted into Class B Common Stock if, and only if, at least one of the following conditions is met.

        (i) the Minimum Pretax Income amounts to at least $21.875 million for the fiscal year ending on December 31, 1998;

        (ii) the Minimum Pretax Income amounts to at least $28.125 million for the fiscal year ending on December 31, 1999;

       (iii) the Minimum Pretax Income amounts to at least $35.625 million for the fiscal year ending on December 31, 2000;

        (iv) the Minimum Pretax Income amounts to at least $45.0 million for the fiscal year ending on December 31, 2001

        (v) the Minimum Pretax Income amounts to at least $56.25 million for the fiscal year ending on December 31, 2002;

        (vi) the Minimum Pretax Income amounts to at least $69.5 million for the fiscal year ending on December 31, 2003;

       (vii) commencing on the date of this Prospectus and ending 18 months after the date of this Prospectus, the Bid Price (as defined herein) of the Company's Class A Common Stock averages in excess of $18.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days; or

      (viii) commencing 18 months after the date of this Prospectus and ending 36 months after the date of this Prospectus, the Bid Price (as defined herein) of the Company's Class A Common Stock averages in excess of $23.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days.

    The Minimum Pretax Income amounts set forth above (i) shall be calculated exclusive of any extraordinary earnings or charge, including, but not limited to, any charge to income resulting from conversion of the Performance Shares and
(ii) shall be increased proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after completion of the Offering. The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

    If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by March 31, 2004, the Performance Shares will be redeemable by the Company at a price of $.01 per share. The Company expects that the conversion of Performance Shares owned by officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings equal to the fair market value of such shares on the date of conversion. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, converted. Therefore, although the amount of compensation expense recognized by the Company will not affect the Company's cash flow, it may have a negative effect on the market price of the Company's securities.

    The restrictions on the Class E-1 Common Stock and Class E-2 Common Stock were required by the Underwriter as a condition to this Offering. The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Underwriter and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

    Bid Price shall mean the closing bid price of the Class A Common Stock as quoted on the Nasdaq SmallCap Market or as reported by the National Quotation Bureau, Inc. or the closing sales price of the Class A Common Stock if it is listed on the Nasdaq National Market or a national stock exchange.

    The "Minimum Pretax Income" amounts set forth above assume the conversion into Class B Common Stock of all of the shares of Class E Common Stock and the conversion into Class A Common Stock of any outstanding Class B Common Stock and any other securities which are convertible into Class A or Class B Common Stock solely upon surrender of such convertible securities without the payment of any additional consideration, but shall be increased proportionally to reflect the issuance of any other additional shares, including any shares that may be issued upon the exercise of any warrants or options presently outstanding or hereafter granted, provided, however, that, with respect to any shares of Class A Common Stock issued upon exercise of warrants subject to a registration statement covering shares of Class A Common Stock (the "Registration Statement") filed with the Commission (provided such Registration Statement is filed on or before September 30, 1996), so long as any portion of the net proceeds received by the Company upon such exercise is not utilized by the Company, but such proceeds (the "Invested Proceeds") are instead invested in short-term high interest bearing securities or accounts or securities issued or guaranteed by the United States government, then the adjustment to the Minimum Pretax Income amounts set forth above with respect to that number of warrants which generated such Invested Proceeds shall be equal to 8% per annum multiplied by such amount of Invested Proceeds. The Minimum Pretax Income shall be calculated exclusive of any extraordinary earnings or extraordinary charges including, but not limited to, any charge to income resulting from the conversion of shares of Class E Common Stock.

    CLASS B COMMON STOCK

    Each share of Class B Common Stock is convertible at any time commencing thirteen months following the date of this Prospectus at the option of the holder into one share of Class A Common Stock. Shares of Class B Common Stock will also automatically convert into an equivalent number of fully paid and non-assessable shares of Class A Common Stock after such period upon the sale or transfer of such shares of Class B Common Stock (other than a transfer to another holder of Class B Common Stock) by the original record holder thereof or upon the death of the holder thereof unless and to the extent that such shares are acquired by another holder of Class B Common Stock.

REDEEMABLE WARRANTS


    The following is a brief summary of the material provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company, the Underwriter, and American Stock Transfer and Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


    CLASS A WARRANTS

    The holder of each Class A Warrant is entitled, upon payment of the exercise price of $6.50, to purchase one share of Class A Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are exercisable at any time after their issuance until the fifth anniversary of the date of this Prospectus, provided that at such time a current prospectus relating to the Class A Common Stock and the Class B Warrants underlying the Class A Warrants is in effect and the underlying Class A Common Stock and the Class B Warrants are qualified for sale or exempt from qualification under applicable state securities laws. The Class A Warrants included in the Units offered hereby are immediately transferable separately from the Class A Common Stock and the Class B Warrants issued with such Class A Warrants as part of the Units. The Class A Warrants are subject to redemption, as described below.

    CLASS B WARRANTS

    The holder of each Class B Warrant is entitled, upon payment of the exercise price of $8.75, to purchase one share of Class A Common Stock. Unless previously redeemed, the Class B Warrants are exercisable at any time after their issuance until the fifth anniversary of the date of this Prospectus, provided that at such time a current prospectus relating to the underlying Class A Common Stock is then in effect and the Class A Common Stock underlying the Warrants is qualified for sale or exempt from qualification under applicable state securities laws. The Class B Warrants included in the Units offered hereby are transferable separately from the Class A Common Stock and Class A Warrants issued with such Class B Warrants as part of the Units, and the Class B Warrants underlying the Class A Warrants will be transferable separately from the Class A Common Stock received upon exercise of the Class A Warrants. The Class B Warrants are subject to redemption, as described below.

    REDEMPTION

    Commencing one year from the date of this Prospectus, the Class A Warrants are subject to redemption by the Company, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $12.00 per share. The Class B Warrants are subject to redemption by the Company commencing one year from the date of this Prospectus, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $15.00 per share. Holders of Warrants will automatically forfeit their rights to purchase the shares of Class A Common Stock and/or Class B Warrants issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Option, must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

    GENERAL

    The Warrants may be exercised upon surrender of the certificate or certificates therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate or certificates completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

    The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Class A Common Stock (or securities convertible, exchangeable or exercisable into Class A Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's Stock Option Plan or other employee benefit plans or (ii) the sale or exercise of outstanding options or warrants or the Warrants offered hereby.

    The Company is not required to issue fractional shares of Class A Common Stock and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until he or she exercises the Warrants.

PREFERRED STOCK

    The Preferred Stock may be issued in series, and shares of each series will have such rights, preferences, and privileges as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting the series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. The holders of any series of Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

    The Board of Directors may issue series of Preferred Stock without action by the holders of the Common Stock. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the holders of the Common Stock. The issuance of Preferred Stock may also dilute the voting power of the holders of Common Stock, in that a series of Preferred Stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest. The Company has no current plans to issue any Preferred Stock.

UNIT PURCHASE OPTION


    Upon the closing of the Offering, the Company has agreed to grant to the Underwriter the Unit Purchase Option to purchase up to 600,000 Units. The Units issuable upon exercise of the Unit Purchase Option will, when so issued, be identical to the Units offered hereby. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Underwriter or members of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $6.50 per Unit (130% of the initial public offering price) subject to adjustment under certain circumstances. The holders of the Unit Purchase Option have certain demand and piggyback registration rights. See "Underwriting."


REGISTRATION RIGHTS

    The Company has granted certain demand and piggyback registration rights to the holder of the Unit Purchase Option relating to their options and the underlying securities. See "Underwriting."

TRANSFER AGENT AND WARRANT AGENT

    American Stock Transfer & Trust Company, New York, New York, will serve as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

CERTAIN STATUTORY AND CHARTER PROVISIONS UNDER THE DELAWARE GENERAL CORPORATION
  LAW

    Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "Interested Stockholder") may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an

Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) upon consummation of the Business Combination, the Interested Stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the Business Combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

    These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

    The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering, the Company will have outstanding 6,000,000 shares of Class A Common Stock (6,900,000 shares of Class A Common Stock if the Underwriter's over-allotment option is exercised in full) 2,000,000 shares of Class B Common Stock, 4,000,000 shares of Class E-1 Common Stock and 4,000,000 shares of Class E-2 Common Stock. All of the shares of Class A Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act, as described below.


    All of the 10,000,000 shares of Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock currently outstanding (and the shares of Class A Common Stock or Class B Common Stock, as the case may be, into which they are convertible) are "restricted securities" within the meaning of Rule 144 under the Securities Act and, in general, may not be sold unless they are registered under the Securities Act or sold pursuant to Rule 144 or another exemption from registration. Pursuant to Rule 144, virtually all of these restricted shares would be eligible for resale commencing 90 days following the date of this Prospectus. However, 2,000,000 of the 10,000,000 outstanding shares are Class B Common Stock and thus may not be sold until thirteen months after the date of this Prospectus. In addition, the remaining 8,000,000 of the outstanding shares are Class E Common Stock, which shares are not currently tradeable and are subject to redemption by the Company for a nominal consideration if the Company does not meet certain income or stock price levels, and are convertible into Class B Common Stock if the Company does meet such levels. See "Description of Securities."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, the number of shares beneficially owned for at least two years that does not exceed the greater of
(i) one percent of the number of the then outstanding shares of Class A Common Stock, or (ii) the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is not deemed to have been an affiliate of the Company during the ninety days preceding a sale by such person and who has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume, manner of sale and notice requirements.

    In addition, Rule 701 under the Securities Act provides an exemption from the registration requirements of the Act for offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirements, are inapplicable for nonaffiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without the Rule 144 holding period requirement.


    Holders of the Class A Warrants included in the Units offered hereby (assuming no exercise of the Underwriter's over-allotment option) will be entitled to purchase an aggregate of 6,000,000 shares of Class A Common Stock upon exercise of the Class A Warrants and holders of the Class B Warrants offered hereby and underlying the Class A Warrants offered hereby will be entitled to purchase an aggregate of 12,000,000 additional shares of Class A Common Stock upon exercise of the Class B Warrants, in each case at any time during the five-year period following the date of this Prospectus, provided that the Company satisfies certain securities registration requirements with respect to the securities underlying the Warrants.

    Up to 2,400,000 additional shares of Class A Common Stock may be purchased by the Underwriter through the exercise of the Unit Purchase Option and the Class A Warrants and Class B Warrants contained in and underlying the Unit Purchase Option. Any and all of such shares of Class A Common Stock will be tradeable without restriction, provided that the Company satisfies certain securities registration requirements in accordance with the terms of the Unit Purchase Option. The Underwriter also has demand and "piggyback" registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting."


    The Company has also registered on behalf of the Selling Securityholders an aggregate of 3,500,000 Selling Securityholders' Class A Warrants and the securities underlying such Class A Warrants. The Selling Securityholders have agreed not to sell their Selling Securityholder Class A Warrants or the securities issuable on exercise thereof except pursuant to the restrictions set forth below:

                                                                         PERCENTAGE
                                                                          ELIGIBLE
LOCK-UP PERIOD                                                           FOR RESALE
--------------------------------------------------------------------  -----------------
Up to 90 days after closing.........................................              0%
Between 91 and 150 days after closing...............................             25%
Between 151 and 210 days after closing..............................             50%
Between 211 and 270 days after closing..............................             75%
After 270 days after closing........................................            100%

    The Selling Securityholders have also agreed with the Company not to exercise the Selling Securityholders' Class A Warrants for a period of one year following the closing of the Offering; provided, however, that purchasers of such Selling Securityholders' Class A Warrants are not subject to this restriction on exercise.

    The Company has adopted a Stock Option Plan and reserved 500,000 shares of Class A Common Stock for issuance under the Plan. As of the date of this Prospectus, the Company has granted options under the Plan to purchase 110,000 shares of Class A Common Stock. Such options vest in equal annual installments over five years. See "Management--Stock Option Plan."

    Prior to the Offering, no public market for the Company's securities has existed. Following the Offering, no predictions can be made of the effect, if any, of future public sales of restricted shares or the availability of restricted shares for sale in the public market. Moreover, the Company cannot predict the number of shares of Class A Common Stock that may be sold in the future pursuant to Rule 144 or Rule 701 because such sales will depend on, among other factors, the market price of the Class A Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Class A Common Stock acquired through the exercise of the Class A Warrants and Class B Warrants, under Rule 144 or Rule 701, other options or the Unit Purchase Option could adversely affect prevailing market prices for the Company's securities.

                                  UNDERWRITING


    D.H. Blair Investment Banking Corp., the Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase the 6,000,000 Units offered hereby from the Company on a "firm commitment" basis, if any are purchased. It is expected that Blair & Co. will distribute as a selling group member substantially all of the Units offered hereby. Blair & Co. is owned by a corporation that is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder of the Underwriter.


    The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to selected dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions not in
excess of $.      per Unit, of which not in excess of $.      per Unit may be
reallowed to other dealers who are members of the NASD. After commencement of the offering, the public offering price, concession and the reallowance may be changed by the Underwriter.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds derived from the sale of the Units offered hereby, including any Units purchased pursuant to the Underwriter's over-allotment option, $40,000 of which has been paid as of the date of this Prospectus.

    The Underwriter has informed the Company that it does not expect sales to any discretionary accounts to exceed 5% of the Offering.


    The Company has granted to the Underwriter an option, exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts and commissions, up to 900,000 additional Units for the purpose of covering over-allotments, if any.



    The Company has agreed to sell to the Underwriter and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 600,000 Units substantially identical to the Units being offered hereby, except that the Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option will be exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $6.50 per Unit, subject to adjustment in certain events to protect against dilution, and is not transferable for a period of three years from the date of this Prospectus except to officers of the Underwriter or to members of the Underwriter's selling group. The Company has agreed to register the securities issuable upon exercise thereof under the Securities Act on two separate occasions (the first at the Company's expense and the second at the expense of the holders of the Unit Purchase Option) during the five-year period commencing one year from the date of this Prospectus. The Unit Purchase Option includes a provision permitting the holder to elect a cashless exercise of the Option. The Company has also granted certain piggyback rights to holders of the Unit Purchase Option.


    The Underwriter has the right to designate one director for nomination to the Company's Board of Directors for a period of five years from the completion of the Offering. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter.

    During the five-year period from the closing of the Offering, in the event the Underwriter originates any transaction, including mergers, acquisitions and joint ventures, to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 7% of the first $1,000,000 to 2.5% of any consideration in excess of $9,000,000.

    The Underwriter acted as placement agent in connection with the Bridge Financing in August 1996 and, in connection therewith, received a placement agent fee of $560,000 and a non-accountable expense allowance of $210,000.


    The Company has agreed not to solicit Warrant exercises other than through the Underwriter, unless the Underwriter declines to make such solicitation. Upon any exercise of the Class A or Class B Warrants after one year from the date of this Prospectus, the Company will pay the Underwriter a fee of 5% of the aggregate exercise price for Warrant exercises solicited in writing by the Underwriter or its representatives or agents, if (i) the market price of the Company's Class A Common Stock on the date the Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrant was solicited in writing by a member of the NASD; (iii) the Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.


    Rule 10b-6 may prohibit Blair & Co. from engaging in any market making activities with regard to the Company's securities for the period from two to nine business days (or such other applicable period as Rule l0b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

    The Commission is conducting an investigation concerning various business activities of the Underwriter and Blair & Co. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co's compliance with the federal securities laws and compliance with the federal securities laws by issuers whose securities were underwritten by the Underwriter or Blair & Co., or in which the Underwriter or Blair & Co. made over-the-counter markets, persons associated with the Underwriter or Blair & Co., such issuers and other persons. The Company has been advised by the Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the Underwriter or Blair & Co. or, if so, whether any such action might have an adverse effect on the Underwriter or the securities offered hereby. The Company has been advised that Blair & Co. will make a market in the securities following the Offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could adversely affect the liquidity or price of such securities.

    Prior to the Offering, there has been no market for any of the securities offered hereby. Accordingly, the initial public offering price of the Units and the exercise prices and other terms of the Warrants have been determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's assets, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of, and prospects for, the industry in which the Company competes, the Company's management, the Company's financial condition, the Company's capital structure and such other factors as were deemed relevant.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Luce, Forward, Hamilton & Scripps LLP, San Diego, California. The statements herein relating to federal aviation regulatory matters will be passed upon by Boros & Garofalo, P.C., Washington, D.C. Certain legal matters will be passed upon for the Underwriter by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                    EXPERTS

    The financial statements of Advanced Aerodynamics & Structures, Inc. at December 31, 1995 and for the years ended December 31, 1995 and 1994 and the period from January 26, 1990 (inception) to December 31, 1995 included in this Prospectus have been so included in the reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as disclosed in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


    The Company has filed with the Washington D.C. office of the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act, with respect to the Units offered by this Prospectus. This Prospectus, which is part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits thereto, as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith, which may be examined without charge at the Washington, D.C. office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 Madison (Suite 1400), Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon payment of the fees prescribed by the Commission. The Company is an electronic filer, and the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at www.sec.gov/edgarhp.htm. Statements contained in this Prospectus as to the contents of any contract or other document referred to are materially complete, but in each instance such statement is qualified by reference to each such contract or document.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                              NUMBER
                                                                                                            -----------
Report of Independent Accountants.........................................................................         F-1

Balance Sheet.............................................................................................         F-2

Statement of Operations...................................................................................         F-3

Statement of Stockholders' Deficit........................................................................         F-4

Statement of Cash Flows...................................................................................         F-5

Notes to Financial Statements.............................................................................         F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

  Stockholders of Advanced Aerodynamics
  & Structures, Inc.
  (A Development Stage Enterprise)

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Advanced Aerodynamics & Structures, Inc. (a Development Stage Enterprise) at December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and for the period from January 26, 1990 (inception) to December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses during the development stage and has a working capital deficit and a stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

Los Angeles, California

September 4, 1996

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET


                                                                                     DECEMBER 31,      JUNE 30,
                                                                                         1995            1996
                                                                                    --------------  --------------
                                                                                                     (UNAUDITED)
                                                      ASSETS

Current assets:
  Certificate of deposit..........................................................  $       10,000  $       10,000
  Prepaid expenses and other current assets.......................................         150,000         214,000
                                                                                    --------------  --------------
      Total current assets........................................................         160,000         224,000
Property and equipment, net (Note 3)..............................................       2,007,000       1,844,000
                                                                                    --------------  --------------
      Total assets................................................................  $    2,167,000  $    2,068,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Obligations under capital leases................................................  $       19,000  $       13,000
  Note payable to bank (Note 5)...................................................         900,000         900,000
  Accounts payable................................................................         252,000         279,000
  Accrued liabilities.............................................................       1,478,000         717,000
  Loan from SIDA Corporation (Note 5).............................................         110,000         110,000
  Loan from officer (Note 5)......................................................         160,000         191,000
  Other short-term loans (Note 5).................................................         565,000         565,000
  Interest payable................................................................         235,000         337,000
  Advances from stockholder (Note 5)..............................................      10,728,000        --
                                                                                    --------------  --------------
      Total current liabilities...................................................      14,447,000       3,112,000
                                                                                    --------------  --------------
Commitments and contingencies (Note 6)

Stockholders' deficit (Notes 1 and 7):
  Preferred stock, par value $.0001 per share; 5,000,000 shares authorized, no
    shares issued and outstanding.................................................        --              --
  Class A Common Stock, par value $.0001 per share; 45,000,000 shares authorized;
    no shares issued and outstanding..............................................        --              --
  Class B Common Stock, par value $.0001 per share; 10,000,000 shares authorized;
    619,588 and 2,000,000 shares issued and outstanding at December 31, 1995 and
    June 30, 1996, respectively...................................................        --              --
  Class E-1 Common Stock, par value $.0001 per share; 4,000,000 shares authorized;
    1,239,177 and 4,000,000 shares issued and outstanding at December 31, 1995 and
    June 30, 1996, respectively...................................................        --              --
  Class E-2 Common Stock, par value $.0001 per share; 4,000,000 shares authorized;
    1,239,177 and 4,000,000 shares issued and outstanding at December 31, 1995 and
    June 30, 1996, respectively...................................................        --              --
  Additional paid-in capital (Note 5).............................................       8,660,000      21,242,000
  Deficit accumulated during the development stage................................     (20,940,000)    (22,286,000)
                                                                                    --------------  --------------
        Total stockholders' deficit...............................................     (12,280,000)     (1,044,000)
                                                                                    --------------  --------------
        Total liabilities and stockholders' deficit...............................  $    2,167,000  $    2,068,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------


                See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

                                                                      PERIOD FROM                                   PERIOD FROM
                                                 YEAR ENDED         JANUARY 26, 1990       SIX MONTHS ENDED       JANUARY 26, 1990
                                                DECEMBER 31,         (INCEPTION) TO            JUNE 30,            (INCEPTION) TO
                                          ------------------------    DECEMBER 31,     -------------------------      JUNE 30,
                                             1994         1995            1995            1995          1996            1996
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
                                                                                       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Other income............................  $    71,000  $    27,000    $    687,000     $   27,000    $    7,000     $    694,000
Interest income.........................        2,000                       60,000                        1,000           61,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
                                               73,000       27,000         747,000         27,000         8,000          755,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
Costs and expenses:
  Research and development costs........    1,088,000                   13,636,000                                    13,636,000
  Preoperating costs....................                                   282,000                                       282,000
  General and administrative expenses...    1,239,000    1,453,000       5,463,000        769,000     1,169,000        6,632,000
  Loss on disposal of assets............      357,000                      357,000                                       357,000
  Interest expense......................      156,000      262,000       1,188,000        103,000       185,000        1,373,000
  In-process research and development
    acquired............................                                   761,000                                       761,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
                                            2,840,000    1,715,000      21,687,000        872,000     1,354,000       23,041,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
Net loss................................  $(2,767,000) $(1,688,000)   $(20,940,000)    $ (845,000)   $(1,346,000)   $(22,286,000)
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
Net loss per share......................  $      (.81) $      (.50)                    $     (.25)   $     (.40 )
                                          -----------  -----------                     -----------   -----------
                                          -----------  -----------                     -----------   -----------
Weighted average number of shares
  outstanding...........................    3,400,000    3,400,000                      3,400,000     3,400,000
                                          -----------  -----------                     -----------   -----------
                                          -----------  -----------                     -----------   -----------

                See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                                                                        COMMON STOCK
                                                              ----------------------------------------------------------------
                                          PREFERRED STOCK           CLASS A               CLASS B              CLASS E-1
                                        --------------------  --------------------  --------------------  --------------------
                                         SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Common stock issued...................                                                418,094  $  --        836,189  $  --
Common stock issued in exchange for
  in-process research and
  development.........................                                                201,494     --        402,988     --
Imputed interest on advances from
  stockholder (Note 5)................
Net loss from inception to December
  31, 1993............................
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1993..........                                                619,588     --      1,239,177     --
Imputed interest on advances from
  stockholder (Note 5)................
Net loss..............................
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1994..........                                                619,588     --      1,239,177     --
Imputed interest on advances from
  stockholder (Note 5)................
Net loss..............................
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1995..........                                                619,588     --      1,239,177     --
Unaudited:
Conversion of stockholder advances
  (Note 5)............................                                                598,011     --      1,196,021     --
Conversion of officer loan (Note 5)...                                                187,118     --        374,236     --
Stock issued in consideration for
  services in 1994, 1995, and 1996
  (Note 6)............................                                                595,283     --      1,190,566     --
Imputed interest on advances from
  stockholder (Note 5)................
Net loss..............................
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at June 30, 1996
  (unaudited).........................             $                     $          2,000,000  $  --      4,000,000  $  --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                            DEFICIT
                                                                          ACCUMULATED
                                             CLASS E-2        ADDITIONAL   DURING THE
                                        --------------------   PAID-IN    DEVELOPMENT
                                         SHARES     AMOUNT     CAPITAL       STAGE         TOTAL
                                        ---------  ---------  ----------  ------------  -----------
Common stock issued...................    836,189  $  --      $7,500,000                $ 7,500,000
Common stock issued in exchange for
  in-process research and
  development.........................    402,988     --         361,000                    361,000
Imputed interest on advances from
  stockholder (Note 5)................                           765,000                    765,000
Net loss from inception to December
  31, 1993............................                                    ($16,485,000) (16,485,000)
                                        ---------  ---------  ----------  ------------  -----------
Balance at December 31, 1993..........  1,239,177     --       8,626,000  (16,485,000)   (7,859,000)
Imputed interest on advances from
  stockholder (Note 5)................                            11,000                     11,000
Net loss..............................                                     (2,767,000)   (2,767,000)
                                        ---------  ---------  ----------  ------------  -----------
Balance at December 31, 1994..........  1,239,177     --       8,637,000  (19,252,000)  (10,615,000)
Imputed interest on advances from
  stockholder (Note 5)................                            23,000                     23,000
Net loss..............................                                     (1,688,000)   (1,688,000)
                                        ---------  ---------  ----------  ------------  -----------
Balance at December 31, 1995..........  1,239,177     --       8,660,000  (20,940,000)  (12,280,000)
Unaudited:
Conversion of stockholder advances
  (Note 5)............................  1,196,021     --      10,728,000                 10,728,000
Conversion of officer loan (Note 5)...    374,236     --         336,000                    336,000
Stock issued in consideration for
  services in 1994, 1995, and 1996
  (Note 6)............................  1,190,566     --       1,507,000                  1,507,000
Imputed interest on advances from
  stockholder (Note 5)................                            11,000                     11,000
Net loss..............................                                     (1,346,000)   (1,346,000)
                                        ---------  ---------  ----------  ------------  -----------
Balance at June 30, 1996
  (unaudited).........................  4,000,000  $  --      $21,242,000 ($22,286,000) $(1,044,000)
                                        ---------  ---------  ----------  ------------  -----------
                                        ---------  ---------  ----------  ------------  -----------

                See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

                                                                      PERIOD FROM
                                                 YEAR ENDED         JANUARY 26, 1990
                                                DECEMBER 31,          INCEPTION TO
                                          ------------------------    DECEMBER 31,
                                             1994         1995            1995
                                          -----------  -----------  ----------------       SIX MONTHS ENDED         PERIOD FROM
                                                                                               JUNE 30,           JANUARY 26, 1990
                                                                                       -------------------------   (INCEPTION) TO
                                                                                          1995          1996          JUNE 30,
                                                                                       -----------   -----------        1996
                                                                                       (UNAUDITED)   (UNAUDITED)  ----------------
                                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................  $(2,767,000) $(1,688,000)   $(20,940,000)     $(845,000)   $(1,346,000)   $(22,286,000)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization.......      332,000      325,000       1,487,000        162,000       163,000        1,650,000
    Noncash stock compensation
      expense...........................      250,000      367,000         617,000        167,000       590,000        1,207,000
    Loss on disposal of assets..........      357,000                      357,000                                       357,000
    Cost of in-process research and
      development acquired..............                                   761,000                                       761,000
    Imputed interest on advances from
      stockholder.......................       11,000       23,000         799,000         11,000        11,000          810,000
    Changes in assets and liabilities:
      Decrease (increase) in prepaid
        expenses and other current
        assets..........................       22,000                     (150,000)       (26,000)      (64,000 )       (214,000)
      Decrease in lease security
        deposits........................        1,000
      Increase (decrease) in accounts
        payable.........................       56,000      (86,000)        252,000         21,000        27,000          279,000
      Increase in accrued liabilities...      253,000      403,000         461,000        112,000       156,000          617,000
      Increase in interest payable......       86,000      150,000         235,000         64,000       102,000          337,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
        Net cash used in operating
          activities....................   (1,399,000)    (506,000)    (16,121,000)      (334,000)     (361,000 )    (16,482,000)
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................       (7,000)                  (3,841,000)                                   (3,841,000)
  Proceeds from insurance claims upon
    loss of aircraft....................                                    30,000                                        30,000
  Purchase of certificate of deposit....                                   (10,000)                                      (10,000)
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
        Net cash used in investing
          activities....................       (7,000)                  (3,821,000)                                   (3,821,000)
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from stockholder.............      250,000                   10,728,000                                    10,728,000
  Proceeds from issuance of common
    stock...............................                                 7,500,000                                     7,500,000
  Repayment of obligation under capital
    leases..............................       (9,000)      (4,000)        (21,000)        (7,000)       (6,000 )        (27,000)
  Proceeds from bank note...............      550,000      350,000         900,000        350,000                        900,000
  Proceeds from loan from officer.......                   160,000         160,000                      367,000          527,000
  Proceeds from loan from SIDA
    Corporation.........................       50,000                      110,000                                       110,000
  Proceeds from other short-term
    loans...............................      565,000                      565,000                                       565,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
        Net cash provided by financing
          activities....................    1,406,000      506,000      19,942,000        343,000       361,000       20,303,000
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
NET INCREASE IN CASH....................      --           --             --                9,000        --             --
CASH AT BEGINNING OF PERIOD.............      --           --             --               --            --             --
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
CASH AT END OF PERIOD...................  $   --       $   --         $   --            $   9,000    $   --         $   --
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
                                          -----------  -----------  ----------------   -----------   -----------  ----------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Stockholder advances converted to
    common stock........................                                                             $10,728,000    $ 10,728,000
                                                                                                     -----------  ----------------
                                                                                                     -----------  ----------------
  Loan from officer converted to common
    stock...............................                                                             $  336,000     $    336,000
                                                                                                     -----------  ----------------
                                                                                                     -----------  ----------------
  Common stock issued for noncash
    consideration and compensation......                              $    361,000                   $1,507,000     $  1,868,000
                                                                                                     -----------  ----------------
                                                                                                     -----------  ----------------
  Liabilities assumed from ASI..........                                   400,000                                  $    400,000
                                                                                                                  ----------------
                                                                                                                  ----------------
                                                                    ----------------
    In-process research and development
      acquired..........................                              $    761,000
                                                                    ----------------
                                                                    ----------------
  Equipment acquired under capital
    leases..............................  $    24,000                 $     40,000                                  $     40,000
                                          -----------               ----------------                              ----------------
                                          -----------               ----------------                              ----------------
  Deposit surrendered as payment for
    rents due...........................               $    80,000    $     80,000      $  80,000                   $     80,000
                                                       -----------  ----------------   -----------                ----------------
                                                       -----------  ----------------   -----------                ----------------

                See accompanying notes to financial statements.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY


    Advanced Aerodynamics & Structures, Inc. (the "Company" or "AASI") was incorporated in California on January 26, 1990. The Company is in the development stage of designing a multi-purpose light aircraft. The present design of the aircraft is based on a canard design using Pratt &
Whitney-designed engines; the Company's ability to manufacture aircraft to its present design is dependent on its having access to such engines.


    Upon formation of AASI, an aircraft prototype and related proprietary technology were contributed by Aerodynamics and Structures, Inc. ("ASI") in exchange for 2,500,764 AASI common shares with a fair value of $250,000. In connection with this exchange, the Company also assumed ASI's liabilities of approximately $400,000. Three other individuals contributed technical information in exchange for 1,113,740 AASI common shares with a fair value of $111,000. Such technology and prototype acquired were immediately expensed as in-process research and development. Finally, certain investors contributed $7,500,000 in cash in exchange for 7,500,000 shares of convertible preferred stock of AASI. ASI was subsequently liquidated and its sole asset, investment in AASI common shares, was distributed to ASI's stockholders. The Company's aforementioned common and preferred shares were converted into approximately 619,588, 1,239,177 and 1,239,177 shares, respectively, upon reincorporation of the Company into Class B, Class E-1 and Class E-2 Common Stock as part of the July 1996 recapitalization described below.

    In July 1996, the Company reincorporated by merging with a newly formed corporation in Delaware (the "reincorporation"). In connection with the reincorporation, the Company (i) increased the authorized capital of the Company to 63,000,000 shares of $.0001 par value common stock, of which 45,000,000 are designated Class A Common Stock, 10,000,000 are designated Class B Common Stock, 4,000,000 are designated Class E-1 Common Stock and 4,000,000 are designated Class E-2 Common Stock (Note 7) and (ii) authorized 5,000,000 shares of $.0001 par value preferred stock. All issued and outstanding shares of common and preferred stock at the time of the reincorporation were exchanged into approximately .0557 shares of Class B common stock, approximately .1115 shares of Class E-1 common stock and approximately .1115 shares of Class E-2 common stock (the "recapitalization"). All share and per share data have been retroactively restated to reflect the recapitalization.

    BASIS OF PRESENTATION

    The Company is a development stage enterprise and has incurred losses since its inception, and has a working capital deficit of $14,287,000 and a stockholders' deficit of $12,280,000 at December 31, 1995. The Company expects to continue to incur losses for the foreseeable future due to the significant costs anticipated to be incurred with the development, certification, manufacture and marketing of its product. In August 1996, the Company completed a private placement of bridge financing (Note 8). Success of future operations is dependent upon, among other things, the Company's ability to obtain necessary additional capital and appropriate government certification for the commercial production of its aircraft. The Company intends to actively pursue the contemplated initial public offering (Note 8) to develop, manufacture and market its product to achieve commercial viability. In the event the proposed public offering is not consummated, the Company intends to limit expenditures and seek alternative sources of financing. The net proceeds of the offering, if consummated, will be used to amend its Federal Aviation Administration ("FAA") Type Certificate for technical revisions to its product, establish a production line and obtain a FAA Production Certificate for its product, repay borrowings under a bridge loan (Note 8), expand the Company's sales and marketing efforts, establish a new manufacturing facility, and acquire production materials and additional tooling and equipment.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. THE COMPANY (CONTINUED)
    The Company is subject to all of the risks inherent in a new business enterprise and the likelihood of the success of the Company must be considered in light of the difficulties and delays frequently encountered in connection with a new business. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    NET LOSS PER SHARE

    The Company's net loss per share was computed based on the weighted average number of shares of common stock outstanding during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996 and excludes all outstanding shares of Class E-1 and Class E-2 Common Stock because the conditions for the lapse of restrictions on such shares have not been satisfied (Note 7).

    Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants granted and common shares issued since July 1, 1995 other than Class E-1 and Class E-2 Common Stock have been included as outstanding in net loss per share computations for all periods presented using the treasury stock method and the expected public offering price per share.

    UNAUDITED INTERIM INFORMATION

    The information presented as of June 30, 1996, and for the six months ended June 30, 1995 and 1996, has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results for the interim periods presented. The information disclosed in the notes to the financial statements as of such date and for such periods are also unaudited.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    RESEARCH AND DEVELOPMENT COSTS

    All costs incurred in the design, testing, and certification of aircraft being developed by the Company (including cost of in-process research and development acquired) are expensed as incurred.

    PREOPERATING COSTS

    Preoperating costs are expensed as incurred.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five to ten years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

    OTHER INCOME

    Other income consists primarily of sales of aircraft engines used for testing.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consist primarily of deposits for aircraft engines.

    INCOME TAXES

    Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if it is more likely than not, all or some portion of, such deferred tax assets will not be realized.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of a certificate of deposit, prepaid expenses and other current assets, accounts payable, accrued and other current liabilities, and short-term loans. The carrying value of these financial instruments approximates fair value due to their short-term nature.

    NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 was adopted by the Company effective January 1, 1996. The adoption of SFAS No. 121 did not have a material impact on the Company's financial position, results of operations or liquidity.

    The FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes an alternative method of accounting for stock-based compensation plans and must be adopted in the Company's 1996 financial statements. The Company intends to adopt only the disclosure provisions for stock compensation and does not expect that the adoption of SFAS No. 123 will have a material impact on the Company's financial position, results of operations or liquidity.

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                 DECEMBER 31,
                                                                                     1995
                                                                                 -------------
Office furniture and equipment.................................................  $     123,000
Machinery and equipment........................................................      3,063,000
                                                                                 -------------
                                                                                     3,186,000
Accumulated depreciation and amortization......................................     (1,179,000)
                                                                                 -------------
                                                                                 $   2,007,000
                                                                                 -------------
                                                                                 -------------

4. INCOME TAXES

    The temporary differences and carryforwards which give rise to the Company's net deferred tax assets at December 31, 1995 of $7,675,000 were subject to a full valuation allowance because their realization is not likely. The primary components of the temporary differences consisted of net operating loss and research and development credits carryforwards.

    At December 31, 1995, the Company had Federal tax net operating loss ("NOL") carryforwards of approximately $17 million which will, if unused, expire in varying amounts in years 2005 through 2010. The Company also had California franchise tax NOL carryforwards of approximately $3 million which will, if unused, expire in various amounts in years 1996 through 2000.

    At December 31, 1995, the Company had Federal and California research and development ("R&D") credit carryforwards of approximately $1,169,000 and $468,000, respectively. The Federal R&D credit carryforwards will expire in years 2005 through 2010. The California R&D credit carryforwards can be carried forward indefinitely.

    Utilization of the net operating loss and tax credit carryforwards may be subject to an annual limitation if a change in the Company's ownership should occur as defined by Section 382 of the Internal Revenue Code.

    As a result of the Company's operating losses, no income tax provision has been recorded.

5. DEBT AND RELATED PARTY TRANSACTIONS

    As of December 31, 1995, the loan from SIDA Corporation (Note 6) of $110,000 and the loans from non-affiliated individuals aggregating $565,000 are payable on demand and bear interest at 12% per annum. One of these individuals subsequently became a director of the Company in June 1996.

    The loan from officer amounting to $160,000 at December 31, 1995 increased to $336,000 in April 1996 which was subsequently converted in May 1996 to 187,118 shares of Class B Common Stock and 374,236 shares each of Class E-1 and Class E-2 Common Stock. An additional $191,000 was advanced subsequent to such conversion and was outstanding at June 30, 1996. Interest payable accrued at 12% per annum and amounted to $22,000 at June 30, 1996.

    The note payable to bank matures in October 1996, bears interest of prime rate plus 1.5% (10% per annum at December 31, 1995) and is guaranteed by the United States Small Business Administration, the

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. DEBT AND RELATED PARTY TRANSACTIONS (CONTINUED)
California Export Finance Office and the Company's President, and secured by substantially all of the Company's assets.

    On December 23, 1993, the Company entered into an agreement with a stockholder to convert the advances from such stockholder aggregating $10,478,000 at that date to 584,074 shares of Class B Common Stock, and 1,168,148 shares each of Class E-1 and Class E-2 Common Stock. The Company issued these shares in June 1996. Interest expense was not recorded on these advances subsequent to December 23, 1993 due to the intent to convert the advances to equity. In 1994 the stockholder provided additional advances aggregating $250,000, which were converted to 13,937 shares of Class B Common Stock and 27,873 shares each of Class E-1 and Class E-2 Common Stock in June 1996. Imputed interest on all advances, based on prevailing market rates, of $23,000 in 1995, $11,000 in 1994 and $799,000 for the period from January 26,
1990 (inception) to December 31, 1995 was charged to expense and credited to additional paid-in capital.

6. COMMITMENTS, CONTINGENCIES AND EMPLOYMENT AGREEMENTS

    In January 1990, the Company entered into a five-year management services agreement (the "1990 Agreement") with SIDA Corporation, the stockholders of which are also minority stockholders of the Company. During the period from January 26, 1990 (inception) to December 31, 1995, the Company incurred $700,000 of service fees ($140,000 and $12,000 in 1994 and 1995, respectively) pursuant to this agreement. As of December 31, 1995, the unpaid service fee of $259,000 and interest of $31,000, accrued at 12% per annum, are included in accrued liabilities and interest payable, respectively, in the accompanying balance sheet.

    In January 1995, the 1990 Agreement expired and was replaced by a new management services agreement (the "1995 Agreement") entered into with the Company's President on December 29, 1994 for an original term of ten years. The 1995 Agreement provides for an annual base compensation of $350,000 to be paid to the Company's President, a $250,000 signing incentive payable in shares of common stock and additional common stock to be earned for services performed. Pursuant to the 1995 Agreement, the unpaid base compensation of $323,000 and interest of $39,000, accrued at 12% per annum, are included in accrued liabilities and interest payable, respectively, in the accompanying balance sheet at December 31, 1995. The liability for signing incentive of $250,000 and additional compensation for services performed of $367,000 that was ultimately paid in the form of shares of common stock was included in accrued liabilities at December 31, 1995. Unpaid base compensation of $300,000 was subsequently converted to shares of Class B, Class E-1 and Class E-2 Common Stock as discussed below.

    In May 1996, the 1995 Agreement was terminated and renegotiated (see below). The following shares of Class B, Class E-1 and Class E-2 Common Stock were issued to the Company's President pursuant to the terms of the 1995 Agreement and in consideration of the termination thereof:

                                                                         CLASS B    CLASS E-1    CLASS E-2
                                                                        ---------  -----------  -----------
Consideration for termination of the 1995 Agreement...................    237,076     474,152      474,152
Partial settlement of $300,000 of accrued 1995 base compensation......     16,724      33,448       33,448
Signing incentive provided per the 1995 Agreement.....................    139,365     278,730      278,730
Shares earned for services performed per the 1995 Agreement...........    184,658     369,317      369,317

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS, CONTINGENCIES AND EMPLOYMENT AGREEMENTS (CONTINUED)
    Stock compensation cost of $250,000, $367,000 and $559,000 in 1994, 1995 and the six months ended June 30, 1996, respectively, was charged to expense based on the fair value of the stock awarded by reference to an independent appraisal.

    In May 1996, the Company entered into an employment agreement with the Company's President, which replaced the terminated 1995 Agreement. This employment agreement extends to April 30, 2004 and provides for an annual salary of $200,000. If the employment agreement is terminated by the Company without cause, the President may be entitled to receive up to eighteen months' salary as severance payment.

    Also in May 1996, an officer of the Company was awarded 17,460 shares of Class B Common Stock and 34,919 shares each of Class E-1 and Class E-2 Common Stock for services rendered. Compensation cost of $31,000 was charged to expense in the six months ended June 30, 1996 based on the fair value of the stock awarded by reference to an independent appraisal.

    The Company leases its office and warehouse facility for approximately $12,000 per month on a month-to-month basis.


    In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. The Company is not currently a party to any material lawsuits.


7. STOCKHOLDERS' EQUITY

    COMMON STOCK

    The rights and privileges of holders of Class A, Class B, Class E-1 and Class E-2 Common Stock are substantially the same on a share-for-share basis, except that (i) the holder of each outstanding share of Class A Common Stock is entitled to one vote and the holder of each outstanding share of Class B, Class E-1 and Class E-2 Common Stock is entitled to five votes, (ii) Class B Common Stock cannot be transferred or sold for thirteen months following the effective date of the offering, after which time the Class B Common Stock may be converted at any time at the option of the holder into one share of Class A Common Stock.

    CLASS E-1 AND E-2 COMMON STOCK

    All shares of Class E-1 and Class E-2 Common Stock ("Performance Shares") are not transferable or assignable and may be converted into shares of Class B Common Stock in the event income before provision for income taxes, exclusive of any extraordinary earnings, reaches certain targets over the next seven years, or if the market price of the Class A Common Stock reaches specified levels over the next three years. With respect to targeted earnings, Class E-1 Common Stock shares may be converted if pretax income exceeds $17.5 million in 1998, $22.5 million in 1999, $28.5 million in 2000, $36.0 million in 2001, $45.0 million in 2002 and $56.0 million in 2003. Class E-2 Common Stock shares may be converted if pretax income exceeds $21.875 million in 1998, $28.125 million in 1999, $35.625 million in 2000, $45.0 million in 2001, $56.25 million in 2002 or $69.5 million in 2003. With respect to market price levels, the Class E-1 Common Stock shares may be converted if, commencing at the effective date of the public offering (see Note 8) and ending 18 months thereafter, the bid price of the Company's Class A Common Stock averages in excess of $14.00 per share for 30 consecutive business days, or commencing 18 months after the effective date and ending 36 months after the effective date, the bid price averages $18.50 per

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
share for 30 consecutive business days. Class E-2 Common Stock shares may be converted if commencing at the effective date of the public offering and ending 18 months thereafter, the bid price of the Company's Class A Common Stock averages in excess of $18.00 per share for 30 consecutive business days or commencing 18 months after such date and ending 36 months after such date, the bid price averages in excess of $23.00 for 30 consecutive business days.

    All Performance Shares that have not been converted by March 31, 2004 may be redeemed by the Company for $.01 per share. For accounting purposes, the Performance Shares are treated in a manner similar to a variable stock option award. As a consequence, a compensation charge will be recorded in an amount equal to the then fair value of any Performance Shares that are ultimately converted into Class B Common Stock.

    STOCK OPTION PLAN

    In July 1996, the Company's Board of Directors approved the Stock Option Plan (the Plan). The Plan provides for the grant of incentive and non-qualified stock options to certain employees, officers, directors, consultants, and agents of the Company. Under the Plan, the Company may grant options with respect to 500,000 shares of the Class A Common Stock. The options are to be granted at not less than fair market value, vest immediately and may be exercised for a period of one to ten years as determined by the Board of Directors. In September 1996, options to purchase 110,000 shares of Class A Common Stock were granted at an exercise price of $5 per share.

8. PROPOSED PUBLIC OFFERING

    On May 13, 1996, the Company entered into a letter of intent, as amended on July 23, 1996, with an underwriter (the "Underwriter") whereby the Underwriter has agreed in principle to act as an underwriter in an initial public offering of units (the "Units"). Each Unit will be comprised of one share of the Company's Class A Common Stock, one Class A Warrant and one Class B Warrant. Upon exercise, the Class A Warrants entitle the holder to purchase one share of Class A Common Stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock.

    On August 30, 1996, the Company completed a private placement of an aggregate of $7,000,000 principal amount of notes (the "Bridge Notes") and 3,500,000 warrants (the "Bridge Warrants") in which it received net proceeds of approximately $6,195,000 (after expenses of issuance). The Bridge Notes are payable, together with cash interest at the rate of 10% per annum, on the earlier of one year from the issuance of the Bridge Notes or the closing of the proposed public offering discussed above. Each Bridge Warrant will be exercisable for a period commencing one year from the date of issuance and expiring approximately two years thereafter, and entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $3.00 per share if the Company does not consummate the proposed public offering. In the event the Company completes the proposed offering and such offering includes warrants or Class A Warrants, each Bridge Warrant will automatically convert on the closing date of the public offering into one warrant or Class A Warrant (a "Public Warrant") which is identical in all respects to the Class A Warrant sold in the public offering, except that purchasers of the Bridge Notes acquiring the Bridge Warrants have agreed (i) not to exercise the Public Warrants for a period of one year from the closing date of the public offering and (ii) not to sell publicly the Public Warrants except as provided in certain lock-up provisions which expire between 90 and 270 days after the closing date of the public

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. PROPOSED PUBLIC OFFERING (CONTINUED)

offering. The fair value of the Bridge Warrants, amounting to approximately $473,000 by reference to an independent appraisal, together with the cost of issuance (approximately $805,000), will be treated as additional interest expense over the term of the Bridge Notes.

                        [INSIDE BACK COVER--PHOTOGRAPHS]

PHOTOGRAPH DESCRIPTIONS AND CAPTIONS


1.  Top Left Corner. Color drawings of proposed
    STRATOCRUZER-Registered Trademark- Twin Jet showing Top, Front and 12 place seating.
    Caption: Proposed STRATOCRUZER-Registered Trademark- Twin Jet--Top, Front and 12 passenger seating views.



2. Top Right Corner. Color photograph of Twin Jet with orange sunset background (computer rendition).
    Caption: COMPUTER RENDITION of proposed STRATOCRUZER-Registered Trademark-Twin Jet.



3. Second from Top Middle Left Side. Color photograph of workers on twin jet wing.
    Caption: Wing construction of prototype of proposed
    STRATOCRUZER-Registered Trademark-.


4. Second from Top Middle Right Side. Color photograph of assembly work on twin jet with wings and fuselage assembled and jet engine being aligned.
    Caption: Prototype assembly of proposed STRATOCRUZER-Registered Trademark-.


5. Botton Left Corner. Color photograph of proposed JETCRUZER-TM- 650 in flight (computer rendition).
    Caption: COMPUTER RENDITION of proposed JETCRUZER-TM- 650.


6. Bottom Right Corner. Color drawings of JETCRUZER-TM- 650 showing Top, Front and 12 place seating.
    Caption: Proposed JETCRUZER-TM- 650 Propjet--Top, Front and 12 passenger seating views.


7.  Bottom Center. THE CONTINUED DEVELOPMENT OF THE PROPOSED
    STRATOCRUZER-Registered Trademark-. AND JETCRUZER-TM- 650 INCLUDING OBTAINING THE REQUISITE REGULATORY APPROVALS WILL REQUIRE SUBSTANTIAL FINANCING IN ADDITION TO THE PROCEEDS OBTAINED FROM THE OFFERING. SEE "RISK FACTORS."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use Of Proceeds...........................................................   18
Dividend Policy...........................................................   19
Dilution..................................................................   20
Capitalization............................................................   21
Selected Financial Data...................................................   23
Plan of Operations........................................................   24
Business..................................................................   29
Management................................................................   41
Certain Transactions......................................................   46
Principal Stockholders....................................................   48
Concurrent Securities Offerings...........................................   49
Description Of Securities.................................................   51
Shares Eligible For Future Sale...........................................   58
Underwriting..............................................................   60
Legal Matters.............................................................   61
Experts...................................................................   62
Additional Information....................................................   62
Index to Financial Statements.............................................   63


                            ------------------------

    UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    ADVANCED
                                 AERODYNAMICS &

                                STRUCTURES, INC.


                                6,000,000 UNITS


                                 CONSISTING OF


                              6,000,000 SHARES OF
                              CLASS A COMMON STOCK



                     6,000,000 REDEEMABLE CLASS A WARRANTS



                     6,000,000 REDEEMABLE CLASS B WARRANTS


                             ---------------------

                                   PROSPECTUS
                               ------------------

                                  D. H. BLAIR

                               INVESTMENT BANKING

                                     CORP.

                                               , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to Section 145 of the General Corporation Law of the State of Delaware. As permitted by Delaware law, the Company's Certificate of Incorporation contains an article limiting the personal liability of directors. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, except for liability based on a judgment or other final adjudication adverse to him establishing that his acts or omissions were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation and Bylaws also provide for indemnification of all officers and directors of the Company to the fullest extent permitted by law.

    The Company has entered into Indemnification Agreements ("Indemnification Agreements") with each of Dr. Carl Chen, Gene Comfort, Sandra Andre, C.M. Cheng and Steve Gorlin (collectively, the "Indemnitees"). The Indemnification Agreements permit the Company to indemnify the Indemnitees for liabilities and expenses arising from certain actions taken by the Indemnitees for or on behalf of the Company and require indemnification in certain circumstances.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be incurred in connection with the offering, other than underwriting discounts, commissions and non-accountable expense allowances:


                                                                                     AMOUNT
                                                                                  ------------
SEC registration fee............................................................  $     82,357
NASD registration fee...........................................................        27,678
Nasdaq fee......................................................................        50,000
Printing and engraving..........................................................        90,000
Legal fees and expenses.........................................................       324,000
Accounting fees and expenses....................................................       190,000
Blue Sky filing fees and expenses...............................................        40,000
Transfer agent's fees and expenses..............................................        10,000
Underwriter's non-accountable expense allowance.................................       900,000
Miscellaneous...................................................................        70,000
                                                                                  ------------
    TOTAL.......................................................................  $  1,784,035
                                                                                  ------------
                                                                                  ------------


------------------------

*   Assumes no exercise of the Underwriter's overallotment option.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    The following discussion gives retroactive effect to the Recapitalization effected by the Registrant in July 1996. The Registrant has sold and issued the following securities during the past three years.

    In September 1996, the Registrant issued options to purchase 25,000 shares of Class A Common Stock to each of Gene Comfort, C.M. Cheng, William Leeds and Steve Gorlin and options to purchase 5,000 shares of Class A Common Stock to each of Chom Kruesopon and Sandra Andre under the Registrant's 1996 Stock Option Plan. These options are exercisable at a price of $5.00 per share and vest in equal annual installments over five years. Messrs. Comfort, Cheng and Gorlin are members of the Registrant's

Board of Directors; Mr. Leeds is currently a consultant to the Registrant and has agreed to become a Senior Vice President of the Company following the closing of the Offering; Ms. Kruesopon is an employee of the Registrant; Ms. Andre is the Registrant's Chief Financial Officer; and Mr. Comfort is the Registrant's Executive Vice President and Secretary. The securities were issued in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, and no commissions or discounts were paid.



    In August 1996, in connection with the Bridge Financing, the Registrant issued 140 units, each unit consisting of a note in the principal amount of $50,000 and warrants to purchase 25,000 shares of Class A Common Stock at an exercise price of $3.00 per share (the "Bridge Warrants") to 166 accredited investors for an aggregate purchase price of $7,000,000. The Bridge Warrants will be converted on the closing of the Offering into 3,500,000 Class A Warrants. D.H. Blair Investment Banking Corp. acted as the placement agent for the Bridge Financing and, in that capacity, received a commission of $560,000 and a $210,000 nonaccountable expense allowance. Neither the Company nor any person acting on its behalf offered or sold the securities by means of a general solicitation, the resale of the securities was restricted, and all of the purchasers of the securities were accredited investors. The securities were issued in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.



    In July 1996, in connection with the Recapitalization, the Company issued an aggregate of 10,000,000 shares of its Common Stock in exchange for all of the outstanding shares of the capital stock of Company's predecessor. The shares were issued in reliance on Sections 3(a)(9), 3(b) and 4(2) of the Securities Act and Rules 505 and 506 promulgated thereunder. No commissions or discounts were paid.



    In May 1996, the Registrant agreed to issue 577,823 shares of Class B Common Stock, 1,155,647 shares of Class E-1 Common Stock and 1,155,647 shares of Class E-2 Common Stock to Dr. Carl Chen, the Chairman. Chief Executive Officer and President of the Registrant, pursuant to, and in connection with the termination of, the New Management Agreement effective as of January 29, 1995 between the Registrant and Dr. Chen. The shares were issued to Dr. Chen in June 1996 in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, and no commissions or discounts were paid.



    In May 1996, the Registrant agreed to issue 187,118 shares of Class B Common Stock, 374,236 shares of Class E-1 Common Stock, and 374,236 shares of Class E-2 Common Stock to Dr. Chen in exchange for the cancellation of loans in the aggregate amount of $336,000. The shares were issued in June 1996 in reliance on
Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, and no commissions or discounts were paid.



    In May 1996, the Registrant authorized the issuance of 17,460 shares of Class B Common Stock, 34,919 shares of Class E-1 Common Stock and 34,919 shares of Class E-2 Common Stock to Gene Comfort, its Executive Vice President, in consideration for Mr. Comfort's services to the Company. The securities were issued on June 26, 1996 in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, and no commissions or discounts were paid.



    In December 1993, the Registrant and Mr. Song Gen Yeh, who was at the time a principal stockholder and director of the Registrant, agreed that the Registrant would issue 584,074 shares of Class B Common Stock, 1,168,148 shares of Class E-1 Common Stock, and 1,168,148 shares of Class E-2 Common Stock of the Company to Mr. Yeh in repayment of advances made by Mr. Yeh to the Company in the aggregate amount of $10,478,000. Such shares were issued to Mr. Yeh in June 1996. Also in June 1996, Mr. Yeh was issued 13,937 shares of Class B Common Stock, 27,873 shares of Class E-1 Common Stock, and 27,873 shares of Class E-2 Common Stock of the Registrant in repayment of $250,000 in additional advances made by Mr. Yeh to the Company. The foregoing shares were issued in reliance upon Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, and no commissions or discounts were paid. In August 1996, Mr. Yeh transferred all of the shares of the Registrant held by him to Harpa Limited, a corporation organized under the laws of the Cayman Islands ("Harpa"). C.M. Cheng, a director of the Registrant, is the Director of Harpa and thus has voting control of the shares of the Registrant held by

Harpa. The voting control of Harpa is held equally by Shih Jen Yeh and Chyao Chi Yeh, who are sons of Song Gen Yeh.

ITEM 27.  EXHIBITS.

    (a)  Exhibits


 EXHIBIT
   NO.                                          DESCRIPTION                                         PAGE NO.
---------  --------------------------------------------------------------------------------------    -----
     *1.1  Form of Underwriting Agreement........................................................

     *3.1  Certificate of Incorporation..........................................................

     *3.2  Bylaws................................................................................

   ***3.3  Amendment to Certificate of Incorporation.............................................

   ***4.1  Specimen Certificate of Class A Common Stock..........................................

     *4.2  Warrant Agreement (including forms of Class A and Class B Warrant Certificates).......

     *4.3  Form of Underwriter's Unit Purchase Option............................................

     *5.1  Opinion of Luce, Forward, Hamilton & Scripps..........................................

    *10.1  Form of Indemnification Agreement.....................................................

    *10.2  1996 Stock Option Plan................................................................

    *10.3  Employment Agreement dated as of May 1, 1996 between the Company and Dr. Carl L.
             Chen................................................................................

    *10.4  Agreement of Merger dated July 16, 1996 between Advanced Aerodynamics and Structures,
             Inc., California corporation, and Advanced Aerodynamics & Structures, Inc., a
             Delaware corporation................................................................

   **11.1  Statement re: Computation of Per Share Earnings.......................................

    *23.1  Consent of Luce, Forward, Hamilton & Scripps LLP (contained in Exhibit 5.1)...........

   **23.2  Consent of Price Waterhouse LLP, independent accountants..............................

   **23.3  Consent of Boros & Garofalo, P.C......................................................

     *24   Power of Attorney (included on page II-5).............................................


------------------------


  *Previously filed
 **Filed herewith
***To be filed by amendment


ITEM 28.  UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) to include any additional or changed material information with respect to the plan of distribution.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding in connection with the securities being registered), the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6) The undersigned Registrant hereby undertakes that it will:

        (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

        (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Long Beach, State of California, on November 1, 1996.



                                ADVANCED AERODYNAMICS & STRUCTURES, INC.

                                                  /s/ CARL L. CHEN
                                     -----------------------------------------
                                By:           Carl L. Chen, PRESIDENT




          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ CARL L. CHEN         President, Chief Executive
------------------------------    Officer, and Chairman of   November 1, 1996
         Carl L. Chen             the Board

        *GENE COMFORT
------------------------------  Executive Vice President,    November 1, 1996
         Gene Comfort             Secretary and Director

        *SANDRA ANDRE
------------------------------  Chief Financial Officer      November 1, 1996
         Sandra Andre

         *C.M. CHENG
------------------------------  Director                     November 1, 1996
          C.M. Cheng

        *STEVE GORLIN
------------------------------  Director                     November 1, 1996
         Steve Gorlin




*By:      /s/ CARL L. CHEN                                    November 1, 1996
      -------------------------
            Carl L. Chen
          ATTORNEY IN FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                          DESCRIPTION                                         PAGE NO.
---------  --------------------------------------------------------------------------------------    -----
     *1.1  Form of Underwriting Agreement........................................................

     *3.1  Certificate of Incorporation..........................................................

     *3.2  Bylaws................................................................................

   ***3.3  Amendment to Certificate of Incorporation.............................................

   ***4.1  Specimen Certificate of Class A Common Stock..........................................

     *4.2  Warrant Agreement (including forms of Class A and Class B Warrant Certificates).......

     *4.3  Form of Underwriter's Unit Purchase Option............................................

     *5.1  Opinion of Luce, Forward, Hamilton & Scripps..........................................

    *10.1  Form of Indemnification Agreement.....................................................

    *10.2  1996 Stock Option Plan................................................................

    *10.3  Employment Agreement dated as of May 1, 1996 between the Company and Dr. Carl L.
             Chen................................................................................

    *10.4  Agreement of Merger dated July 16, 1996 between Advanced Aerodynamics and Structures,
             Inc., California corporation, and Advanced Aerodynamics & Structures, Inc., a
             Delaware corporation................................................................

   **11.1  Statement re: Computation of Per Share Earnings.......................................

    *23.1  Consent of Luce, Forward, Hamilton & Scripps LLP (contained in Exhibit 5.1)...........

   **23.2  Consent of Price Waterhouse LLP, independent accountants..............................

   **23.3  Consent of Boros & Garofalo, P.C......................................................

     *24   Power of Attorney (included on page II-5).............................................


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  *Previously filed
 **Filed herewith
***To be filed by amendment